UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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☐	Soliciting Material Pursuant to §240.14a-12

Matador Resources Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022 Notice of Annual Meeting of Shareholders and Proxy Statement

June 10, 2022    |    Dallas, Texas

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 10, 2022

To the Matador Resources Company Shareholders:

Please join us for the 2022 Annual Meeting of Shareholders of Matador Resources Company. The meeting will be held at the Hilton Dallas Lincoln Centre, Lakeside Ballroom, 5410 LBJ Freeway, Dallas, Texas 75240, on Friday, June 10, 2022, at 9:30 a.m., Central Daylight Time.

At the meeting, you will hear a report on our business and act on the following matters:

(1)	Election of the two nominees for director named in the attached Proxy Statement;

(2)	Approval of the First Amendment to the Matador Resources Company 2019 Long-Term Incentive Plan;

(3)	Approval of the Matador Resources Company 2022 Employee Stock Purchase Plan;

(4)	Advisory vote to approve the compensation of our named executive officers as described in the attached Proxy Statement;

(5)	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and

(6)	Any other matters that may properly come before the meeting.

All shareholders of record at the close of business on April 13, 2022 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A list of the shareholders of record is available at the Company’s offices in Dallas, Texas.

Depending on concerns about the novel coronavirus, or COVID-19, we might hold a virtual annual meeting instead of holding an in-person meeting. We would publicly announce a determination to hold a virtual annual meeting in a press release available at our website, www.matadorresources.com, as soon as practicable before the meeting. In that event, the annual meeting would be conducted solely virtually, on the above date and time, via live audio webcast. You or your proxyholder could participate, vote and examine our shareholder list at the virtual annual meeting by visiting www.virtualshareholdermeeting.com/MTDR2022 and using your control number, but only if we decide to hold a virtual annual meeting.

By Order of the Board of Directors,

Joseph Wm. Foran
Chairman and Chief Executive Officer

April 28, 2022

YOUR VOTE IS IMPORTANT!

Whether or not you will attend the meeting, please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning your proxy card to the address listed on the card.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on June 10, 2022:

Our Proxy Statement and the Annual Report to Shareholders for the fiscal year ended December 31, 2021 are available for viewing, printing and downloading at https://materials.proxvvote.com/576485.

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PROXY STATEMENT

Matador Resources Company

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 10, 2022

This Proxy Statement is being mailed on or about April 28, 2022 to the shareholders of Matador Resources Company (“Matador” or the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company to be voted at the Annual Meeting of Shareholders of the Company to be held at the Hilton Dallas Lincoln Centre, Lakeside Ballroom, 5410 LBJ Freeway, Dallas, Texas 75240, on June 10, 2022, at 9:30 a.m., Central Daylight Time (the “Annual Meeting” or the “2022 Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The address of the Company’s principal executive office is One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

If you are a shareholder of record, you may vote in person by attending the meeting, by completing and returning a proxy by mail or by using the Internet or telephone. You may vote your proxy by mail by marking your vote on the enclosed proxy card and following the instructions on the card. To vote your proxy using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.

The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares: (i) FOR the election of the two nominees for director as set forth in this Proxy Statement, (ii) FOR the approval of the First Amendment to the Matador Resources Company 2019 Long-Term Incentive Plan, (iii) FOR the approval of the Matador Resources Company 2022 Employee Stock Purchase Plan, (iv) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement and (v) FOR the ratification of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2022. Your proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

The cost of soliciting proxies will be borne by the Company. In addition to the use of postal services and the Internet, proxies may be solicited by directors, officers and employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone.

The outstanding voting securities of the Company consist of issued and outstanding common stock, par value $0.01 per share (the “Common Stock”). The record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board as the close of business on April 13, 2022 (the “Record Date”). As of the Record Date, there were 118,129,981 shares of Common Stock outstanding and entitled to vote.

The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

The proxy card provides space for a shareholder to abstain with respect to any or all nominees for the Board. The affirmative vote of a majority of the votes cast by holders of shares present in person or represented by proxy and

2022 Proxy Statement  |  Matador Resources Company        1

PROXY STATEMENT

entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes cast” means the number of votes cast “for” the election of such nominee exceeds the number of votes cast “against” such nominee. See “Corporate Governance—Majority Vote in Director Elections” for additional information regarding election of directors.

The other proposals require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Shares held by a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Other than with respect to the election of directors, an abstention will effectively count as a vote cast against the remaining proposals. Broker non-votes on any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote will be treated as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

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PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully prior to voting. For more complete information regarding our 2021 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2021.

2022 Annual Meeting of Shareholders

Voting Matters and Board Recommendation

Proposal	Board Recommendation

Election of Two Director Nominees (page 12)	FOR
Approval of the First Amendment to the Matador Resources Company 2019 Long-Term Incentive Plan (page 37)	FOR

Approval of the Matador Resources Company 2022 Employee Stock Purchase Plan (page 48)	FOR
Advisory Vote to Approve Named Executive Officer Compensation (page 51)	FOR

Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2022 (page 52)	FOR

2021 Business Highlights

The year 2021 was a tremendous year for Matador, including record total oil and natural gas production, record oil and natural gas revenues, record net income, record earnings per diluted common share and record adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA”, a non-GAAP financial measure), among other milestones. San Mateo Midstream, LLC (“San Mateo”), our midstream joint venture, also had a record year in 2021, including all-time high throughput volumes for natural gas gathering and processing, oil gathering and transportation and water handling, as well as record net income and record Adjusted EBITDA. In 2021, both Matador and San Mateo generated free cash flow in all

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PROXY SUMMARY

four quarters. In addition, we initiated our first quarterly dividend in the first quarter of 2021 and doubled the quarterly dividend in the fourth quarter of 2021. We also aggressively paid down debt and ended the year with a leverage ratio of 1.1x (calculated in accordance with the Credit Agreement (as defined below)), the lowest we have achieved since mid-2014.

Production Growth

Business Highlights

•	A 12% increase in oil production to 17.8 million barrels (“Bbl”) of oil produced in 2021 from 15.9 million Bbl of oil produced in 2020.

•	An 18% increase in natural gas production to 81.7 billion cubic feet (“Bcf”) of natural gas produced in 2021 from 69.5 Bcf of natural gas produced in 2020.

•

A 15% increase in average daily oil equivalent production to 86,176 barrels of oil equivalent (“BOE”) per day, including 48,876 Bbl of oil per day and 223.8 million cubic feet (“MMcf”) of natural gas per day, in 2021, from 75,175 BOE per day, including 43,526 Bbl of oil per day and 189.9 MMcf of natural gas per day, in 2020.

•

The transition to drilling longer laterals, whereby 98% of the operated horizontal wells we turned to sales in 2021 had lateral lengths of two miles or greater, as compared to 74% in 2020, 8% in 2019 and only one two-mile lateral in 2018.

•

The continuing improvement in capital efficiency as demonstrated by our average drilling and completion (“D&C”) costs for all operated horizontal wells completed and turned to sales of $670 per lateral foot in 2021, a decrease of 21% as compared to $850 per lateral foot in 2020, a decrease of 42% as compared to average drilling and completion costs of $1,165 per lateral foot in 2019 and a decrease of 56% as compared to average drilling and completion costs of $1,528 per lateral foot in 2018.

•	Record-low unit operating costs for lease operating expenses (“LOE”) of $3.46 per BOE for the year ended December 31, 2021.

Lower Costs and Increased Capital Efficiency

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PROXY SUMMARY

Capital Resources and Financial Highlights

•	The generation of free cash flow in all four quarters of 2021 by both Matador and San Mateo.

•	The net repayment of $340 million in borrowings under our revolving credit facility, resulting in outstanding borrowings of $100 million at December 31, 2021.

•

The adoption of a dividend policy in the first quarter of 2021 pursuant to which we initiated a quarterly cash dividend of $0.025 per share of common stock and the subsequent amendment of that dividend policy in the fourth quarter of 2021, pursuant to which we doubled the quarterly cash dividend to $0.05 per share of common stock.

•	The receipt of $48.6 million in performance incentives directly from Five Point Energy LLC (“Five Point”), our partner in San Mateo, in 2021.

•

The closing of our fourth amended and restated credit agreement (the “Credit Agreement”) in November 2021 to (i) extend the maturity date by three years to October 31, 2026 from October 31, 2023 previously, (ii) increase the borrowing base by 50% to $1.35 billion, as compared to $900.0 million previously, (iii) reaffirm the elected borrowing commitment at $700.0 million, (iv) reaffirm the maximum facility amount at $1.5 billion and (v) add three new banks to our lending group.

•

The amendment of San Mateo’s revolving credit facility (the “San Mateo Credit Facility”) in June 2021 to increase the lender commitments under the revolving credit facility to $450.0 million from $375.0 million and increased the accordion feature that provides for potential increases in lender commitments to up to $700.0 million.

Returning Value to Shareholders

Environmental, Social and Governance (“ESG”) Initiatives (page 28)

At Matador, we are committed to creating long-term value in a responsible manner. In alignment with this goal, we maintain an active ESG program that is overseen and supported by senior management and the Board’s Environmental, Social and Corporate Governance Committee. In 2021, we were pleased to issue Matador’s inaugural Sustainability Report, which included quantitative metrics aligned with standards developed by the Sustainability Accounting Standards Board (“SASB”). For additional information on the Company’s ESG efforts, see “Corporate Governance—Environmental, Social and Governance (ESG) Initiatives” on page 28.

2022 Proxy Statement  |  Matador Resources Company        5

PROXY SUMMARY

Director Nominees (page 12)

Our Board currently has nine members divided into three classes of directors, designated Class I, Class II and Class III. Directors are elected for three-year terms. The table below provides certain summary information about each nominee for director named in this Proxy Statement:

Name	Age	Director Since	Principal Occupation	Committee Memberships

R. Gaines Baty*	71	2016	CEO of R. Gaines Baty Associates, Inc.	E, ESG, SPC

James M. Howard*	71	2021	Retired Trustee, Private Family Trust	A, CM, ESG, M

*	Independent Director
A	Audit Committee
CM	Capital Markets and Finance Committee
E	Executive
ESG	Environmental, Social and Corporate Governance Committee
M	Marketing and Midstream Committee
SPC	Strategic Planning and Compensation Committee

Executive Compensation Highlights (page 56)

Our Executive Compensation Philosophy

Our compensation program is designed to reward, in both the short term and the long term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and achievement of our objectives. In addition, we reward qualities that we believe help achieve our business strategies such as:

•	teamwork;

•	recruiting and mentoring future leaders within the Company to drive long-term shareholder value;

•	individual performance in light of general economic and industry-specific conditions;

•	relationships with shareholders and vendors;

•	level of job responsibility;

•	industry experience;

•	general professional growth; and

•	the ability to:

¡	manage and enhance production from our existing assets;

¡	explore new opportunities to increase oil and natural gas production;

¡	identify and acquire additional acreage;

¡	improve total shareholder returns;

¡	increase year-over-year proved reserves;

¡	control unit production costs; and

¡	pursue midstream opportunities.

Impact of COVID-19 and Related Items on our Compensation Programs for 2020 and 2021

2020

The year 2020 was a challenging year. During the first quarter and through April 2020, the oil and natural gas industry witnessed an abrupt and significant decline in oil prices from $63 per Bbl in early January to as low as

6        Matador Resources Company  |  2022 Proxy Statement

PROXY SUMMARY

($38) per Bbl in late April. This sudden decline in oil prices was attributable to two primary factors: (i) the precipitous decline in global oil demand resulting from the worldwide spread of COVID-19 and (ii) a sudden, unexpected increase in global oil supply resulting from actions initiated by Saudi Arabia to increase its oil production to world markets following the failure of efforts by the Organization of Petroleum Exporting Countries, Russia and certain other oil-exporting countries (“OPEC+”) to agree on coordinated production cuts at their March 6, 2020 meetings in Vienna, Austria.

In connection with these events, we implemented certain changes to our compensation program to strengthen the balance sheet and further align the interests of our executive officers with our shareholders. Effective April 1, 2020, we reduced the base salary for our entire workforce, including our executive officers. Our Chairman and Chief Executive Officer, Joseph Wm. Foran, voluntarily agreed to a 25% base salary reduction with the other executive officers and vice presidents agreeing to 20% and 10% reductions, respectively. Additionally, in March 2020, our executive officers were awarded equity grants that had a significantly lower grant date fair value than in 2019. For example, Mr. Foran’s 2020 long-term award grant date fair value of $651,373 represented an 85% decrease from his 2019 long-term incentive award grant date fair value. The independent members of the Board (the “Independent Board”), upon recommendation of the Strategic Planning and Compensation Committee, also lowered the target annual incentive opportunity as a percentage of each executive officer’s base salary. For example, Mr. Foran’s target annual incentive opportunity as a percentage of his earned 2020 base salary was reduced from 110.0% to 73.3%, and his maximum annual incentive opportunity was reduced from 220.0% to 110.0%. Finally, although each of the Independent Board-approved metrics under our annual cash incentive plan were met or exceeded, the Company’s executive officers and the Independent Board agreed that the executive officers would forego receiving any 2020 annual cash bonuses.

As a result of the base salary reduction, the lower long-term incentive award grant date fair value and the absence of an annual cash bonus payment, Mr. Foran’s total 2020 compensation of $1.7 million reflected a 79% reduction from 2019 levels. Similarly, the total 2020 compensation of the other Named Executive Officers decreased an average of 75% from 2019 levels.

2021

During the latter half of 2020 and through 2021, the oil and natural gas industry experienced improvement in commodity prices, as compared to mid-2020, primarily resulting from (i) improvements in oil demand as the impact from COVID-19 had begun to abate, (ii) actions taken by OPEC+ to reduce the worldwide supply of oil through coordinated production cuts and (iii) changes in supply and demand dynamics in general, particularly with respect to natural gas markets. As a result of this improvement in commodity prices and general market conditions, after consulting with the Strategic Planning and Compensation Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), the Independent Board reinstated many of the compensation components that were eliminated or reduced during 2020 and implemented a compensation program during 2021 that was similar to the Company’s compensation program in 2019, prior to the decline in oil prices in 2020 and the COVID-19 pandemic. As such, the pay cuts instituted in April 2020 were restored on March 1, 2021, at which time our stock price had rebounded from a low of $1.11 in March 2020 to close at $22.04 on March 1, 2021. In addition, our Named Executive Officers received increases in their base salary, were granted long-term equity awards in 2021 with higher grant date fair values than in 2020 and were paid annual cash bonuses for 2021.

Details of our executive compensation are shown in the 2021 Summary Compensation Table on page 75. For further discussion of the above changes to our executive compensation program, see “Executive Compensation—Compensation Discussion and Analysis” beginning on page 56.

2022 Proxy Statement  |  Matador Resources Company        7

INFORMATION ABOUT THE ANNUAL MEETING

INFORMATION ABOUT THE ANNUAL MEETING

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by the Board to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Friday, June 10, 2022, at 9:30 a.m., Central Daylight Time. We are sending this Proxy Statement to our shareholders on or about April 28, 2022.

All references in this Proxy Statement to “we,” “our,” “us,” “Matador” or the “Company” refer to Matador Resources Company, including our subsidiaries and affiliates.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the following matters outlined in the Annual Meeting notice:

•	the election of the two nominees for director named in this Proxy Statement;

•	the approval of the First Amendment to the Matador Resources Company 2019 Long-Term Incentive Plan;

•	the approval of the Matador Resources Company 2022 Employee Stock Purchase Plan;

•	an advisory vote to approve the compensation of our named executive officers as described herein;

•	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and

•	any other matters that may properly come before the meeting.

What are the Board’s voting recommendations?

•	FOR the election of the two nominees for director named in this Proxy Statement;

•	FOR the approval of the First Amendment to the Matador Resources Company 2019 Long-Term Incentive Plan;

•	FOR the approval of the Matador Resources Company 2022 Employee Stock Purchase Plan;

•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

Who is entitled to vote?

Shareholders as of the close of business on April 13, 2022 are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 118,129,981 shares of our Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

Securities and Exchange Commission (“SEC”) rules allow companies to furnish proxy materials over the Internet. We have elected to send a separate Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our shareholders instead of a paper copy of the proxy materials. This approach conserves natural resources and reduces the costs of printing and distributing our proxy materials while providing shareholders with a convenient way to access our proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy of proxy materials, including a proxy card or voting instruction form, may be found in the Notice. In addition, shareholders may request to receive future proxy materials in printed form by mail or electronically by email by following the instructions in the Notice. A shareholder’s election to receive proxy materials by mail or email will remain in effect until the shareholder terminates it.

8        Matador Resources Company  |  2022 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

How do I vote?

You may:

•	attend the Annual Meeting and vote in person;

•

dial the toll-free number listed on the Notice, proxy card or voting instruction form provided by your broker. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Telephone voting will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on June 9, 2022;

•

go to the website www.proxyvote.com and follow the instructions, then confirm that your voting instructions have been properly recorded. If you vote using the website, you can request electronic delivery of future proxy materials. Internet voting will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on June 9, 2022; or

•

if you received a paper copy of your proxy materials and elect to vote by written submission, mark your selections on the proxy card, date and sign it, and return the card in the pre-addressed, postage-paid envelope provided.

Why did I receive paper copies of proxy materials?

We are providing certain shareholders with paper copies of the proxy materials instead of a separate Notice. If you received a paper copy and would no longer like to receive printed proxy materials, you may consent to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided in your proxy materials. When prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

Will each shareholder in our household receive proxy materials?

Generally, no. To the extent you are receiving printed proxy materials, we try to provide only one set of proxy materials to be delivered to multiple shareholders sharing an address, unless you have given us other instructions. Any shareholder at a shared address may request delivery of single or multiple copies of printed proxy materials for future meetings by contacting us at:

Matador Resources Company

Attention: Investor Relations

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Email: investors@matadorresources.com

Telephone: (972) 371-5200

We undertake to deliver promptly, upon written or oral request, a copy of proxy materials to a shareholder at a shared address to which a single copy of the proxy materials was delivered. Requests should be directed to Investor Relations at the address or phone number set forth above.

Who will be admitted to the Annual Meeting?

Admission to the Annual Meeting will be limited to our shareholders of record, persons holding proxies from our shareholders, beneficial owners of our Common Stock and our employees. If your shares are registered in your name, we will verify your ownership at the meeting in our list of shareholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This proof could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date. You may also send proof of ownership to us at Matador Resources Company, Attention: Corporate Secretary, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240, or email: investors@matadorresources.com, before the Annual Meeting, and we will send you an admission card.

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INFORMATION ABOUT THE ANNUAL MEETING

If I vote via telephone or the Internet or by mailing my proxy card, may I still attend the Annual Meeting?

Yes.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or the Internet), by voting at the Annual Meeting or by filing a written revocation with our Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

What constitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or Internet or by returning your proxy card, you will be considered part of the quorum. The Inspector of Election will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

The affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes cast” means the number of votes cast “for” such nominee exceeds the number of votes cast “against” such nominee.

With respect to all other matters, the affirmative vote of the holders of a majority of the shares of Common Stock, present in person or represented by proxy and entitled to vote at the Annual Meeting, is required.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or represented by proxy.

Can brokers who hold shares in street name vote those shares if they have received no instructions?

Under the rules of the New York Stock Exchange (“NYSE”), brokers may not vote the shares held by them in street name for their customers and for which they have not received instructions, except with respect to a routine matter. The only matter to be voted on at the Annual Meeting that is considered routine for these purposes is the ratification of the appointment of our independent registered public accounting firm. Accordingly, brokers may not vote your shares on any other matter if you have not given specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote will be counted.

How will you treat abstentions and broker non-votes?

Shares of a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Other than with respect to the election of directors, an abstention will effectively count as a vote cast against the remaining proposals. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

10        Matador Resources Company  |  2022 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our directors, officers or employees, none of whom will receive additional compensation for such solicitation. Those holding shares of Common Stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we will publish final results in a Current Report on Form 8-K that will be filed with the SEC within four business days of the Annual Meeting. You may obtain a copy of this and other reports free of charge at www.matadorresources.com, by contacting our Investor Relations Department at (972) 371-5200 or investors@matadorresources.com or by accessing the SEC’s website at www.sec.gov.

Will the Company’s independent registered public accounting firm be available at the Annual Meeting to respond to questions?

Yes. The Audit Committee of the Board has appointed KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2022. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Where can I contact the Company?

Our mailing address is:

Matador Resources Company

Attention: Investor Relations

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Our telephone number is (972) 371-5200.

2022 Proxy Statement  |  Matador Resources Company        11

PROPOSAL 1

PROPOSAL 1 | ELECTION OF DIRECTORS

The Board currently consists of nine members and is divided into three classes of directors, designated Class I, Class II and Class III, with the term of office of each director ending on the date of the third annual meeting following the annual meeting at which such director’s class was elected. The number of directors in each class will be as nearly equal as possible. The Class I directors are William M. Byerley, Monika U. Ehrman, Julia P. Forrester Rogers and Kenneth L. Stewart, the terms of whom will each continue until the 2024 Annual Meeting of Shareholders or his or her earlier death, retirement, resignation or removal. The Class II directors are R. Gaines Baty and James M. Howard, each of whom is a Class II director nominee at the 2022 Annual Meeting, in each case, to hold office until the 2025 Annual Meeting of Shareholders or his earlier death, retirement, resignation or removal. The Class III directors are Joseph Wm. Foran, Reynald A. Baribault and Timothy E. Parker, the terms of whom will each continue until the 2023 Annual Meeting of Shareholders or his earlier death, retirement, resignation or removal.

The Board believes that each of the director nominees possesses the qualifications described below in “Corporate Governance—Board Committees—Nominating Committee.” That is, the Board believes that each nominee possesses:

•	deep experience at the policy making level in business, government or education;

•	the availability and willingness to devote adequate time to Board duties;

•	the character, judgment and ability to make independent analytical, probing and other inquiries;

•	a willingness to exercise independent judgment along with a willingness to listen and learn from others;

•	business knowledge and experience that provides a balance with the other directors;

•	financial independence; and

•	excellent past performance on the Board.

Director Diversity

TENURE RACIAL/ETHNIC DIVERSITY	AGE	GENDER

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PROPOSAL 1

Core Competencies

Senior Leadership Experience	Energy Industry Experience

Financial Expertise	Legal and Risk Management Experience

Strategic Planning Expertise	ESG Experience

Capital Markets Experience	Information Technology Expertise

The information provided below is biographical information about each of the nominees, as well as a description of the experience, qualifications, attributes or skills that led the Board to conclude that the individual should be nominated for election as a director of the Company.

Nominees

MR. R. GAINES BATY	CEO, R. Gaines Baty Associates, Inc.	Class II

Deputy Lead Independent Director Director since: 2016 Independent: Yes Age: 71 Committees: • Strategic Planning and Compensation (Chair) • Executive • Environmental, Social and Corporate Governance

Biographical Information:

Mr. Baty was appointed to the Board in 2016. He serves as deputy lead independent director and is chair of the Board’s Strategic Planning and Compensation Committee. Mr. Baty is CEO of R. Gaines Baty Associates, Inc., a leading executive search firm he founded in 1982 after working with the IBM Corporation. With over 30 years of experience, Mr. Baty has provided companies across the country and in a variety of industries with executive search and advisory services. Mr. Baty has served as a two-term President of the Society of Executive Recruiting Consultants and a two-term President of the Independent Recruiter Group. Mr. Baty is also a published author. Mr. Baty received a Bachelor of Business Administration degree from Texas Tech University, where he was a football team letterman, captain and, later, graduate assistant coach.

Qualifications:

Mr. Baty’s experience and expertise in executive leadership and development provide our Board with an important and unique perspective on these matters, and Mr. Baty assists the Board and the Company with recruitment, board administration, compensation and growth strategies.

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PROPOSAL 1

MR. JAMES M. HOWARD	Retired Trustee, Private Family Trust	Class II

Director Director since: 2021 Independent: Yes Age: 71 Committees: • Marketing and Midstream (Co-Chair) • Audit • Capital Markets and Finance • Environmental, Social and Corporate Governance

Biographical Information:

Mr. Howard was appointed to the Board in 2021 and is co-chair of the Board’s Marketing and Midstream Committee. He retired in March 2020 from his long-time role as a trustee of a private family trust in Houston, Texas where, since 1999, he exercised sole responsibility for all trust assets and actions. The trust was comprised of over 40 privately held limited partnerships, limited liability companies and public market positions in various asset classes and sectors. From 2000 to 2020, Mr. Howard also served as trustee of a private secondary trust with a different mix of assets than the primary family trust. Prior to his work as a trustee, he served as Vice President of Texon, L.P. from 1996 to 2000, marketing all crude oil, condensate and liquefied petroleum gas for the company and its public utility joint venture partner. From 1986 to 1996, he served as Vice President of Tripetrol Oil Trading, Inc., through which he also served on the New York Mercantile Exchange (NYMEX) Crude Oil Advisory Committee. Mr. Howard previously served in other trading positions at various Houston-based trading and petroleum companies from 1975 to 1986. He received a Bachelor of Arts degree from Florida Presbyterian College and a Master of International Management degree from Thunderbird School of International Management.

Qualifications:

Mr. Howard’s petroleum marketing and trading experience provide the Company with valuable insight, particularly with respect to its marketing activities and the operations of San Mateo.

Vote Required

The affirmative vote of a majority of the votes cast by holders of shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes cast” means the number of votes cast “for” such nominee exceeds the number of votes cast “against” such nominee. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

The Board of Directors recommends that you vote FOR each of the nominees.

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Directors Continuing in Office

Biographical information for our directors who are continuing in office is provided below.

MR. JOSEPH WM. FORAN	CEO, Matador Resources Company	Class III

Chairman of the Board Director since: 2003 Independent: No Age: 69 Committees: • Executive (Chair) • Capital Markets and Finance • Operations and Engineering • Prospect

Biographical Information:

Mr. Foran founded Matador Resources Company in July 2003 and since our founding has served as Chairman of the Board and Chief Executive Officer and, through March 31, 2022, Secretary. He is also chair of the Board’s Executive Committee. Mr. Foran began his career as an oil and natural gas independent in 1983 when he and his wife, Nancy, founded Foran Oil Company with $270,000 in contributed capital from 17 of his closest friends and neighbors. Foran Oil Company was later contributed into Matador Petroleum Corporation upon its formation by Mr. Foran in 1988, and Mr. Foran served as Chairman and Chief Executive Officer of that company from inception until the time of its sale to Tom Brown, Inc. in June 2003 for an enterprise value of $388 million in an all-cash transaction on a Friday. On the following Monday, Mr. Foran founded Matador Resources Company (Matador II). Today, Matador is one of the top 20 public exploration and production companies in the country by market capitalization and one of the top 10 oil and natural gas producers in New Mexico. Mr. Foran is originally from Amarillo, Texas, where his family owned a pipeline construction business. From 1980 to 1983, he was Vice President and General Counsel of J. Cleo Thompson and James Cleo Thompson, Jr., Oil Producers, a large independent producer. Prior to that time, he was a briefing attorney to Chief Justice Joe R. Greenhill of the Supreme Court of Texas. Mr. Foran graduated with a Bachelor of Science degree in Accounting from the University of Kentucky with highest honors and a law degree from the Southern Methodist University Dedman School of Law, where he was a Hatton W. Sumners scholar and the Leading Articles Editor on the Southwestern Law Review. He is currently active as a member of various industry and civic organizations, including his church and various youth activities. In 2002, Mr. Foran was honored as the Ernst & Young “Entrepreneur of the Year” for the Southwest Region. In 2015, he was inducted into the University of Kentucky Gatton College of Business and Economics Hall of Fame. In 2019, Mr. Foran received the SMU Dedman School of Law Distinguished Alumni Award for Corporate Service and was named D CEO Magazine’s 2019 Upstream CEO of the Year. In 2020, he was inducted into the Philosophical Society of Texas. He was also named to Institutional Investors’ All-American Executive Team as one of the top chief executive officers in the Small Cap Energy Division in 2021.

Qualifications:

As the founder, Chairman of the Board and Chief Executive Officer of Matador Resources Company, Mr. Foran provides Board leadership, industry experience and long relationships with many of our shareholders.

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PROPOSAL 1

MR. REYNALD A. BARIBAULT	President and CEO, IPR Energy Partners, LLC	Class III

Director Director since: 2014 Independent: Yes Age: 58 Committees: • Operations and Engineering (Chair) • Prospect (Chair) • Audit • Executive • Nominating • Strategic Planning and Compensation

Biographical Information:

Mr. Baribault was elected to the Board in 2014 and is chair of the Board’s Operations and Engineering Committee and Prospect Committee. He served as lead independent director of the Board from 2016 to 2019. In 2007, he co-founded North Plains Energy, LLC, which operated in the North Dakota Williston Basin, and served as its Vice President until the successful sale of its assets in 2012. In 2014, Mr. Baribault helped co-found NP Resources, LLC, which also operated in the North Dakota Williston Basin, and serves as its Executive Vice President / Engineering, helping oversee the sale of its assets in late 2021. In addition, he co-founded and serves as President and Chief Executive Officer of IPR Energy Partners, LLC, a Plano, Texas-based oil and natural gas production operator with current operations in the Fort Worth Basin. Prior to co-founding North Plains Energy, NP Resources and IPR Energy Partners, Mr. Baribault served as Vice President, Supervisor and Petroleum Engineering Consultant with Netherland, Sewell & Associates, Inc. in their Dallas office from 1990 to 2002. Mr. Baribault began his professional career as a reservoir engineer with Exxon Company in 1985 in the New Orleans Eastern Division Office. Mr. Baribault received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University in 1985 and is a Licensed Professional Engineer in the State of Texas.

Qualifications:

Mr. Baribault provides valuable insight to our Board on our drilling, completions and reservoir engineering operations, as well as growth strategies, midstream operations and administration.

MR. WILLIAM M. BYERLEY	Retired Partner, PricewaterhouseCoopers LLP (PwC)	Class I

Director Director since: 2016 Independent: Yes Age: 68 Committees: • Audit (Chair) • Environmental, Social and Corporate Governance • Marketing and Midstream

Biographical Information:

Mr. Byerley was appointed to the Board in 2016 and is chair of the Board’s Audit Committee. Mr. Byerley retired from PricewaterhouseCoopers LLP (PwC) in 2014. From 1988 through 2014, Mr. Byerley was a Partner with PwC, serving as an Assurance Partner on various audit engagements primarily for energy sector clients. From 1988 through 1990, Mr. Byerley served in the PwC National Office Accounting Services Group. Mr. Byerley received a Bachelor of Business Administration degree in 1975 and a Master of Business Administration degree in 1976, both from Southern Methodist University. He is a licensed Certified Public Accountant.

Qualifications:

Mr. Byerley’s extensive experience in public accounting and longtime service to energy sector clients of PwC provide the Board with invaluable financial and accounting expertise, particularly for oil and natural gas companies, strong accounting and financial oversight and general industry knowledge.

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PROPOSAL 1

MS. MONIKA U. EHRMAN	Associate Professor of Law, University of North Texas at Dallas College of Law	Class I

Director

Director since: 2019

Independent: Yes

Age: 44

Committees:

•  Marketing and Midstream (Co-Chair)

•  Environmental, Social and Corporate Governance

•  Executive

•  Nominating

•  Strategic Planning and Compensation

•  Operations and Engineering

•  Prospect

Biographical Information:

Professor Ehrman was appointed to the Board in 2019 and is co-chair of the Board’s Marketing and Midstream Committee. She is Associate Professor of Law, University of North Texas at Dallas College of Law. Prior to joining UNT Dallas, in 2021, she was a tenured Professor of Law at the University of Oklahoma College of Law, where she led the Oil & Gas, Natural Resources, and Energy (ONE) Program and served as the Faculty Director of the ONE Center. While at OU, she taught in the J.D. and graduate programs at the College of Law and in the Executive Energy Management Program at the Price College of Business. Professor Ehrman joined the University of Oklahoma College of Law in 2013 as Associate Professor of Law. Prior to teaching, she served as in-house legal counsel for two oil and natural gas companies from 2008 to 2012 and as an associate oil and natural gas attorney at an international law firm from 2005 to 2008. Before law school, Professor Ehrman worked as a petroleum engineer in the upstream, midstream and pipeline sectors of the energy industry. In addition to serving on various oil and natural gas law committees, she also served as an Editor of the Oil and Gas Reporter for the Institute for Energy Law. Professor Ehrman received her Bachelor of Science degree in Petroleum Engineering from the University of Alberta; J.D. from Southern Methodist University Dedman School of Law; and Master of Laws degree from Yale Law School. She is currently Treasurer and on the Executive Committee of the Foundation for Natural Resources and Energy Law, and she is on the Editorial Board of the Journal of World Energy Law & Business (published by Oxford University Press).

Qualifications: Professor Ehrman provides valuable insight to our Board on our engineering and midstream operations as well as legal and governance matters.

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PROPOSAL 1

MR. TIMOTHY E. PARKER	Former Portfolio Manager and Analyst—Natural Resources, T. Rowe Price & Associates	Class III

Lead Independent Director

Director since: 2018

Independent: Yes

Age: 47

Committees:

•  Capital Markets and Finance (Chair)

•  Audit

•  Environmental, Social and Corporate Governance

•  Executive

•  Nominating

•  Prospect

•  Strategic Planning and Compensation

Biographical Information:

Mr. Parker was appointed to the Board in 2018, serves as lead independent director and is chair of the Board’s Capital Markets and Finance Committee. Mr. Parker currently serves as a contractor in charge of research for Brightworks Wealth Management, LLC. Mr. Parker retired in 2017 as Portfolio Manager and Analyst—Natural Resources for T. Rowe Price & Associates. Mr. Parker joined T. Rowe Price in 2001 as an equity analyst before becoming a portfolio manager in 2010. He managed the New Era fund from 2010 to 2013 and managed the energy and natural resources portions of T. Rowe Price’s Small Cap Value, Small Cap Stock and New Horizons funds from 2013 to 2017. Prior to joining T. Rowe Price, Mr. Parker was an investment banking analyst at Robert W. Baird & Co., Inc. Mr. Parker holds a Bachelor of Science degree in Commerce from the University of Virginia and a Master of Business Administration degree from the Darden School of Graduate Business (University of Virginia).

Qualifications: Mr. Parker’s experience with a large institutional shareholder and his extensive familiarity with the capital markets provide the Company with valuable insight.

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MS. JULIA P. FORRESTER ROGERS	Professor of Law, Southern Methodist University Dedman School of Law	Class I

Director Director since: 2017 Independent: Yes Age: 62 Committees: • Environmental, Social and Corporate Governance (Chair) • Audit • Capital Markets and Finance

Biographical Information:

Professor Rogers was appointed to the Board in 2017 and is chair of the Board’s Environmental, Social and Corporate Governance Committee. Professor Rogers is a Professor of Law at Southern Methodist University Dedman School of Law where she has been a member of the faculty since 1990, teaching and serving in various administrative positions. From 2015 through 2018, Professor Rogers served the university as Associate Provost for Student Academic Services, overseeing International Student and Scholar Services, Study Abroad, the Center for Academic Development of Student Athletes, the President’s Scholars Program and the Hunt Scholars Program, among others. She served as Dean ad interim of the Dedman School of Law from June 2013 through June 2014 and as Associate Dean for Academic Affairs for the 1995-1996 academic year. Before beginning her academic career at SMU, Professor Rogers practiced law with Thompson & Knight LLP. Professor Rogers holds a Bachelor of Science degree in Electrical Engineering from The University of Texas at Austin, graduating with highest honors, and a law degree from The University of Texas School of Law, graduating with high honors. She is a member of the Order of the Coif, and she received the highest score on the Texas bar exam following her graduation. More recently, she was elected as a member of the American Law Institute.

Qualifications: Professor Rogers’ academic, administrative and legal experience provide our Board with a unique perspective on the Company’s business, operations and corporate governance.

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PROPOSAL 1

MR. KENNETH L. STEWART	Retired EVP, Compliance and Legal Affairs, Children’s Health System of Texas	Class I

Director

Director since: 2017

Independent: Yes

Age: 68

Committees:

•  Nominating (Chair)

•  Capital Markets and Finance

•  Environmental, Social and Corporate Governance

•  Executive

•  Strategic Planning and Compensation

Biographical Information:

Mr. Stewart was appointed to the Board in 2017 and is chair of the Board’s Nominating Committee. Mr. Stewart was most recently employed as Executive Vice President, Compliance and Legal Affairs, for Children’s Health System of Texas, a position that he began on January 1, 2019 and from which he retired on January 2, 2021. During the time of his employment, Children’s Health System of Texas and its affiliates constituted one of the 10 largest pediatric hospital systems in the United States. Previously, effective December 31, 2018, Mr. Stewart retired from Norton Rose Fulbright US LLP, which constitutes the United States operations of Norton Rose Fulbright, an international legal practice, which then had over 3,700 legal professionals in over 50 cities worldwide. At the time of his retirement, Mr. Stewart was a Partner with Norton Rose Fulbright and held the position of Chair—United States. Mr. Stewart began his legal career with Fulbright & Jaworski LLP, the predecessor to Norton Rose Fulbright US LLP, and previously held at differing times positions of Global Chair of the international organization, Managing Partner of the United States region and Partner-in-Charge of the Dallas office. Prior to entering into full-time management for his firm in 2012, he engaged in a domestic and international transactional legal practice, focusing principally on merger, acquisition, financing and joint venture activities for both public and privately-held entities. Mr. Stewart has extensive experience representing and advising companies and their executive officers and boards of directors engaged in oil and natural gas exploration and midstream activities. Since his retirement from Norton Rose Fulbright, Mr. Stewart has acted, and from time to time continues to act, on a limited basis as an independent contractor senior business consultant to family offices for which he provided services during his legal career. Mr. Stewart graduated from the University of Arkansas School of Business in 1976 with a Bachelor of Science in Business Administration degree in Accounting and was licensed as a Certified Public Accountant in Texas in 1981 (certificate now on non-practice status). He graduated with honors from Vanderbilt Law School in 1979 and was a member of the Order of the Coif. Mr. Stewart has been active in numerous civic and professional organizations in the Dallas area in the past, including among others, the Dallas Regional Chamber, The Center for American and International Law and the Dallas Citizens Council.

Qualifications:

Mr. Stewart’s extensive experience representing public companies, and particularly oil and natural gas companies, along with his years of management experience, provide our Board with important legal, corporate governance and leadership insight.

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CORPORATE GOVERNANCE

The business affairs of Matador are managed under the direction of the Board in accordance with the Texas Business Organizations Code, the Company’s Amended and Restated Certificate of Formation (the “Certificate of Formation”) and its Amended and Restated Bylaws (the “Bylaws”), each as amended to date. The Board has adopted Corporate Governance Guidelines, which are reviewed annually by the Environmental, Social and Corporate Governance Committee of the Board. The Company has a Code of Ethics and Business Conduct for Officers, Directors and Employees (“Code of Ethics”), which is applicable to all officers, directors and employees of the Company. The Company intends to post any amendments to, and may post any waivers of, its Code of Ethics on the Company’s website to the extent applicable to an executive officer or a director of the Company. The Corporate Governance Guidelines and the Code of Ethics are available on the Company’s website at www.matadorresources.com under the heading “Investor Relations—Corporate Governance.”

The Board holds regular and special meetings and spends such time on the affairs of the Company as its duties require. During 2021, the Board held eight meetings. The Board also meets regularly in non-management executive sessions in accordance with NYSE regulations. The Corporate Governance Guidelines provide that one of the Company’s independent directors should serve as lead independent director at any time when the chief executive officer serves as the chairman of the board. The lead independent director presides over the non-management executive sessions, serves as a liaison between the chairman and the independent directors and performs such additional duties as the Board may otherwise determine and delegate. Because Mr. Foran serves as Chairman of the Board and Chief Executive Officer, our independent directors have appointed Mr. Parker to serve as lead independent director and Mr. Baty to serve as deputy lead independent director. In 2021, all incumbent directors of the Company attended at least 75% of the meetings of the Board and the committees on which they served. It is our policy that each of our directors is expected to attend annual meetings of shareholders. All of our directors attended the 2021 Annual Meeting.

Independence of Directors

The Board makes all determinations with respect to director independence in accordance with the NYSE listing standards and the rules and regulations promulgated by the SEC. The actual determination of whether a director is independent is made by the Board on a case-by-case basis.

In connection with its preparation for the Annual Meeting, the Board undertook its annual review of director independence and considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations.

The Board reviewed the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. After this review, our Board determined that eight of our nine current directors are “independent directors” as defined under the rules of the SEC and the NYSE: Mmes. Ehrman and Rogers and Messrs. Baribault, Baty, Byerley, Howard, Parker and Stewart. No member of or nominee for our Board has a family relationship with any executive officer or other members of our Board.

Majority Vote in Director Elections

On December 21, 2016, the Board amended the Bylaws to implement a majority voting standard in uncontested director elections. Pursuant to the Bylaws, in an election of directors at a meeting of shareholders at which a quorum is present, (i) if the number of nominees exceeds the number of directors to be elected (a “contested election”), directors shall be elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors at such meeting and (ii) in an election of directors that is not a contested election (an “uncontested election”), such as that being held at the Annual Meeting, directors shall be elected by a majority of the votes cast by the holders of shares present in person or

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represented by proxy and entitled to vote on the election of directors at such meeting. For purposes of the Bylaws, in an uncontested election, a “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Prior to the amendment of the Bylaws, directors were elected by a plurality of the votes cast, whether or not the election was a contested election.

In connection with the amendment to the Bylaws, the Board approved and adopted an amendment to the Company’s Corporate Governance Guidelines to implement a resignation policy for directors who fail to receive the required number of votes in an uncontested election in accordance with the Bylaws. Pursuant to the Corporate Governance Guidelines, as amended, in an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election (a “majority against vote”) shall promptly tender his or her resignation following certification of the shareholder vote.

The Nominating Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the majority against vote, if known, and make a recommendation to the Board concerning whether to accept or reject such resignation. The Board shall act on the Nominating Committee’s recommendation and publicly disclose its decision with respect to such resignation offer within 90 days following certification of the shareholder vote. The resignation, if accepted by the Board, will be effective at the time specified by the Board when it determines to accept the resignation, which effective time may be deferred until a replacement director is identified and appointed to the Board.

Board Leadership Structure

Mr. Foran serves as Chairman of the Board and Chief Executive Officer of the Company. As stated in the Corporate Governance Guidelines, the Board does not believe that the offices of Chairman of the Board and Chief Executive Officer must be separate. The members of the Board possess experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company and to judge how the capabilities of the directors and senior managers can be most effectively organized to meet those needs. Given Mr. Foran’s deep knowledge of the Company and experience in leading it, the Board currently believes that the most effective leadership structure for the Company is to have Mr. Foran serve as Chairman of the Board and Chief Executive Officer.

While Mr. Foran serves as Chairman of the Board and Chief Executive Officer, all of our non-employee directors are independent under the rules of the SEC and the NYSE. After considering the recommendations of our Strategic Planning and Compensation Committee, the independent directors determine Mr. Foran’s compensation. Further, the Company has five standing committees, a lead independent director (Mr. Parker) and a deputy lead independent director (Mr. Baty). The Board believes that each of these measures counterbalances any risk that may exist in having Mr. Foran serve as Chairman of the Board and Chief Executive Officer. For these reasons, the Board believes that this leadership structure is effective for the Company.

As lead independent director, Mr. Parker has the following roles and responsibilities:

•	chairs the executive sessions of the non-management and independent directors;

•	leads the independent directors in the evaluation of the Chief Executive Officer;

•	facilitates communication among the independent directors; and

•	acts as a liaison between the independent directors and the Chief Executive Officer.

Mr. Parker, as lead independent director, may also perform such other duties as the Board or the Environmental, Social and Corporate Governance Committee from time to time may assign, which may include, but are not limited to, the following:

•	help develop Board agendas and ensure critical issues are included;

•	determine quality, quantity and timeliness of information from management;

•	make recommendations about retaining consultants or advisors for the Board;

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•	interview Board candidates;

•	oversee Board and director evaluations; and

•	help improve communications and processes by and between management and the Board and the Chief Executive Officer.

Mr. Baty, as deputy lead independent director, may also carry out the above duties in the absence of or at the direction of Mr. Parker, as lead independent director.

Board Committees

The standing committees of the Board are the Audit Committee, Environmental, Social and Corporate Governance Committee, Executive Committee, Nominating Committee and Strategic Planning and Compensation Committee. The Board has also established the following advisory committees: Capital Markets and Finance Committee, Marketing and Midstream Committee, Operations and Engineering Committee and Prospect Committee. Each of the standing committees is governed by a charter, and a copy of the charters of each of these committees is available on the Company’s website at www.matadorresources.com under the heading “Investor Relations—Corporate Governance.” Director membership of all of our standing and advisory committees is identified below, as of April 13, 2022.

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Audit Committee

The Audit Committee assists the Board in monitoring:

•	the integrity of our financial statements and disclosures;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditor;

•	the performance of our internal audit function and our independent auditor; and

•	our internal control systems.

In addition, the Audit Committee is charged with the (i) review of compliance with our Code of Ethics and (ii) oversight of the Company’s guidelines and policies to govern the process by which risk assessment and risk management are undertaken by management, including with respect to corporate governance, financial, accounting, operational, environmental, health and safety, regulatory and cybersecurity risks.

As of April 13, 2022, the Audit Committee consisted of Ms. Rogers and Messrs. Baribault, Byerley, Howard and Parker, each of whom is independent under the rules of the SEC and the NYSE. Mr. Byerley is the chair of the Audit Committee. SEC rules require a public company to disclose whether or not its audit committee has an “audit committee financial expert” as defined by applicable SEC rules and regulations. Our Board has determined that each of Messrs. Byerley and Parker is an “audit committee financial expert.” During 2021, the Audit Committee met four times.

Environmental, Social and Corporate Governance Committee

The Environmental, Social and Corporate Governance Committee is responsible for periodically reviewing and assessing our Corporate Governance Guidelines and Code of Ethics and making recommendations for changes thereto to the Board, reviewing any other matters related to our corporate governance, unless the authority to conduct such review has been retained by the Board or delegated to another committee, and overseeing the process for evaluation of the Board and management. The Environmental, Social and Corporate Governance Committee (formerly the Corporate Governance Committee), in conjunction with the Company’s Chief Executive Officer, also oversees ESG matters.

As of April 13, 2022, the Environmental, Social and Corporate Governance Committee consisted of Mmes. Ehrman and Rogers and Messrs. Baty, Byerley, Howard, Parker and Stewart, each of whom is independent under the rules of the SEC and the NYSE. Ms. Rogers is the chair of the Environmental, Social and Corporate Governance Committee. During 2021, the Environmental, Social and Corporate Governance Committee met four times.

Executive Committee

The Executive Committee has authority to discharge all the responsibilities of the Board in the management of the business and affairs of the Company, except where action of the full Board is required by statute or by our Certificate of Formation or Bylaws, each as amended to date. As of April 13, 2022, the Executive Committee consisted of Ms. Ehrman and Messrs. Foran, Baribault, Baty, Parker and Stewart. Mr. Foran is the chair of the Executive Committee. During 2021, the Executive Committee met two times.

Nominating Committee

The Nominating Committee has the following responsibilities:

•	identifies and recommends to the Board individuals qualified to be nominated for election to the Board; and

•	recommends to the Board the members and chair of each committee of the Board.

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Pursuant to the Nominating Committee charter, no director may serve on the Nominating Committee if such director is subject to re-election to the Board at the next annual meeting of shareholders.

As of April 13, 2022, the Nominating Committee consisted of Ms. Ehrman and Messrs. Baribault, Parker and Stewart, each of whom is independent under the rules of the SEC and the NYSE. Mr. Stewart is the chair of the Nominating Committee. During 2021, the Nominating Committee met five times.

The Board has also established a Shareholder Advisory Committee for Board Nominations (the “Advisory Committee”) that is charged with receiving and considering possible nominees for election to the Board by shareholders. Pursuant to the Advisory Committee charter, this committee is comprised of eight to 12 persons selected by the Nominating Committee and consists of at least:

•	two members of the Nominating Committee;

•	two former members of or special advisors to the Board;

•

two shareholders who beneficially own Common Stock having a market value of at least $1.0 million (such value to be based on the market value of the Common Stock immediately prior to designation of such shareholders to the Advisory Committee); and

•	two shareholders who have beneficially owned Common Stock continuously for at least the five years prior to such shareholder’s designation to the Advisory Committee.

The current members of the Advisory Committee are Ms. Ehrman and Messrs. Parker and Stewart and Craig T. Burkert, Rick H. Fenlaw, Scott E. King, George M. Yates, J. Barry Banker, Joe E. Coleman, Kevin M. Grevey and Bobby K. Pickard. Messrs. King and Fenlaw are co-chairs of the Advisory Committee.

The Advisory Committee makes recommendations based on its conclusions to the Nominating Committee for its consideration and review.

The Nominating Committee and the Advisory Committee consider individuals recommended by the Company’s shareholders to serve on the Board. In considering candidates submitted by shareholders, the Advisory Committee and the Nominating Committee take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Advisory Committee and the Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information:

•

The name and address of the shareholder, evidence of the person’s ownership of Common Stock or derivatives, including the number of shares owned, a description of all arrangements or understandings regarding the right to vote shares of the Company, any short interest in any security of the Company, any rights to dividends that are separated or separable from the underlying shares, any proportionate interest in shares or derivatives held by a general or limited partnership whereby the shareholder is a general partner or beneficially owns an interest in the general partner, any performance-related fees (other than an asset-based fee) that the shareholder is entitled to based on any change in the value of the shares or derivatives, any other information relating to the shareholder that would be required to be disclosed in connection with solicitations of proxies for the election of directors in a contested election and a statement whether or not the shareholder will deliver a proxy to shareholders; and

•

The name, age and business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s consent to be a director if selected by the Nominating Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors.

The shareholder recommendation and information described above, and in more detail in our Bylaws, must be sent to the Corporate Secretary at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240 and must be received by the Corporate Secretary not fewer than 45 nor more than 75 days prior to the one year anniversary date of the date the Company’s proxy statement was mailed in connection with the previous year’s annual meeting of shareholders.

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CORPORATE GOVERNANCE

The Nominating Committee believes that a potential director of the Company must demonstrate that such candidate has:

•	a depth of experience at the policy-making level in business, government or education;

•	a balance with the business knowledge and experience of the incumbent or nominated directors;

•	availability and willingness to devote adequate time to Board duties;

•	any unfilled expertise needed on the Board or one of its committees;

•	character, judgment and ability to make independent analytical, probing and other inquiries;

•	willingness to exercise independent judgment while remaining willing to listen and learn from the other directors and the Company’s staff; and

•	financial independence to ensure such candidate will not be financially dependent on director compensation.

In the case of an incumbent director, the Nominating Committee will also consider such director’s past performance on the Board.

The Nominating Committee or the Advisory Committee may identify potential nominees by asking, from time to time, current directors and executive officers for their recommendation of persons meeting the criteria described above who might be available to serve on the Board. The Nominating Committee or the Advisory Committee may also engage firms that specialize in identifying director candidates. As described above, the Nominating Committee and Advisory Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating Committee or the Advisory Committee as a potential candidate, the Nominating Committee or the Advisory Committee will make an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Nominating Committee or the Advisory Committee determines that additional consideration is warranted, the Nominating Committee or the Advisory Committee will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Nominating Committee or the Advisory Committee will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees and the need for any required expertise on the Board or one of its committees. The Nominating Committee or the Advisory Committee also contemplates multiple dynamics that promote and advance diversity among the members of the Board. Although the Nominating Committee does not have a formal diversity policy, the Nominating Committee considers a number of factors regarding diversity of personal and professional backgrounds, gender, race, age, specialized skills and acumen and breadth of experience in oil and natural gas exploration and production, midstream and marketing, executive leadership, accounting, finance or law. The Nominating Committee does not discriminate based upon race, religion, gender, national origin, age, disability, citizenship or any other legally protected status. The Nominating Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a shareholder.

Strategic Planning and Compensation Committee

The Strategic Planning and Compensation Committee has the following responsibilities:

•

assists the Board and the independent members of the Board (the “Independent Board”) in the discharge of their fiduciary responsibilities relating to the fair and competitive compensation of our executive officers;

•	provides overall guidance with respect to the establishment, maintenance and administration of our compensation programs, including stock and benefit plans;

•	oversees and advises the Board and the Independent Board on the adoption of policies that govern our compensation programs;

•

recommends to the Board the strategic, tactical and performance goals of the Company, including those performance and tactical goals that relate to performance-based compensation, including but not limited to goals for production, reserves, cash flows and shareholder value; and

•	in conjunction with the Company’s CEO, oversees management succession planning.

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The Strategic Planning and Compensation Committee has the authority to delegate authority and responsibilities to subcommittees of its members, so long as any subcommittee consists of at least two members.

As of April 13, 2022, the Strategic Planning and Compensation Committee consisted of Ms. Ehrman and Messrs. Baribault, Baty, Parker and Stewart, each of whom is independent under the rules of the SEC and the NYSE and a “non-employee director” pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Baty is the chair of the Strategic Planning and Compensation Committee. During 2021, the Strategic Planning and Compensation Committee met seven times.

Capital Markets and Finance Committee

The Capital Markets and Finance Committee provides oversight of the Company’s financial objectives, financial policies, capital structure and financing requirements. As of April 13, 2022, the members of the Capital Markets and Finance Committee were Ms. Rogers and Messrs. Foran, Howard, Parker and Stewart. Mr. Parker is the chair of the Capital Markets and Finance Committee.

Marketing and Midstream Committee

The Marketing and Midstream Committee provides oversight of the Company’s marketing and midstream activities, projects, joint ventures and plans. As of April 13, 2022, the members of the Marketing and Midstream Committee were Ms. Ehrman and Messrs. Byerley and Howard. Ms. Ehrman and Mr. Howard serve as co-chairs of the Marketing and Midstream Committee.

Operations and Engineering Committee

The Operations and Engineering Committee provides oversight of the development of our prospects, our drilling, completions and production operations and associated costs. In addition, the Operations and Engineering Committee provides oversight of the amount and classifications of our reserves and the design of our completion techniques and hydraulic fracturing operations and various other reservoir engineering matters. As of April 13, 2022, the members of the Operations and Engineering Committee were Ms. Ehrman and Messrs. Baribault and Foran. Mr. Baribault is the chair of the Operations and Engineering Committee.

Prospect Committee

The Prospect Committee provides oversight of the technical analysis, evaluation and selection of our oil and natural gas prospects. As of April 13, 2022, the members of the Prospect Committee were Ms. Ehrman and Messrs. Baribault, Foran and Parker. Mr. Baribault is the chair of the Prospect Committee.

Board’s Role in Risk Oversight

The Audit Committee has the responsibility to oversee the Company’s guidelines and policies to govern the process by which risk assessment and risk management are undertaken by management, including with respect to corporate governance, financial, accounting, operational, environmental, health and safety, regulatory and cybersecurity risks. In connection with the Audit Committee’s oversight responsibility, executive management briefs the Audit Committee on a quarterly basis on risks faced by the Company. Under the Audit Committee’s oversight, management maintains a commercial insurance program for the Company’s benefit covering casualty, property, workers’ compensation, well operations and cybersecurity risks, among others. The Strategic Planning and Compensation Committee has the responsibility to oversee that our incentive pay does not encourage unnecessary risk taking and to review and discuss the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

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CORPORATE GOVERNANCE

Environmental, Social and Governance (ESG) Initiatives

Affirmation of Our Commitment

At Matador, we are committed to creating long-term value in a responsible manner. This commitment extends across our operations and includes a dedication to excellence with respect to environmental, social and governance (ESG) matters. Our guiding focus on good stewardship is reflected in our Code of Ethics and in our Corporate Governance Guidelines, which are reviewed annually by the Environmental, Social and Corporate Governance Committee of the Board. See “Corporate Governance” on page 21 for additional information

Oversight and Coordination of ESG Efforts

The Board and senior management understand the importance of ESG matters and of supporting the Company’s ongoing efforts in this area. Matador’s senior management and full Board receive regular updates on our ESG efforts and engage with us to pursue continuous improvement in this area.

The Environmental, Social and Corporate Governance Committee leads the Board’s oversight of Matador’s sustainability practices. In conjunction with senior management, the committee has direct accountability to review and evaluate sustainability practices, risks and strategies and to make recommendations to the full Board regarding sustainability matters.

The Audit Committee also has responsibility through its role overseeing risk assessment and risk management processes, including with respect to operational, environmental, health and safety and regulatory risks.

Progress in Enhancing ESG Reporting

In continuing to raise the profile of the Company’s ongoing ESG-related initiatives externally, we recognize the growing value to stakeholders of consistent and comparable ESG disclosures. In early 2021, we hired an experienced individual to conduct a review of industry ESG reporting practices and to serve as a dedicated single-focal point for our various ESG efforts.

In May 2021, Matador published sustainability metrics aligned with standards developed by the Sustainability Accounting Standards Board (SASB), and in July 2021, Matador published an update providing supplemental information to the Company’s initial report on these SASB-aligned ESG metrics.

In December 2021, Matador issued its inaugural Sustainability Report. This report highlighted Matador’s continued progress and improvements in its operating practices, including the quantitative metrics aligned with the SASB standards noted above, and should provide Matador’s stakeholders and interested parties with a standardized platform for evaluating the Company’s recent performance and future progress. Matador’s inaugural Sustainability Report, including the SASB-aligned sustainability metrics, is available on the Company’s website at www.matadorresources.com/sustainability.

Ongoing Shareholder Engagement

In 2021 and early 2022, members of our Board and management team had conversations with a number of investors regarding our business and our investors’ priorities, consistent with Matador’s regular practice. Regarding ESG topics specifically, we met or reached out to shareholders representing an estimated 60% of our outstanding stock (excluding stock held by our officers and directors) as of December 31, 2021. In addition, members of our management team attended 11 virtual investor conferences, hosted nine virtual roadshows, and participated in various investor presentation events and calls. Feedback from these conversations was shared with the Board and served as a valuable input to the enhanced ESG disclosures that we made over the last year. We appreciate the relationship building that results from cultivating these open dialogues and remain committed to engaging shareholders regularly.

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CORPORATE GOVERNANCE

ESG Performance Highlights

Highlights from the Company’s 2021 ESG initiatives are shown below.(1)

Environmental

Continued Reduction of Per-Barrel Emissions(2)	• More than 45% reduction in methane emissions intensity from 2020 to 2021 • More than 50% reduction in flaring emissions intensity from 2020 to 2021

Increased Use of Non-Fresh Water, Including Recycled Water	• Over 95% of the total water consumed in 2021 was non-fresh water(3) • Over 70% of operated wells completed in 2021 utilized recycled produced water(4)

Reducing Surface Impact

•  Reduced our surface footprint per well with fewer pads, longer laterals and increased batch drilling, including 98% of the operated horizontal wells we turned to sales in 2021 with lateral lengths of two miles or greater

Increased Transportation by Pipeline

[1]

The sustainability metrics included herein have been calculated using the best information available to the Company at the time of the preparation of this proxy statement. The data utilized in calculating such metrics is subject to certain reporting rules, regulatory reviews, definitions, calculation of methodologies, estimates, adjustments and other factors. As a result, these metrics are subject to change from time to time as updated or other information becomes available. The metrics provided reflect both Matador’s gross operated exploration and production operations and San Mateo’s gross operated midstream operations on a consolidated basis, except where otherwise noted.

[2]	Emissions and flared volumes are calculated in accordance with Environmental Protection Agency standards and reflect only Matador’s gross operated exploration and production volumes.
[3]

Fresh water is defined as <1,000 mg/L total dissolved solids and includes Matador’s gross operated volumes for hydraulic fracturing and completions operations, as well as estimates for Matador’s other operations.

[4]	As some portion of the total fluid used for hydraulic fracturing operations.

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CORPORATE GOVERNANCE

Social

Maintaining Commitment to a Proactive Safety Culture	• Zero employee lost time incidents during approximately 2.7 million employee man-hours from 2017 to 2021

Investing in Human Capital	• An average of more than 45 hours of continuing education per employee in 2021

Providing a Leadership Development Program	• Six-month leadership course designed to enhance tactical leadership capabilities

Supporting Military Veterans	• Congressional Medal of Honor Foundation • Michael E. Thornton Foundation

Supporting Communities & Charities Where We Live, Work, and Operate	• Continued donations of food to the North Texas Food Bank and of toys to the Sheriff’s Offices and Courthouses in New Mexico’s Eddy and Lea Counties in 2021

Governance

Diverse and Independent Board Composition	• Lead independent director • Eight of nine independent directors • One minority and two female directors • Female membership since inception of predecessor company in 1988

Engaged Board of Directors with Majority Voting Standard	• No “overboarding” • Shareholder Advisory Committee for Board Nominations

Active Stakeholder Engagement	• Shareholder outreach program, including discussion of compensation, governance, social, safety and environmental practices and disclosures

Strategic Planning and Compensation Committee Interlocks and Insider Participation

Ms. Ehrman and Messrs. Baribault, Baty, Parker and Stewart served on the Strategic Planning and Compensation Committee during 2021. None of these individuals is or was previously one of our officers or employees. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Strategic Planning and Compensation Committee. No member of our Board serves as an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company. There were no compensation committee interlocks during 2021. Mr. Baribault’s sister-in-law is an employee of the Company. For more information on this related person transaction, see “Transactions with Related Persons.”

Communications with Directors

The Board has established a process to receive communications from shareholders and other interested parties by mail. Shareholders and other interested parties may contact any member of the Board, any Board committee or the entire Board. To communicate with the Board, any individual director or any committee, correspondence

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CORPORATE GOVERNANCE

should be addressed to the Board. All such correspondence should be sent “c/o Corporate Secretary” at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The Corporate Secretary will review and forward correspondence to the appropriate person or persons.

Any communications to the Company from one of the Company’s officers or directors will not be considered “shareholder communications.” Communications to the Company from one of the Company’s employees or agents will only be considered “shareholder communications” if they are made solely in such employee’s or agent’s capacity as a shareholder. Any shareholder proposal submitted pursuant to Rule 14a-8 promulgated under the Exchange Act will not be viewed as “shareholder communications.”

Executive Officers and Other Senior Officers of the Company

The following table sets forth the names, ages and positions of our executive officers and certain of our other senior officers at April 13, 2022:

Name	Age	Positions Held With Us

Executive Officers

Joseph Wm. Foran	69	Chairman of the Board and Chief Executive Officer

Billy E. Goodwin	64	President—Operations

Van H. Singleton, II	44	President—Land, Acquisitions and Divestitures and Planning

Craig N. Adams	55	Executive Vice President, Co-Chief Operating Officer, Chief of Staff and Corporate Secretary

G. Gregg Krug	61	Executive Vice President—Marketing and Midstream Strategy

Michael D. Frenzel	40	Senior Vice President and Treasurer (Principal Financial Officer)

Brian J. Willey	45	President of San Mateo and Senior Vice President, President and General Counsel of Midstream

Other Senior Officers

Christopher P. Calvert	43	Senior Vice President—Operations

W. Thomas Elsener	37	Senior Vice President of Reservoir Engineering and Senior Asset Manager

Bryan A. Erman	44	Senior Vice President and General Counsel

Jonathan J. Filbert	35	Senior Vice President—Land

Edmund L. Frost III, PhD	47	Senior Vice President of Geoscience

Robert T. Macalik	43	Senior Vice President and Chief Accounting Officer

Matthew D. Spicer	54	Senior Vice President and General Manager of Midstream

Glenn W. Stetson	37	Senior Vice President of Production

Each of Matthew V. Hairford, who served as President during 2021, and David E. Lancaster, who served as Executive Vice President and Chief Financial Officer during 2021, retired effective March 31, 2022 and both transitioned to the role of Special Advisor to the Board and Executive Committee.

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CORPORATE GOVERNANCE

The following biographies describe the business experience of our executive officers and the senior officers listed above. Each officer serves at the discretion of our Board. There are no family relationships among any of our executive officers.

Executive Officers

Mr. Joseph Wm. Foran

Chairman of the Board and Chief Executive Officer	Please see the biography of Mr. Foran on page 15 of this Proxy Statement.

Mr. Billy E. Goodwin

President—Operations	Mr. Goodwin joined Matador Resources Company in July 2010 as Drilling Manager. In September 2013 he was named Vice President of Drilling. He was promoted to Senior Vice President—Operations in February 2016 and to Executive Vice President and Head of Operations in August 2017. He assumed the role of Executive Vice President and Chief Operating Officer—Drilling, Completions & Production in April 2019 and became Matador’s President—Operations in March 2022. He was previously with Samson Resources, a company he joined in 2001 to supervise the drilling of underbalanced multilateral horizontal wells. In his roles as Senior Drilling Engineer and Area Drilling Manager for Samson, Mr. Goodwin engineered and managed operations in the Permian Basin, South Texas, East Texas, Mid-Continent and Gulf Coast areas. Mr. Goodwin worked with Conoco, Inc. before joining Samson. He began his career in 1985 in Conoco’s production department before joining the drilling department in 1989. Mr. Goodwin has diverse horizontal operational experience both onshore and offshore, and both domestically and internationally, including in the Middle East, Southeast Asia and South America. Throughout his career, Mr. Goodwin has developed underbalanced drilling, managed pressure drilling and drill-in casing techniques for normal and geo-pressured environments. Mr. Goodwin received a Bachelor of Science degree in Petroleum Engineering Technology from Oklahoma State University in 1984. He is a member of the Society of Petroleum Engineers and the American Association of Drilling Engineers. Mr. Goodwin served in the United States Marine Corps.

Mr. Van H. Singleton, II

President—Land, Acquisitions and Divestitures and Planning	Mr. Singleton joined Matador Resources Company in August 2007 as a Landman and was promoted to Senior Staff Landman in 2009 and then to General Land Manager in 2011. In September 2013, Mr. Singleton became Vice President of Land, and he was promoted to Executive Vice President of Land in February 2015. He became the Company’s President—Land, Acquisitions and Divestitures and Planning in March 2022. Prior to joining Matador, Mr. Singleton founded and was President of VanBrannon and Associates, LLC and Southern Escrow and Title of Mississippi, LLC from 1998 to 2003, which provided full-spectrum land title work and title insurance in Mississippi, Louisiana, Texas and Arkansas. From 2003 until joining Matador in 2007, he served as general manager of his family’s real estate brokerage in Houston, Texas. Mr. Singleton received a Bachelor of Arts degree from the University of Mississippi in 2000. He is an active member of the American Association of Professional Landmen, the New Mexico Landman Association, the Permian Basin Landman Association and the Dallas Association of Petroleum Landmen.

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Mr. Craig N. Adams

Executive Vice President, Co-Chief Operating Officer, Chief of Staff and Corporate Secretary	Mr. Adams joined Matador Resources Company in September 2012 as its Vice President and General Counsel. In July 2013, Mr. Adams was promoted to Executive Vice President—Land and Legal and became Executive Vice President—Land, Legal & Administration in June 2015. He assumed the role of Executive Vice President and Chief Operating Officer—Land, Legal & Administration in April 2019, and became Executive Vice President, Co-Chief Operating Officer, Chief of Staff and Corporate Secretary in March 2022. Before joining Matador Resources Company, Mr. Adams was a partner with Baker Botts L.L.P. from March 2001 to September 2012 where he focused his practice on securities, mergers and acquisitions and corporate governance matters. He was a partner with Thompson & Knight L.L.P. from January 1999 to February 2001 and an associate from September 1992 to December 1998. Mr. Adams received a Bachelor of Business Administration degree in Finance from Southern Methodist University in 1988 and his law degree in 1992 from Texas Tech University School of Law, where he graduated magna cum laude and was a member of the Order of the Coif and a Comment Editor on the Texas Tech Law Review. In 2018, he was named D CEO Magazine’s Outstanding General Counsel—Midsize Legal Department.

Mr. G. Gregg Krug

Executive Vice President— Marketing and Midstream Strategy	Mr. Krug joined Matador Resources Company in April 2012 as its Marketing Manager. In September 2013 he was named Vice President of Marketing for the Company and Vice President of Longwood Gathering & Disposal Systems, LP, and he was promoted to Senior Vice President—Marketing and Midstream in February 2016. He was promoted to Executive Vice President—Marketing and Midstream Strategy in April 2019. He has overall responsibility for Matador’s marketing activities of its oil and natural gas, as well as responsibility for all business aspects for Longwood Gathering & Disposal Systems, LP. Previously, Mr. Krug was with Unit Petroleum Company, an exploration and production company based in Tulsa, Oklahoma, as Marketing Manager, having joined in 2006. He and his staff were responsible for marketing, gas measurement, contract administration and production reporting in their core areas of Oklahoma, the Texas Panhandle, East Texas and Northwestern Louisiana. From 2005 to 2006, Mr. Krug served as Marketing Manager with Matador Resources Company. From 2000 to 2005, Mr. Krug served as Gas Scheduling Supervisor with Samson Resources in Tulsa, Oklahoma where he and his staff were responsible for scheduling natural gas sales as well as procurement of natural gas supply on Samson-owned gathering systems. From 1983 to 2000, Mr. Krug served with The Williams Companies in various capacities including in the Kansas Hugoton Field in Ulysses, Kansas and Tulsa, Oklahoma for Williams Natural Gas Pipeline and on the trading floor in Tulsa, Oklahoma for Williams Energy Services Company. Mr. Krug received a Bachelor of Business Administration degree from Oklahoma City University in 1996.

Mr. Michael D. Frenzel

Senior Vice President and Treasurer (Principal Financial Officer)	Mr. Frenzel first worked for Matador’s predecessor company, Matador Petroleum Corporation, as an intern in the summers of 2000, 2001 and 2002. From 2006 to 2010, Mr. Frenzel worked as a Senior Financial Analyst before leaving to obtain his Masters of Business Administration degree from Duke University’s Fuqua School of Business in 2010. Mr. Frenzel rejoined Matador in 2013 as its Senior Strategy and Financial Analyst and Assistant Treasurer and was promoted to Finance Director and Assistant Treasurer in January 2017. In August 2018, Mr. Frenzel was promoted to Vice President and Treasurer. Mr. Frenzel was promoted to Senior Vice President and Treasurer in October 2020 and his responsibilities include treasury, financial planning and forecasting, budgeting, capital markets, hedging, financial reporting and investor relations. In March 2022, Mr. Frenzel was designated as the Company’s principal financial officer and became a member of Matador’s new, diverse and highly experienced financial planning team supporting the CFO’s responsibilities. Before rejoining Matador in 2013, Mr. Frenzel worked as an Investment Associate for Hamm Capital, LLC and as a Financial Analyst and Assistant to the CEO at Continental Resources. In addition to his energy industry experience, Mr. Frenzel also has consulting experience with Deloitte Consulting LLP. Mr. Frenzel graduated summa cum laude from Vanderbilt University in 2004, receiving a Bachelor of Arts degree in Economics and Mathematics, and earned the designation of Fuqua Scholar while receiving a Master of Business Administration degree from Duke University’s Fuqua School of Business in 2012.

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CORPORATE GOVERNANCE

Mr. Brian J. Willey

Senior Vice President, President and General Counsel of Midstream	Mr. Willey joined Matador Resources Company in February 2014 as its Deputy General Counsel. In January 2016, Mr. Willey was appointed as Co-General Counsel, and he was promoted to Vice President and Co-General Counsel in August 2016. He became Senior Vice President and Co-General Counsel in July 2018. In March 2022, Mr. Willey was promoted to President of San Mateo and Senior Vice President, President and General Counsel of Midstream. Prior to joining Matador, Mr. Willey was an attorney with Dean Foods Company where he most recently served as Vice President, Chief Counsel – Corporate. Before Dean Foods, Mr. Willey served as a senior associate in the Dallas office of Baker Botts L.L.P. Mr. Willey’s practice focused on corporate matters, including mergers and acquisitions, public and private securities offerings, venture capital transactions and SEC compliance matters as well as board of director and corporate governance matters. Mr. Willey received a Bachelor of Science degree in Accounting in 2002 from Brigham Young University. He received his law degree in 2005 from The University of Texas School of Law, where he graduated with High Honors and was a member of the Order of the Coif in addition to being named a Chancellor and an Associate Editor on the Texas Law Review. Mr. Willey also served a church mission in the Philippines from 1995 to 1997.

Other Senior Officers

Mr. Christopher P. Calvert

Senior Vice President— Operations	Mr. Calvert joined Matador Resources Company in October 2014 as a Senior Completions Engineer. In July 2018, he was named Vice President of Completions for the Company, and he was promoted to Senior Vice President—Operations in October 2019. In March 2022, he became a member of Matador’s new, diverse and highly experienced financial planning team supporting the CFO’s responsibilities. Prior to joining Matador, Mr. Calvert worked as a Staff Reservoir Engineer in Chesapeake Energy Corporation’s South Texas—Eagle Ford group focusing on A&D evaluations and production and completions optimization. At Chesapeake, Mr. Calvert also held roles as a Senior Asset Manager responsible for completions and operations in the Niobrara Shale, a Senior Completions Engineer responsible for Bakken/Three Forks development and a Senior Operations Engineer focused on production and facility optimization on the Texas Gulf Coast. Prior to Chesapeake, Mr. Calvert worked as an Operations Engineer for Williams Production Company. In addition to his oil and natural gas industry experience, Mr. Calvert has worked in corporate financial controls as an internal Sarbanes-Oxley compliance auditor. Mr. Calvert received Bachelor of Science degrees in Finance and Petroleum Engineering from the University of Wyoming in 2002 and 2008, respectively. He is a member of the Society of Petroleum Engineers.

Mr. W. Thomas Elsener

Senior Vice President— Reservoir Engineering and Senior Asset Manager	Mr. Elsener joined Matador Resources Company in April 2013 as an Engineer. In June 2017, he was promoted to Vice President—Engineering and Asset Manager, and he was promoted to Senior Vice President—Reservoir Engineering and Senior Asset Manager in October 2019. In March 2022, Mr. Elsener became a member of Matador’s new, diverse and highly experienced financial planning team supporting the CFO’s responsibilities. Prior to joining Matador, Mr. Elsener served in various engineering roles at Encana Oil & Gas (USA) in Dallas, Texas from 2007 to 2013, including reservoir, completions, drilling, business development and new ventures. While at Encana, Mr. Elsener was involved with the exploration and development of assets in the Barnett shale, Deep Bossier, Haynesville shale and other new domestic ventures. Mr. Elsener received a Bachelor of Science degree in Petroleum Engineering from Texas A&M University in 2007. He is a member of the Society of Petroleum Engineers.

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Mr. Bryan A. Erman

Senior Vice President and General Counsel	Mr. Erman joined Matador Resources Company in January 2016 as its Co-General Counsel. In August 2016, Mr. Erman was promoted to Vice President and Co-General Counsel. He became Senior Vice President and Co-General Counsel in July 2018. In March 2022, Mr. Erman became Senior Vice President and General Counsel. Prior to joining Matador, Mr. Erman was a Partner at Carrington, Coleman, Sloman & Blumenthal, L.L.P. in Dallas, having joined the firm in 2010. From 2003 to 2010, he was an associate in the Dallas and Washington, D.C. offices of Baker Botts L.L.P. Mr. Erman’s practice focused on litigation matters, including oil and natural gas, securities and other commercial litigation, as well as corporate governance matters. Before attending law school, Mr. Erman worked for Oklahoma Governor Frank Keating. Mr. Erman received a Bachelor of Arts degree in Political Science in 1999 from the University of Oklahoma. He received his law degree in 2003 from Southern Methodist University Dedman School of Law, where he graduated cum laude and was a Hatton W. Sumners Scholar, a member of the Order of the Coif and an Articles Editor on the SMU Law Review.

Mr. Jonathan J. Filbert

Senior Vice President— Land	Mr. Filbert joined Matador Resources Company in February 2013 as a Senior Staff Landman. In April 2015, he was promoted to General Land Manager, and in December 2017, he was promoted to General Land Manager and Director of Acquisitions. Mr. Filbert was promoted to the role of Vice President of Land in July 2018 before being promoted to his current role as Senior Vice President—Land in October 2020. Prior to joining Matador, Mr. Filbert worked as a landman at Chesapeake Energy Corporation from 2010 to 2013. Most of his time at Chesapeake was spent working with the new ventures team on their Utica and Marcellus shale assets in Ohio and northern Pennsylvania. Mr. Filbert graduated from the University of Oklahoma in 2010, receiving a Bachelor of Business Administration degree in Energy Management and Finance. He is an active member of the American Association of Professional Landmen, the New Mexico Landman Association, the Permian Basin Landman Association and the Dallas Association of Petroleum Landmen.

Dr. Edmund L. Frost III

Senior Vice President of Geoscience	Dr. Frost joined Matador Resources Company in August 2014 as a Senior Geologist and in July 2015 was promoted to Chief Geologist. In June 2017, he was promoted to Vice President of Geoscience, and in July 2019, Dr. Frost was promoted to Senior Vice President of Geoscience. Prior to joining the Company, Dr. Frost worked at the Bureau of Economic Geology at The University of Texas at Austin as a Research Associate, a role he began in 2011. While at The University of Texas, his research focused on unconventional resource development in the Delaware Basin and in the Austin Chalk-Eagle Ford system. Dr. Frost began his career in the Subsurface Technology Group at ConocoPhillips in 2007, where he worked a variety of international and domestic basins. Dr. Frost received a Bachelor of Science degree in Geology from the University of Colorado at Boulder in 1998 and a PhD degree in Geology in 2007 from The University of Texas at Austin. Dr. Frost has authored several peer-reviewed papers, conducted multiple industry presentations and led a number of industry field trips in the Delaware Basin.

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CORPORATE GOVERNANCE

Mr. Robert T. Macalik

Senior Vice President and Chief Accounting Officer	Mr. Macalik joined Matador Resources Company in July 2015 as Vice President and Chief Accounting Officer. He was promoted to Senior Vice President and Chief Accounting Officer in November 2017. In March 2022, Mr. Macalik became a member of Matador’s new, diverse and highly experienced financial planning team supporting the CFO’s responsibilities. Prior to joining Matador, from 2012 to 2015, Mr. Macalik worked at Pioneer Natural Resources Company as Corporate Controller and, previously, as Director of Technical Accounting and Financial Reporting. At Pioneer, Mr. Macalik supervised corporate accounting and financial reporting functions. Prior to joining Pioneer, he was a Senior Manager with PricewaterhouseCoopers (PwC), joining the public accounting firm in 2002. During his tenure with PwC, Mr. Macalik conducted and managed audits for various companies, primarily public companies in the oil and natural gas industry, and managed numerous client relationships. Mr. Macalik received a Bachelor of Arts degree in History, a Bachelor of Business Administration degree and a Master of Professional Accounting degree all from The University of Texas at Austin in 2002. He is a licensed Certified Public Accountant in the State of Texas.

Mr. Matthew D. Spicer

Senior Vice President and General Manager of Midstream	Mr. Spicer joined Matador Resources Company in March 2014 as Senior Representative of Business Development and was promoted to Manager of Business Development and then General Manager of Midstream later in 2014. In October 2015, Mr. Spicer was promoted to Vice President and General Manager of Midstream. He became Senior Vice President and General Manager of Midstream in July 2018. Prior to joining the Company, Mr. Spicer served as the Director of Flight Operations for L-3 Unmanned Systems, also serving in various roles including as Program Manager and in Business Development during his tenure with L-3, which began in 2011. From 2004 to 2011, he held various roles in the defense industry, in both a technical and a business development capacity. Mr. Spicer served in the United States Marine Corps from 1991 to 2014, both in active duty and as a reservist, before his retirement as a Lieutenant Colonel in 2014. Mr. Spicer also served as a first officer with American Airlines from 2000 to 2003 following his active duty in the United States Marine Corps. Mr. Spicer received a Bachelor of Science degree in Manufacturing Engineering Technology from Central Michigan University in 1991.

Mr. Glenn W. Stetson

Senior Vice President of Production and Asset Manager	Mr. Stetson joined Matador Resources Company in August 2014 as a Production Engineer, and in July 2015, he was promoted to Asset Manager. Mr. Stetson was promoted to the role of Vice President and Asset Manager in July 2018 before being promoted to his current role as Senior Vice President of Production and Asset Manager in October 2019. In March 2022, Mr. Stetson became a member of Matador’s new, diverse and highly experienced financial planning team supporting the CFO’s responsibilities. Prior to joining Matador, Mr. Stetson worked at Chesapeake Energy Corporation from 2008 to 2014, holding multiple positions in both the production and completions departments. Most of his time at Chesapeake was spent in the Barnett shale in North Texas, although he also spent some time working in northern Pennsylvania managing the northeast portion of Chesapeake’s Marcellus shale operated production. Mr. Stetson graduated Cum Laude from Oklahoma State University in 2007, receiving a Bachelor of Science degree in Mechanical Engineering Technology. Mr. Stetson is a Licensed Professional Engineer in the State of Oklahoma.

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PROPOSAL 2

PROPOSAL 2 | APPROVAL OF THE FIRST AMENDMENT TO THE MATADOR RESOURCES COMPANY 2019 LONG-TERM INCENTIVE PLAN

On April 21, 2022, the Board adopted, subject to shareholder approval, the First Amendment (the “Amendment”) to the Matador Resources Company 2019 Long-Term Incentive Plan (the “2019 Plan” and, as amended by the Amendment, the “Amended Plan”).

The 2019 Plan is the only equity compensation plan that we currently maintain; however, awards granted prior to the adoption of the 2019 Plan under the Matador Resources Company Amended and Restated 2012 Long-Term Incentive Plan, as amended (the “2012 Plan”), remain outstanding. The total number of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), outstanding as of April 13, 2022 was 118,129,981, and the closing sale price of our Common Stock as reported on the NYSE on April 13, 2022 was $57.19 per share. The following table sets forth certain information about the 2019 Plan and the 2012 Plan as of April 13, 2022:

	2019 Plan		2012 Plan

Number of additional shares of Common Stock being requested under the Amended Plan	3,725,000		—

Number of shares of Common Stock available for future awards	918,399		—

Number of shares of Common Stock subject to outstanding stock options	216,374		89,291

Number of shares of Common Stock subject to outstanding full value awards	3,134,123	*	57,778	**

Weighted average remaining term of outstanding stock options***	3.37 years		1.30 years

Weighted average exercise price of outstanding stock options***	$14.80		$28.15

*

Consists of 2,386,330 performance stock units (assuming maximum performance), 32,344 stock-settled restricted stock units and 715,449 shares of restricted stock. Excludes 922,680 cash-settled phantom units.

**	Consists of 57,778 shares of restricted stock. Excludes 72,369 cash-settled phantom units.
***	The aggregate weighted average remaining term and weighted average exercise price of outstanding stock options under the 2012 Plan and the 2019 Plan is 2.77 years and $18.70, respectively.

We anticipate that the shares of Common Stock available for future awards under the 2019 Plan will not be sufficient to cover equity incentives to current and prospective employees, directors and other service providers. The Amendment is intended to enable us to remain competitive and innovative in our ability to attract, motivate, reward and retain the services of key employees, key contractors and non-employee directors. The Amended Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights and other awards, any of which may be granted as performance awards, or singly, in combination or in tandem, and which may be paid in cash or shares of Common Stock. The Amended Plan will provide flexibility to our compensation methods in order to adapt the compensation of employees, contractors and non-employee directors to a changing business environment, after giving due consideration to compensation program goals, competitive conditions and the potential dilutive impact of grants.

As part of the Board’s decision to approve the Amendment, including the total number of shares available for issuance under the 2019 Plan, the Board and Strategic Planning and Compensation Committee (the “Compensation Committee”) also analyzed the anticipated dilutive impact of the Amended Plan’s share reserve and the historical rate at which the Independent Board grants equity awards. The potential dilution from the 3,725,000 additional shares of Common Stock to be authorized for issuance under the Amendment, for which shareholder approval is being requested, is approximately 3.2% of our outstanding shares of Common Stock as of April 13, 2022. The equity plan share usage rate of 2019, 2020 and 2021 represented a three-year average share usage rate of 0.66% of our weighted average Common Stock outstanding (basic) for each such year, as described in the following table.

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Year	Weighted-Average Common Stock Outstanding	Performance Stock Units Earned*	Stock-Settled Restricted Stock Units Granted	Restricted Stock Granted	Stock Options Granted	Share Usage Rate

2019	116,555,000	0	100,740	240,361	538,250	0.75%

2020	116,068,000	0	82,620	243,500	0	0.28%

2021	116,999,000	793,654	36,475	285,562	0	0.95%

				3-Year Average Share Usage Rate		0.66%

*

Consists of performance stock units earned during 2019, 2020 and 2021. In 2019, 856,012 performance stock units were granted, in 2020, 1,282,420 performance stock units were granted, and in 2021, 731,000 performance stock units were granted, in each case, assuming maximum performance.

In addition, the Board and the Compensation Committee reviewed projected future share usage and projected future forfeitures. The projected future usage of shares for awards under the Amended Plan was reviewed under scenarios based on a variety of assumptions. Depending on the assumptions, the 3,725,000 additional shares of Common Stock being requested under the Amendment are currently expected to satisfy our equity compensation needs for approximately three years. This could change depending on our future equity grant practices. The Board and the Compensation Committee are committed to effectively managing the number of shares reserved for issuance under the Amended Plan while minimizing shareholder dilution.

The Board has determined that the Amended Plan is in the best interest of the Company and its shareholders and has recommended that the Company’s shareholders approve the Amended Plan.

Key Features

The Amended Plan includes the following features, emphasizing our commitment to strong corporate governance practices:

•	Prohibits liberal share recycling and shares withheld to cover tax obligations or the exercise price of an award will not again be available for issuance under the Amended Plan;

•	Prohibits repricing of stock options or stock appreciation rights without shareholder approval;

•	Prohibits the payment of dividends or dividend equivalent rights on any unearned or unvested award;

•	Stock options and stock appreciation rights may not be granted at a discount to the fair market value on the date of grant and are subject to a maximum term of ten years;

•

Provides for an annual limit on compensation that may be paid to outside directors (whether in cash or equity and under the Amended Plan or otherwise) of $600,000 in the aggregate (except in limited circumstances);

•

Limits awards that may be granted during any calendar year to no more than 500,000 shares subject to any option or stock appreciation right granted to any executive officer and $10,000,000 for any performance awards granted to any participant;

•	Awards granted under the Amended Plan are subject to a one-year minimum vesting period (except in limited circumstances); and

•	Awards granted under the Amended Plan are subject to any clawback policy adopted by us from time to time.

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Description of the Amended Plan

The following is a brief description of the Amended Plan. A copy of the Amended Plan is attached as Annex A to this Proxy Statement, and the following description is qualified in its entirety by reference to the Amended Plan.

Effective Date and Expiration

The 2019 Plan was originally adopted by the Board on April 22, 2019 (the “Original Board Approval Date”) and became effective on June 6, 2019 (the “Original Effective Date”), the date of shareholder approval of the 2019 Plan. The Amendment was adopted by the Board on April 21, 2022 and will become effective on the date of shareholder approval of the Amendment. Unless sooner terminated by the Board, the Amended Plan will terminate and expire on the tenth anniversary of the Original Board Approval Date. No award may be made under the Amended Plan after the tenth anniversary of the Original Board Approval Date, but awards made prior to such date may extend beyond that date.

Share Authorization

Subject to certain adjustments, the number of shares that may be issued pursuant to awards under the Amended Plan is 6,950,000 total shares of Common Stock, plus the number of shares of Common Stock remaining available for issuance under the 2012 Plan on the Original Effective Date, plus the number of shares of Common Stock subject to any award outstanding under the 2012 Plan as of the Original Effective Date that is not issued because such award is forfeited, terminates, expires or otherwise lapses without being exercised, or is settled in cash.

Shares to be issued may be made available from authorized but unissued shares of Common Stock, shares held by us in our treasury or shares purchased by us on the open market or otherwise. During the term of the Amended Plan, we will at all times reserve and keep enough shares available to satisfy the requirements of the Amended Plan. If any shares of Common Stock subject to an award are not issued or transferred to a participant and cease to be issuable or transferable to a participant because of the forfeiture, termination, expiration or cancellation, in whole or in part, of such award or for any other reason, the shares not so issued or transferred, or the shares so reacquired by us, as the case may be, will no longer be charged against the maximum number of shares reserved under the Amended Plan and may be used thereafter for additional awards. The following additional parameters also apply:

•

If an award may be settled in shares of Common Stock or cash, such shares will be deemed issued only when and to the extent that settlement or payment is actually made in shares of Common Stock. To the extent an award is settled or paid in cash, and not shares of Common Stock, any shares previously reserved for issuance or transfer pursuant to such award will again be deemed available for issuance or transfer under the Amended Plan, and the maximum number of shares of Common Stock that may be issued or transferred under the Amended Plan will be reduced only by the number of shares actually issued and transferred to the Participant.

•

Notwithstanding the foregoing, (i) shares withheld or tendered to pay withholding taxes or the exercise price of an award will not again be available for the grant of awards under the Amended Plan, and (ii) the full number of shares subject to a stock option or stock-settled stock appreciation right exercised will be counted against the shares authorized for issuance under this Amended Plan, regardless of the number of shares actually issued upon the settlement of such stock option or stock appreciation right.

•	Any shares repurchased by us on the open market using the proceeds from the exercise of an award will not increase the number of shares available for the future grant of awards.

Individual Limits

Subject to certain adjustments, the following limitations apply to individuals under the Amended Plan:

•

with respect to any participant who is an executive officer of the Company, a maximum of 500,000 shares may be granted in any one year in the form of stock options or stock appreciation rights to such participant;

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•

no participant may receive performance awards in any calendar year which have an aggregate value of more than $10,000,000, and if such an award involves the issuance of Common Stock, the value will be based on the grant date fair market value of the Common Stock; and

•

with respect to any participant who is an outside director of the Company, the grant date fair market value of equity based awards and any cash compensation granted in any calendar year (whether or not granted under the Amended Plan) will not exceed $600,000 in the aggregate, provided that in a calendar year in which an outside director first joins the Board or serves as Chairman of the Board or Lead Director, the maximum dollar value of such individual’s cash and equity based compensation (based on grant date fair market value) in any calendar year may be up to $1,200,000 in the aggregate.

Administration

The Amended Plan will be administered by the Board or a committee of the Board (the “Committee”) consisting of two or more members. At any time there is no Committee to administer the Amended Plan, any reference to the Committee is a reference to the Board. Currently, the Independent Board serves as the Committee that will administer the Amended Plan. The Committee will determine the persons to whom awards are to be made, determine the type, size and terms of awards, interpret the Amended Plan, establish and revise rules and regulations relating to the Amended Plan, establish performance goals for awards and certify the extent of their achievement, and make any other determinations that it believes necessary for the administration of the Amended Plan. The Committee may delegate certain duties to one or more officers of the Company as provided in the Amended Plan.

Eligibility

Employees (including any employee who is also a director or an officer), contractors and non-employee directors of the Company or its subsidiaries are eligible to participate in the Amended Plan. As of April 13, 2022, the Company had approximately 285 employees, eight non-employee directors and approximately 15 contractors who would be eligible for awards under the Amended Plan.

Stock Options

The Committee may grant either incentive stock options (“ISOs”) qualifying under Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”), together with the published rulings, regulations and interpretations duly promulgated thereunder, or nonqualified stock options, provided that only employees of the Company and its subsidiaries (excluding subsidiaries that are not corporations) are eligible to receive ISOs. Stock options may not be granted with an option price less than 100% of the fair market value of a share of Common Stock on the date the stock option is granted. If an ISO is granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company (or any parent or subsidiary), the option price will be at least 110% of the fair market value of a share of Common Stock on the date of grant. The Committee will determine the terms of each stock option at the time of grant, including without limitation, the methods by or forms in which shares will be delivered to participants. The maximum term of each option, the times at which each option will be exercisable and provisions requiring forfeiture of unexercised options at or following termination of employment or service generally are fixed by the Committee, except that the Committee may not grant stock options with a term exceeding 10 years.

Stock Appreciation Rights

The Committee is authorized to grant stock appreciation rights (“SARs”) as a stand-alone award, or freestanding SARs, or in conjunction with stock options granted under the Amended Plan, or tandem SARs. SARs entitle a participant to receive an amount, in cash and/or Common Stock, equal to the excess of the fair market value of a share of Common Stock on the date of exercise or conversion over the fair market value of a share of Common Stock on the date of grant. The grant price of a SAR cannot be less than 100% of the fair market value of a share on the date of grant. The Committee will determine the terms of each SAR at the time of the grant, including, without limitation, the methods by or forms in which shares will be delivered to participants. The maximum term of

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each SAR, the times at which each SAR will be exercisable and provisions requiring forfeiture of unexercised SARs at or following termination of employment or service generally are fixed by the Committee, except that no freestanding SAR may have a term exceeding 10 years and no tandem SAR may have a term exceeding the term of the option granted in conjunction with the tandem SAR.

Restricted Stock and Restricted Stock Units

The Committee is authorized to grant restricted stock and restricted stock units. Restricted stock consists of shares of Common Stock that may not be sold, transferred, pledged, assigned, hypothecated, encumbered or otherwise disposed of, and that may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period as specified by the Committee. Restricted stock units are the right to receive shares of Common Stock (or an equivalent value of cash) at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee, which include a substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. The Committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with the Company, the passage of time or other restrictions or conditions.

Dividends and Dividend Equivalent Rights

A participant who receives a grant of restricted stock will have all the rights of a shareholder of the Company; provided, however that the participant will not have the right to receive dividends on any unvested restricted stock award unless and until the restriction lapses. Accrued dividends will be paid as soon as practicable following vesting of the underlying restricted stock award.

The Committee is authorized to grant a dividend equivalent right to any participant either as a component of another award or as a separate award, conferring on participants the right to receive credits based on the dividends that would have been paid on a specific number of shares of Common Stock specified in the award agreement if such shares were held by the participant. The terms and conditions of the dividend equivalent right will be specified by the grant. If a dividend equivalent right is granted as a component of another award, the dividend equivalent right will provide that such dividend equivalent right may be settled only upon settlement or payment of, or lapse of restrictions on, such other award, and that such dividend equivalent right will expire or be forfeited or annulled under the same conditions as such other award. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently or may be deemed to be reinvested in additional shares. Any such reinvestment will be at the fair market value at the time thereof. A dividend equivalent right may be settled in cash, shares or a combination thereof, in a single payment or in installments.

No dividends or dividend equivalent rights will be paid out or settled unless and until, and then only to the extent that, the applicable underlying award vests.

Other Awards

The Committee may grant other forms of awards based upon, payable in or otherwise related to, in whole or in part, shares of Common Stock if the Committee determines that such other form of award is consistent with the purpose and restrictions of the Amended Plan. The terms and conditions of such other form of award will be specified in the applicable grant agreement. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law or for such other consideration as may be specified by the grant.

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Performance Awards

The Committee may grant any of the award types as performance awards payable in cash, shares of Common Stock, a combination thereof or other consideration at the end of a specified performance period. Payment will be contingent upon achieving pre-established performance goals (as discussed below) by the end of the performance period. The Committee will determine the length of the performance period, the maximum payment value of an award and the minimum performance goals required before payment will be made. If the Committee determines in its sole discretion that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure or for other reasons that the Committee deems satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

Performance Goals

Awards under the Amended Plan may be made subject to the attainment of performance goals relating to one or more business criteria (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude: (i) extraordinary, unusual and/or non-recurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting regulations or laws; (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases; or (v) other similar occurrences.

Vesting, Forfeiture, Assignment

The Committee, in its sole discretion, will establish the vesting terms applicable to an award, including whether all or any portion will not be vested until a date, or dates, subsequent to its date of grant, or until the occurrence of one or more specified events, provided that any such vesting terms may not be inconsistent with the terms of the Amended Plan. If the Committee imposes conditions upon vesting, then, except as otherwise provided below, subsequent to the date of grant the Committee may, in its sole discretion, accelerate the date on which all or a portion of the award may be vested, provided that any such acceleration must comply with the terms of the Amended Plan. Awards granted under the Amended Plan to participants other than outside directors must vest no earlier than one year after the date of grant, while awards granted to outside directors must vest no earlier than the earlier of one year after the date of grant or the next annual meeting of shareholders (provided that such annual meetings are at least 50 weeks apart). Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting or waive any applicable restriction period awards granted under the Amended Plan, provided that the shares of Common Stock subject to such awards will be Exempt Shares (as defined in the Amended Plan), unless such acceleration or waiver occurs by reason of the occurrence of a change in control or the participant’s death, disability, or termination of employment or service on or following a change in control. The number of Exempt Shares is limited to 5% of the number of shares available for issuance under the Amended Plan.

The Committee may impose on any award, at the time of grant or thereafter, such additional terms and conditions as the Committee determines, including terms requiring forfeiture of awards in the event of a participant’s termination of service. The Committee will specify the circumstances under which performance awards may be forfeited in the event of a termination of service by a participant prior to the end of a performance period or settlement of awards.

Except for limited permitted transfers to certain family members or related entities for no consideration, awards granted under the Amended Plan generally are not assignable or transferable except by will or by the laws of descent and distribution. ISOs granted under the Amended Plan are not transferable and are only exercisable during the lifetime of the participant by the participant.

Adjustments upon Changes in Capitalization

In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase or

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exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an award, then the Committee will adjust any or all of the following so that the fair value of the award immediately after the transaction or event is equal to the fair value of the award immediately prior to the transaction or event: (i) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of awards, (ii) the number of shares and type of Common Stock (or other securities or property) subject to outstanding awards, (iii) the option price of each outstanding award and (iv) the number of shares subject to or the exercise price of then outstanding SARs, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance will remain subject to exercise (if applicable) at the same aggregate exercise price; provided however, that the number of shares of Common Stock (or other securities or property) subject to any award will always be a whole number. Notwithstanding the foregoing, no adjustment will be made or authorized to the extent that such adjustment would cause the Amended Plan or any stock option to violate Section 422 of the Code or Section 409A of the Code. All such adjustments must be made in accordance with the rules of any securities exchange, stock market or stock quotation system to which the Company is subject.

Treatment in Connection with a Merger or Consolidation

In the event of a merger, consolidation or share exchange, where the Company is not the surviving corporation, unless the surviving corporation does not agree to do so, the outstanding awards under the Amended Plan will be substituted with awards representing the right to shares of stock of other securities or that amount of cash, property or assets of the surviving corporation, in accordance with the terms of the outstanding award.

In the event of a merger, consolidation or share exchange, where the Company is not the surviving corporation and the surviving corporation does not agree to assume the outstanding awards under the Amended Plan, all awards may be cancelled by the Company, in its sole discretion, as of the date of such transaction by either:

•

giving notice to each participant of its intention to cancel such participant’s award for which the issuance of shares involved payment by the participant, and allowing the participant to purchase any or all shares underlying such award, including unvested awards (as determined by the Board), during the thirty day period preceding the cancellation of the award; or

•

in the case of awards that are either (i) settled only in shares of Common Stock or (ii) at the election of the participant, settled in shares of Common Stock, paying the participant a reasonable estimate of the difference between the net amount per share payable in such transaction and the price per share of such award, multiplied by the number of shares subject to the award. Reasonable adjustments and determinations will be made to account for the structure of the transaction.

Amendment or Discontinuance of the 2019 Plan

The Board may, at any time and from time to time, without the consent of the participants, alter, amend, revise, suspend or discontinue the Amended Plan in whole or in part; provided, however, that: (i) no amendment that requires shareholder approval in order for the Amended Plan and any awards under the Amended Plan to continue to comply with Sections 421 and 422 of the Code (including any successors to such sections, or other applicable law) or any applicable requirements of any securities exchange or inter-dealer quotation system on which the Company’s stock is listed or traded, will be effective unless such amendment is approved by the requisite vote of the Company’s shareholders entitled to vote on the amendment; and (ii) unless required by law, no action by the Board regarding amendment or discontinuance of the Amended Plan may materially adversely affect any rights of any participants or obligations of the Company to any participants with respect to any outstanding award under the Amended Plan without the consent of the affected participant.

No Repricing of Stock Options or SARs

The Committee may not “reprice” any stock option or SAR without shareholder approval. For purposes of the Amended Plan, “reprice” means any of the following or any other action that has the same effect: (i) amending a

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stock option or SAR to reduce its exercise price or base price, (ii) canceling a stock option or SAR at a time when its exercise price or base price exceeds the fair market value of a common share in exchange for cash or a stock option, SAR, award of restricted stock or other equity award or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing will prevent the Committee from (x) making adjustments to awards upon changes in capitalization; (y) exchanging or cancelling awards upon a merger, consolidation or recapitalization or (z) substituting awards for awards granted by other entities, to the extent permitted by the Amended Plan.

Clawback Policy

The Committee may recoup all or any portion of any shares or cash paid to a participant in connection with an award, to the extent provided for under the Company’s clawback policy, if any, approved by the Board from time to time.

Federal Income Tax Consequences

The following is a brief summary of certain U.S. federal income tax consequences relating to the transactions described under the Amended Plan as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe state, local or foreign tax consequences. This discussion is based upon provisions of the Code and the Treasury regulations issued thereunder, and judicial and administrative interpretations under the Code and Treasury regulations, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

Laws Affecting Deferred Compensation

Section 409A of the Code regulates all types of deferred compensation. If the requirements of Section 409A of the Code are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the underpayment rate plus 1% and a 20% penalty tax. Certain awards under the Amended Plan may be subject to Section 409A of the Code.

Incentive Stock Options

A participant will not recognize income at the time an ISO is granted. When a participant exercises an ISO, a participant also generally will not be required to recognize income (either as ordinary income or capital gain). However, to the extent that the fair market value (determined as of the date of grant) of the shares with respect to which the participant’s ISOs are exercisable for the first time during any year exceeds $100,000, the ISOs for the shares over $100,000 will be treated as nonqualified stock options, and not ISOs, for federal tax purposes, and the participant will recognize income as if the ISOs were nonqualified stock options. In addition to the foregoing, if the fair market value of the shares received upon exercise of an ISO exceeds the exercise price, then the excess may be deemed a tax preference adjustment for purposes of the federal alternative minimum tax calculation. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

The tax treatment of any shares acquired by exercise of an ISO will depend upon whether the participant disposes of his or her shares prior to two years after the date the ISO was granted or one year after the shares were transferred to the participant (referred to as the “Holding Period”). If a participant disposes of shares acquired by exercise of an ISO after the expiration of the Holding Period, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

If the participant disposes of shares acquired by exercise of an ISO prior to the expiration of the Holding Period, the disposition will be considered a “disqualifying disposition.” If the amount received for the shares is greater

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than the fair market value of the shares on the exercise date, then the difference between the ISO’s exercise price and the fair market value of the shares at the time of exercise will be treated as ordinary income for the tax year in which the “disqualifying disposition” occurs. The participant’s basis in the shares will be increased by an amount equal to the amount treated as ordinary income due to such “disqualifying disposition.” In addition, the amount received in such “disqualifying disposition” over the participant’s increased basis in the shares will be treated as capital gain. However, if the price received for shares acquired by exercise of an ISO is less than the fair market value of the shares on the exercise date and the disposition is a transaction in which the participant sustains a loss that otherwise would be recognizable under the Code, then the amount of ordinary income that the participant will recognize is the excess, if any, of the amount realized on the “disqualifying disposition” over the basis of the shares.

Nonqualified Stock Options

A participant generally will not recognize income at the time a nonqualified stock option is granted. When a participant exercises a nonqualified stock option, the difference between the option price and any higher market value of the shares of Common Stock on the date of exercise will be treated as compensation taxable as ordinary income to the participant. The participant’s tax basis for the shares acquired under a nonqualified stock option will be equal to the option price paid for such shares, plus any amounts included in the participant’s income as compensation. When a participant disposes of shares acquired by exercise of a nonqualified stock option, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

Restricted Stock

A participant who receives restricted stock generally will recognize as ordinary income the excess, if any, of the fair market value of the shares granted as restricted stock at such time as the shares are no longer subject to forfeiture or restrictions, over the amount paid, if any, by the participant for such shares. However, a participant who receives restricted stock may make an election under Section 83(b) of the Code within 30 days of the date of transfer of the shares to recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions on such shares) over the purchase price, if any, of such shares. If a participant does not make an election under Section 83(b) of the Code, then the participant will recognize as ordinary income any dividends received with respect to such shares. At the time of sale of such shares, any gain or loss realized by the participant will be treated as either short-term or long-term capital gain (or loss) depending on the holding period. For purposes of determining any gain or loss realized, the participant’s tax basis will be the amount previously taxable as ordinary income, plus the purchase price paid by the participant, if any, for such shares.

Stock Appreciation Rights

Generally, a participant who receives a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted, provided that the SAR is exempt from or complies with Section 409A of the Code. If a participant receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the recipient at the time it is received. If a participant receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the grant price, if any, will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Other Awards

In the case of an award of restricted stock units, performance awards, dividend equivalent rights or other stock or cash awards, the recipient will generally recognize ordinary income in an amount equal to any cash received and

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the fair market value of any shares received on the date of payment or delivery, provided that the award is exempt from or complies with Section 409A of the Code. In that taxable year, the Company will receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.

Tax Consequences to the Company

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain compensation paid to certain covered employees in any year under Section 162(m) of the Code.

New Plan Benefits

The Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to eligible participants under the Amended Plan because the grant of awards and terms of such awards are to be determined in the sole discretion of the Committee. Information about awards granted in 2021 under the 2019 Plan to the Named Executive Officers can be found in the table under the heading “Grants of Plan-Based Awards Table” on page 76.

Awards Granted Under the Plan

No awards made under the 2019 Plan prior to the date of the Annual Meeting will be granted subject to shareholder approval of the Amendment. The following table sets forth information with respect to stock options, RSUs and PSUs (assuming achievement of target performance) that have been granted to the Named Executive Officers and the specified groups set forth below under the 2019 Plan as of April 13, 2022 (excluding any cash-settled phantom units or other awards). No associates of any director, executive officer or director nominee has received any stock options, RSUs or PSUs under the 2019 Plan, and no person, other than the individuals set forth below, has received 5% of the stock options, RSUs and PSUs granted under the 2019 Plan.

Name and Position*	Stock Options	RSUs	PSUs

Joseph Wm. Foran Chairman of the Board and Chief Executive Officer	—	—	255,807

Matthew V. Hairford President	—	—	113,612

David E. Lancaster Executive Vice President and Chief Financial Officer	—	—	105,649

Craig N. Adams Executive Vice President and Chief Operating Officer – Land, Legal & Administration	—	—	112,221

Billy E. Goodwin Executive Vice President and Chief Operating Officer – Drilling, Completions & Production	—	—	112,221

All current executive officers as a group (7 persons)	40,000	—	712,784

R. Gaines Baty	—	20,700	—

James M. Howard	—	8,174	—

All current directors who are not executive officers as a group (8 persons)	—	153,074	—

All employees, including current officers who are not executive officers, as a group (approximately 280 persons)	420,750	—	261,120

*	Position as of December 31, 2021.

46        Matador Resources Company  |  2022 Proxy Statement

PROPOSAL 2

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the Amendment. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the same effect as a vote cast against the proposal. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote.

The Board of Directors recommends that you vote FOR approval of the First Amendment to the Matador Resources Company 2019 Long-Term Incentive Plan.

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PROPOSAL 3

PROPOSAL 3 | APPROVAL OF THE MATADOR RESOURCES COMPANY 2022 EMPLOYEE STOCK PURCHASE PLAN

On April 21, 2022, the Board adopted, subject to shareholder approval, the Matador Resources Company 2022 Employee Stock Purchase Plan (the “ESPP”). The purpose of the ESPP is to encourage and enable our eligible employees to acquire a proprietary interest in us through the ownership of Common Stock. A maximum of 4,000,000 shares of Common Stock may be purchased under the ESPP. The ESPP, and the rights of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code.

Description of the ESPP

The following is a brief description of the ESPP. A copy of the ESPP is attached as Annex B to this Proxy Statement, and the following description is qualified in its entirety by reference to the ESPP.

Administration

The ESPP is administered by the Compensation Committee or another committee designated by our Board to administer the ESPP, and currently, the Board has designated the Independent Board as such committee (as applicable, the “ESPP Administrator”). All questions of interpretation of the ESPP are determined by the ESPP Administrator, whose decisions are final and binding upon all participants. The ESPP Administrator may delegate its responsibilities under the ESPP to one or more other persons.

Eligibility; Participation; Withdrawal

Each employee is eligible to participate in the ESPP. The first offering period will run for four months, with subsequent offering periods lasting for six months, unless otherwise determined by the ESPP Administrator. Each offering period will contain successive six-month purchase periods.

An eligible employee may begin participating in the ESPP effective at the beginning of an offering period or any purchase periods within an offering period. Once enrolled in the ESPP, a participant is able to purchase Common Stock with payroll deductions at the end of the applicable offering period. Once an offering period is over, a participant is automatically enrolled in the next offering period unless the participant chooses to withdraw from the ESPP.

A participant may withdraw all, but not less than all, the contributions credited to his or her account at any time, including during an offering period. Upon withdrawal, all contributions are returned to the participant and the participant’s option to purchase shares under the ESPP will be automatically terminated. In addition, if a participant ceases to be an eligible employee for any reason, the participant will be deemed to have elected to withdraw from the ESPP.

Purchase Price

The price per share at which shares are purchased under the ESPP is determined by the ESPP Administrator, but in no event will be less than 85% of the fair market value of the Common Stock on the first or the last day of the offering period, whichever is lower. A participant may designate payroll deductions to be used to purchase shares equal to at least $200 and a maximum of the percentage of the participant’s compensation set by the ESPP Administrator (which rate may be changed from time to time, but in no event shall be greater than 30%). A participant may only change the percentage of compensation that is deducted to purchase shares under the ESPP (other than to withdraw entirely from the ESPP) effective at the beginning of an offering period. At the end of each offering period, unless the participant has withdrawn from the ESPP, payroll deductions are applied automatically to purchase Common Stock at the price described above. The number of shares purchased is determined by dividing the payroll deductions by the applicable purchase price.

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PROPOSAL 3

Adjustments

In the event of any reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends, extraordinary dividends or distributions or similar events, the ESPP Administrator will appropriately adjust the number and class of shares available under the ESPP and the applicable purchase price of such shares.

Limitations on Participation

A participant is not permitted to purchase shares under the ESPP if the participant would own Common Stock possessing 5% or more of the total combined voting power or value of the Company’s equity interests. A participant is also not permitted to purchase Common Stock with a fair market value in excess of $25,000 in any one calendar year (or more than 2,500 shares in any purchase period). A participant does not have the rights of a shareholder until the shares are actually issued to the participant.

Transferability

Rights to purchase Common Stock under the ESPP may not be transferred by a participant and may be exercised during a participant’s lifetime only by the participant.

Amendment and Termination

The ESPP was adopted by the Board, subject to shareholder approval, on April 21, 2022 and will become effective on the date of shareholder approval of the ESPP. The Board may amend, alter or discontinue the ESPP in any respect at any time; however, shareholder approval is required for any amendment that would increase the number of shares reserved under the ESPP other than pursuant to an adjustment as provided in the ESPP or materially change the eligibility requirements to participate in the ESPP.

Federal Income Tax Consequences

The following is a brief summary of certain U.S. federal income tax consequences relating to the transactions described under the ESPP as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe state, local or foreign tax consequences. This discussion is based upon provisions of the Code and the Treasury regulations issued thereunder, and judicial and administrative interpretations under the Code and Treasury regulations, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Participant contributions to the ESPP through payroll deductions are made on an after-tax basis. That is, a participant’s payroll deductions that are contributed to the ESPP are deducted from compensation that is taxable to the participant and for which the Company is generally entitled to a tax deduction.

Generally, no taxable income is recognized by a participant with respect to either the grant or exercise of his or her ESPP option. The Company will have no tax deduction with respect to either of those events. A participant will generally recognize income (or loss) only upon a sale or disposition of any shares that the participant acquires under the ESPP. The particular tax consequences of a sale or disposition of shares acquired under the ESPP depend on whether the participant has held the shares before selling or disposing of the shares through the later of (i) two years after the first day of the offering period in which the participant acquired the shares, or (ii) one year after the purchase date on which the participant acquired the shares.

If the participant holds the shares for the period described above and then sells the shares at a price in excess of the purchase price paid for the shares, the gain on the sale of the shares will be taxed as ordinary income to the participant to the extent of the lesser of (i) the amount by which the fair market value of the shares on the first day of the offering period in which the participant acquired the shares exceeded the purchase price of the shares (calculated as though the shares had been purchased on the first day of the offering period), or (ii) the gain on the sale of the shares. Any portion of the participant’s gain on the sale of the shares not taxed as ordinary income will

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PROPOSAL 3

be taxed as long-term capital gain. If the participant holds the shares for the period described above and then sells the shares at a price less than the purchase price paid for the shares, the loss on the sale will be treated as a long-term capital loss to the participant. The Company will not be entitled to a tax deduction with respect to any shares held by the participant for the period described above, regardless of whether the shares are eventually sold at a gain or a loss.

The participant has a “disqualifying disposition” for tax purposes if the participant disposes of the shares before the later of (i) two years after the first day of the offering period in which the participant acquired the shares, or (ii) one year after the purchase date on which the participant acquired the shares. If the participant sells the shares in a disqualifying disposition, regardless of whether the shares are sold at a gain or a loss, the participant will realize ordinary income in an amount equal to the difference between the purchase price paid for the shares and the fair market value of the shares on the purchase date on which the participant acquired the shares, and the Company generally will be entitled to a corresponding tax deduction. In addition, if the participant makes a disqualifying disposition of the shares at a price in excess of the fair market value of the shares on the purchase date, the participant will realize capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the purchase date. Alternatively, if the participant makes a disqualifying disposition of the shares at a price less than the fair market value of the shares on the purchase date, the participant will realize a capital loss in an amount equal to the difference between the fair market value of the shares on the purchase date and the selling price of the shares. The Company will not be entitled to a tax deduction with respect to any capital gain realized by a participant.

New Plan Benefits

The benefits that will be received by or allocated to eligible employees under the ESPP cannot be determined at this time because the amount of payroll deductions contributed to purchase shares of Common Stock under the ESPP (subject to the limitations discussed above) is entirely within the discretion of each participant.

The closing sale price of our Common Stock as reported on the NYSE on April 13, 2022 was $57.19 per share.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the ESPP. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the same effect as a vote cast against the proposal. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote.

The Board of Directors recommends that you vote FOR approval of the Matador Resources Company 2022 Employee Stock Purchase Plan.

50        Matador Resources Company  |  2022 Proxy Statement

PROPOSAL 4

PROPOSAL 4 | ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, the Company seeks a non-binding advisory vote from its shareholders to approve the compensation of its Named Executive Officers (as defined below) as described in this Proxy Statement.

As discussed under the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement (“CD&A”), we made significant changes to our executive compensation program in 2020 in response to the COVID-19 pandemic and the sudden decline in oil prices. As commodity prices improved in 2021, we shifted our executive compensation program to more closely resemble our 2019 executive compensation program prior to the decline in oil prices in 2020 and the COVID-19 pandemic. As such, our executive officers received increases in their base salary, increases in the grant date fair values for long-term equity awards and annual cash bonuses for 2021. These changes to our compensation program in 2021 corresponded to our performance as the Company’s stock price hit a low of $1.11 in March 2020 and closed at $36.92 on December 31, 2021.

We believe the Company’s future success and the ability to create long-term value for our shareholders depends on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. Additionally, we believe that our success also depends on the continued contributions of our Named Executive Officers. The Company’s compensation system plays a significant role in its ability to attract, motivate and retain a high-quality workforce. As described in the CD&A, the Company’s compensation program for Named Executive Officers is designed to reward, in both the short term and the long term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and achievement of our objectives.

This proposal provides shareholders the opportunity to endorse or not endorse the Company’s executive compensation program through approval of the following resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The above-referenced CD&A and accompanying disclosures appear on pages 56 to 82 of this Proxy Statement.

Because this is an advisory vote, it will not be binding upon the Board. However, the Strategic Planning and Compensation Committee and the Independent Board will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this resolution on a non-binding basis. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect as a vote cast against the proposal. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote.

During our 2018 Annual Meeting, our shareholders approved a non-binding, advisory proposal to hold advisory votes to approve our executive compensation every year. In consideration of the results of this advisory vote, the Board has maintained its policy of providing for annual advisory votes to approve executive compensation. Unless the Board modifies this policy, the next advisory vote to approve executive compensation following this vote will be held at our 2023 Annual Meeting.

The Board of Directors recommends that you vote FOR approval of this resolution.

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PROPOSAL 5

PROPOSAL 5 | RATIFICATION OF THE APPOINTMENT OF KPMG LLP

The Audit Committee has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm of the Company for the year ending December 31, 2022, and the Board has directed that such appointment be submitted to our shareholders for ratification at the Annual Meeting.

The Company has been advised by KPMG that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors.

If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so.

The Company has been advised that representatives of KPMG will be present at the Annual Meeting and will be available to respond to appropriate questions and make a statement if they desire to do so.

Fees of Independent Registered Public Accounting Firm for Fiscal Years 2021 and 2020

The following table presents fees for professional audit services rendered by KPMG for the audit of the Company’s annual financial statements for the years ended December 31, 2021 and 2020, and fees for other services rendered by KPMG during those periods:

	2021	2020

Audit fees	$1,487,000	$1,263,100

Audit-related fees	—	—

Tax fees	—	—

All other fees	—	—

Total	$1,487,000	$1,263,100

Services rendered by KPMG in connection with the fees presented above were as follows:

Audit Fees

For fiscal year 2021, audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting, required reviews of our quarterly condensed consolidated financial statements and consultation on significant accounting matters. Audit fees also included fees paid to KPMG by San Mateo for the audit of its 2021 financial statements.

For fiscal year 2020, audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting, required reviews of our quarterly condensed consolidated financial statements and consultation on significant accounting matters. Audit fees also included fees paid to KPMG by San Mateo for the audit of its 2020 financial statements.

Audit-Related Fees

We did not incur any audit-related fees in 2021 or 2020.

Tax Fees

We did not incur any fees for tax advice, planning and other services in 2021 or 2020.

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PROPOSAL 5

All Other Fees

We did not incur any other fees in 2021 or 2020.

The Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has authorized the chair of the Audit Committee to pre-approve audit and permissible non-audit services provided by KPMG up to $750,000. Pursuant to this delegation, the decisions of the chair must be presented to the Audit Committee at its next meeting.

Report of the Audit Committee

We are a standing committee comprised of independent directors as currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board has determined that at least one of the members of the Audit Committee is an “audit committee financial expert” as defined by applicable SEC rules and regulations. We operate under a written charter adopted by the Board. A copy of the charter is available free of charge on the Company’s website at www.matadorresources.com under “Investor Relations—Corporate Governance.”

We annually select the Company’s independent registered public accounting firm. If the shareholders do not ratify the appointment of KPMG LLP at the Annual Meeting, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.

Consistent with our charter responsibilities, we have met and held discussions with management and the independent registered public accounting firm. In this context, management and the independent registered public accounting firm represented to us that the Company’s consolidated financial statements for the fiscal year ended December 31, 2021 were prepared in accordance with U.S. generally accepted accounting principles. We reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm and discussed with the independent registered public accounting firm matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Company’s independent registered public accounting firm has also provided to us the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee, and we discussed with the independent registered public accounting firm that firm’s independence.

Based upon our reviews and discussions with management and the independent registered public accounting firm and our review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, we recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.

Audit Committee,

William M. Byerley, Chair

Reynald A. Baribault

James M. Howard

Timothy E. Parker

Julia P. Forrester Rogers

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PROPOSAL 5

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2022. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so. Abstentions will have the effect as a vote cast against the proposal.

The Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

54        Matador Resources Company  |  2022 Proxy Statement

LETTER TO SHAREHOLDERS

Dear Fellow Shareholders,

On behalf of the Board and the Strategic Planning and Compensation Committee (the “Compensation Committee”) of the Board, thank you for your continued support for Matador and entrusting us with your hard-earned capital. We are grateful for the opportunities that we have had to visit with many of you, and we look forward to getting to know more of our shareholders in the future.

While there were many challenges in 2020, it provided us an opportunity to position ourselves to return value to shareholders while continuing to provide profitable growth at a measured pace in 2021. With improving commodity prices in 2021, we were ready with great people, great rock and the financial strength that allowed Matador and San Mateo to have record years, including record net income and record Adjusted EBITDA, among other milestones.

The Board, management and the staff were also committed to further return value to shareholders in 2021. Both Matador and San Mateo generated free cash flow in all four quarters. We were pleased to pay our first quarterly dividend in the first quarter of 2021 and double the quarterly dividend in the fourth quarter of 2021. We also aggressively paid down debt and ended 2021 with a leverage ratio of 1.1x, the lowest we have achieved since mid-2014.

In addition to achieving record results and returning value to shareholders, we also made significant progress in ESG-related initiatives, disclosures and shareholder engagement in 2021. Among other items, we were pleased to issue our inaugural Sustainability Report that highlighted Matador’s continued progress and improvements in its operating practices, including disclosure of quantitative metrics aligned with SASB. Members of the Board and our management team also met or reached out to shareholders representing an estimated 60% of our outstanding shares (excluding stock held by our officers and directors) with regards to ESG-related matters in 2021.

In connection with the tremendous year that Matador had in 2021, the Compensation Committee and Independent Board reinstated many of the compensation components that were eliminated or reduced during 2020. Our executive officers received increases in their base salary, increases in the grant date fair values for long-term equity awards and annual cash bonuses for 2021. Our Board has a “pay for performance” philosophy and recognizes the leadership of our executive officers in contributing to the Company’s achievements. The achievements outlined above resulted in an approximate 32-fold increase in Matador’s stock price from a low of $1.11 in March 2020 to a closing price of $36.92 on December 31, 2021. As a Board, and as shareholders ourselves, we are grateful for the outstanding execution by Matador’s management and staff that led to such a remarkable increase in the Company’s stock price.

We look forward to ongoing dialogue with our shareholders and to demonstrating responsiveness to your feedback, including by continuing to improve our executive compensation program. We are honored to serve on your behalf and hope you will join us at the 2022 Annual Meeting of Shareholders.

Sincerely,

Timothy E. Parker	R. Gaines Baty
Lead Independent Director	Chair, Strategic Planning and Compensation Committee

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, provides a general description of our compensation program and specific information about its various components for the following “Named Executive Officers” for 2021:

•	Joseph Wm. Foran, Chairman of the Board and Chief Executive Officer;

•	Matthew V. Hairford, Former President;

•	David E. Lancaster, Former Executive Vice President and Chief Financial Officer;

•	Craig N. Adams, Executive Vice President and Chief Operating Officer—Land, Legal & Administration; and

•	Billy E. Goodwin, Executive Vice President and Chief Operating Officer—Drilling, Completions & Production.

Messrs. Hairford and Lancaster retired effective March 31, 2022, and each transitioned to the role of Special Advisor to the Board and Executive Committee. In addition, Mr. Adams was promoted to Executive Vice President, Co-Chief Operating Officer, Chief of Staff and Corporate Secretary, and Mr. Goodwin was promoted to President – Operations, each effective as of March 31, 2022.

2021 Highlights

We achieved all of our primary goals for 2021—to reduce debt, to increase shareholder returns, to reduce drilling and completion costs per lateral foot, to increase capital efficiency and to achieve record operational results for both Matador and San Mateo.

Record Operational and Financial Results

The year ended December 31, 2021 was marked by record operational and financial results across the Company, including record total oil and natural gas production, record oil and natural gas revenues, record net income, record earnings per diluted common share and record Adjusted EBITDA, among other milestones. San Mateo also had a record year in 2021, including all-time high throughput volumes for natural gas gathering and processing, oil gathering and transportation and water handling, as well as record net income and record Adjusted EBITDA. The charts below show the five-year growth experienced by both our exploration and production business and our midstream business. As shown below, our third-party midstream services revenues have experienced significant growth since the formation of San Mateo in 2017.

56        Matador Resources Company  |  2022 Proxy Statement

EXECUTIVE COMPENSATION

For the year ended December 31, 2021, we achieved record oil, natural gas and average daily oil equivalent production. In 2021, we produced 17.8 million Bbl of oil, an increase of 12%, as compared to 15.9 million Bbl of oil produced in 2020. We also produced 81.7 Bcf of natural gas, an increase of 18% from 69.5 Bcf of natural gas produced in 2020. Our average daily oil equivalent production for the year ended December 31, 2021 was 86,176 BOE per day, including 48,876 Bbl of oil per day and 223.8 MMcf of natural gas per day, an increase of 15%, as compared to 75,175 BOE per day, including 43,526 Bbl of oil per day and 189.9 MMcf of natural gas per day, for the year ended December 31, 2020. The increase in oil and natural gas production was primarily attributable to our ongoing delineation and development drilling activities in the Delaware Basin throughout 2021, which offset declining production in the Eagle Ford and Haynesville shales.

Furthermore, in 2021 we realized the transition to drilling longer laterals, whereby 98% of the operated horizontal wells we turned to sales in 2021 had lateral lengths of two miles or greater, as compared to 74% in 2020, 8% in 2019 and only one two-mile lateral in 2018. Drilling and completion costs for our operated horizontal wells turned to sales averaged $670 per completed lateral foot for 2021, a decrease of approximately 21% from an average of $850 per completed lateral foot for 2020 and a decrease of approximately 42% from an average of $1,165 per completed lateral foot for 2019. We also achieved record-low unit operating costs for LOE of $3.46 per BOE for the year ended December 31, 2021.

(1)

Cost per completed lateral foot metric shown represents the drilling and completion portion of operated horizontal well costs only. Excludes costs to equip wells, midstream capital expenditures, capitalized general and administrative or interest expenses and certain other capital expenditures.

Capital Resources and Financing Highlights

In addition to record financial results, we returned value to shareholders through the generation of free cash flow, repayment of debt and initiating, then doubling, a quarterly dividend. We also concluded several important financing transactions that preserved the strength of our balance sheet and improved our liquidity position. Highlights of these value-generating items include:

•	The generation of free cash flow in all four quarters of 2021 by both Matador and San Mateo.

•	The net repayment of $340 million in borrowings under our revolving credit facility, resulting in outstanding borrowings of $100 million and a leverage ratio of 1.1x at December 31, 2021.

•

The adoption of a dividend policy in the first quarter of 2021 pursuant to which we initiated a quarterly cash dividend of $0.025 per share of common stock and the subsequent amendment of that dividend policy in the fourth quarter of 2021, pursuant to which we doubled the quarterly cash dividend to $0.05 per share of common stock.

•	The receipt of $48.6 million in performance incentives directly from Five Point in 2021.

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EXECUTIVE COMPENSATION

•

The closing of our fourth amended and restated credit agreement in November 2021 to (i) extend the maturity date by three years to October 31, 2026 from October 31, 2023 previously, (ii) increase the borrowing base by 50% to $1.35 billion, as compared to $900.0 million previously, (iii) reaffirm the elected borrowing commitment at $700.0 million, (iv) reaffirm the maximum facility amount at $1.5 billion and (v) add three new banks to our lending group.

•

The amendment of the San Mateo Credit Facility in June 2021 to increase the lender commitments under the revolving credit facility to $450.0 million from $375.0 million and an increase in the accordion feature that provides for potential increases in lender commitments to up to $700.0 million.

ESG Highlights

During 2021, we also made progress in enhancing our ESG disclosures and in our ESG-related engagement with shareholders. Among other items, we completed the following:

•	The hiring of an experienced individual to conduct a review of industry ESG reporting practices and to serve as a dedicated single focal point for our various ESG efforts.

•	Publishing sustainability metrics aligned with SASB in May 2021 and supplementing such metrics in July 2021.

•

The publishing of our inaugural Sustainability Report in December 2021, which should provide Matador’s stakeholders and interested parties with a standardized platform for evaluating the Company’s recent performance and future progress.

•

Communications by members of the Board and our management team to shareholders representing an estimated 60% of our outstanding shares (excluding stock held by our officers and directors) with regards to ESG-related matters.

Compensation Program Objectives

Our Board has a “pay for performance” philosophy and recognizes the leadership of our executive officers in contributing to the Company’s achievements. Our future success and the ability to create long-term value for our shareholders depend on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. In furtherance of these goals, our executive compensation program is designed to meet the following key objectives:

•	to be fair to both the executive and the Company and be competitive with comparable positions at companies in our peer group;

•	to attract and retain talented and experienced executives in light of the intense competition for talent in our industry and areas of operation, including from peers and larger industry competitors;

•	to align the interests of our executives with the interests of our shareholders and with the performance of our Company for long-term value creation;

•	to provide financial incentives to our executives to achieve our key corporate and individual objectives with an appropriate mix of fixed and variable pay;

•	to foster a shared commitment among executives by coordinating their corporate and individual goals; and

•

to provide compensation that takes into consideration the education, professional experience, knowledge, commitment and dedication that is specific to each job and the unique qualities the executive possesses.

2021 Say-on-Pay Results

At our 2021 Annual Meeting, support for our executive compensation program remained strong at over 97%, suggesting that our shareholders remain supportive of the changes we implemented to our executive compensation program during 2020. The Compensation Committee took this support into account as one of many factors it considered in connection with the discharge of its responsibilities in exercising its judgment in establishing and overseeing our executive compensation arrangements throughout the year.

58        Matador Resources Company  |  2022 Proxy Statement

EXECUTIVE COMPENSATION

Impact of COVID-19 and Related Items on Our Compensation Programs for 2020 and 2021

2020

The year 2020 was a challenging year. During the first quarter and through April 2020, the oil and natural gas industry witnessed an abrupt and significant decline in oil prices from $63 per Bbl in early January to as low as ($38) per Bbl in late April. This sudden decline in oil prices was attributable to two primary factors: (i) the precipitous decline in global oil demand resulting from the worldwide spread of COVID-19 and (ii) a sudden, unexpected increase in global oil supply resulting from actions initiated by Saudi Arabia to increase its oil production to world markets following the failure of efforts by OPEC+ to agree on coordinated production cuts at their March 6, 2020 meetings in Vienna, Austria.

In connection with these events, we implemented certain changes to our compensation program to strengthen our balance sheet and further align the interests of our executive officers with our shareholders. Effective April 1, 2020, we reduced the base salary for our entire workforce, including our executive officers. Our Chairman and Chief Executive Officer, Joseph Wm. Foran, voluntarily agreed to a 25% base salary reduction with the other executive officers and vice presidents agreeing to 20% and 10% reductions, respectively. Additionally, in March 2020, our executive officers were awarded equity grants that had a significantly lower grant date fair value than in 2019. For example. Mr. Foran’s 2020 long-term award grant date fair value of $651,373 represented an 85% decrease from his 2019 long-term incentive award grant date fair value. The Independent Board, upon recommendation of the Strategic Planning and Compensation Committee, also lowered the target annual incentive opportunity as a percentage of each executive officer’s base salary. For example, Mr. Foran’s target annual incentive opportunity as a percentage of his earned 2020 base salary was reduced from 110.0% to 73.3%, and his maximum annual incentive opportunity was reduced from 220.0% to 110.0%. Finally, although each of the Independent Board-approved metrics under our annual cash incentive plan were met or exceeded, the Company’s executive officers and the Independent Board agreed that the executive officers would forego receiving any 2020 annual cash bonuses.

As a result of the base salary reduction, the lower long-term incentive award grant date fair value and the absence of an annual cash bonus payment, Mr. Foran’s total 2020 compensation of $1.7 million reflected a 79% reduction from 2019 levels. Similarly, the total 2020 compensation of the other Named Executive Officers decreased an average of 75% from 2019 levels.

2021

During the latter half of 2020 and through 2021, the oil and natural gas industry experienced improvement in commodity prices, as compared to mid-2020, primarily resulting from (i) improvements in oil demand as the impact from COVID-19 had begun to abate, (ii) actions taken by OPEC+ to reduce the worldwide supply of oil through coordinated production cuts and (iii) changes in supply and demand dynamics in general, particularly with respect to natural gas markets. As a result of this improvement in commodity prices and general market conditions, after consulting with the Strategic Planning and Compensation Committee’s independent compensation consultant, Meridian, the Independent Board reinstated many of the compensation components that were eliminated or reduced during 2020 and implemented a compensation program during 2021 that was similar to the Company’s compensation program in 2019, prior to the decline in oil prices in 2020 and the COVID-19 pandemic.

As such, the April 2020 pay cuts were restored on March 1, 2021, at which time our stock price had rebounded from a low of $1.11 in March 2020 to close at $22.04 on March 1, 2021. Our Named Executive Officers also received increases in their base salary effective May 1, 2021 as described in more detail below. In addition, the Independent Board awarded long-term incentive awards to our Named Executive Officers with increased grant date fair values compared to the awards received by the Named Executive Officers in 2020 but at targeted values commensurate with the long-term incentive awards granted in 2019. Unlike 2020, our Named Executive Officers also received bonuses pursuant to our annual cash incentive plan in connection with the performance of the Company in 2021 as described in more detail below.

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Because of these changes to our compensation program, our Named Executive Officers’ compensation increased significantly in 2021 as compared to 2020 but such increases were not as significant when compared to 2019, prior to the sudden drop in oil prices. In contrast to the 79% reduction in Mr. Foran’s total compensation in 2020 as compared to 2019, Mr. Foran’s total compensation for 2021 increased approximately 436% as compared to his total compensation for 2020, but only approximately 13% compared to his total compensation for 2019. Mr. Foran’s average annual total compensation for the three years ended December 31, 2021 was approximately $6.3 million. In addition, although the total 2020 compensation of our other Named Executive Officers decreased an average of 75% from 2019 levels, our other Named Executive Officers’ average total compensation for 2021 increased approximately 367% as compared to their compensation in 2020, but only approximately 15% as compared to 2019. The average annual total compensation of each of our other Named Executive Officers for the three years ended December 31, 2021 was approximately $3.0 million.

Compensation Program Best Practices

What We Do:		What We Don’t Do:

✓	We pay for performance—approximately 86.4% of our CEO’s target total compensation for 2021 was variable and at risk, with approximately 63.5% performance-based	×	We do not permit hedging of Company stock

✓	We maintain robust stock ownership guidelines for officers	×	We do not gross-up excise taxes for severance or change in control payments

✓	We engage an independent compensation consultant	×	We do not guarantee bonuses

✓	We use competitive benchmarking in setting compensation	×	We do not reprice stock options without shareholder approval

✓	We conduct annual risk assessments of compensation practices	×	We have no defined benefit or supplemental executive retirement plans

✓	We conduct shareholder engagement to gather feedback on compensation practices	×	We do not allow pledging of Company stock, except in limited circumstances

✓	We hold an annual say-on-pay vote	×	We do not pay dividends on phantom units, RSUs or PSUs

Elements of 2021 Compensation Program

Our executive compensation program places a considerable amount of an executive’s compensation at risk in the form of incentive or equity-based compensation, which can be variable from year to year. We also seek to provide an appropriate balance between annual incentives and long-term incentives to ensure that each executive is motivated to consider longer-term Company performance in preference to short-term results.

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For 2021, our management compensation program was comprised of the following primary elements:

2020 Element	Key Features	Why We Include This Element
Base Salary	• Fixed level of cash compensation	• Compensates each executive for his assigned responsibilities, experience, leadership and expected future contributions

Annual Cash Incentive Payments	• Variable, annual, performance-based cash compensation	• Focuses and motivates management to achieve key corporate and individual objectives • Rewards achievements over the prior year

Phantom Units	• Approximately 50% of targeted total long-term equity award value • Vests ratably in annual installments over three years from grant date • Settles in cash

•  Directly aligns executive and shareholder interests by tying the cash received on settlement to the Company’s stock price

•  Retains executives over vesting period

•  Cash settlement avoids dilution of Common Stock

Performance Stock Units

•  Approximately 50% of targeted total long-term equity award value

•  Vests between 0% and 200% following three-year performance period ending December 31, 2023 based on relative total shareholder return

•  If absolute total shareholder return is negative, payout is capped at target (100%)

•  Focuses executives on the Company’s long-term performance as award is tied to the Company’s total shareholder return relative to the total shareholder return of its peers over a three-year performance period

•  Settlement in shares of the Company’s stock increases alignment between executives and shareholders

•  Retains executives over vesting period

Severance and Change of Control Benefits	• Specified severance pay and benefits are provided under each Named Executive Officer’s employment agreement in connection with termination events, including after a change in control

•  Provides an incentive for executives to remain with the Company despite the uncertainties of a potential or actual change in control

•  Provides a measure of financial security in the event an executive’s employment is terminated without cause

Other Benefits	• Broad-based 401(k) retirement, health and welfare benefits offered to all eligible employees	• Provides market competitive benefits • Protects employees against catastrophic loss and encourages a healthy lifestyle

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Consistent with our compensation program objectives, we provide our executive officers with a significant portion of their total compensation in the form of variable, rather than fixed, compensation. Importantly, a significant portion of total compensation is also performance-based. The percentages shown below reflect each executive’s target compensation opportunity determined by the Compensation Committee and the Independent Board and do not reflect actual payments made to the executives for 2021.

Role of the Independent Board, Compensation Committee and Management

The Compensation Committee annually evaluates each of the Company’s executive officers, including Mr. Foran, and recommends to the Independent Board the proposed compensation structure for each of the executives, including salary, equity and non-equity incentive compensation. Based on such recommendations, the Independent Board sets Mr. Foran’s compensation each year. Mr. Foran consults with and provides recommendations to the Compensation Committee and Independent Board regarding the compensation structure for each of the other Named Executive Officers. Based on the recommendations of the Compensation Committee and Mr. Foran, the Independent Board sets the other Named Executive Officers’ compensation each year. The members of the Independent Board are required to be independent pursuant to the listing standards of the NYSE and the rules and regulations promulgated by the SEC.

As part of their annual evaluations, the Compensation Committee:

•

conducts an analysis of the Company’s annual performance relative to any performance criteria or targets established under the Cash Incentive Plan and recommends to the Independent Board the amount of final annual cash incentive awards;

•

reviews and recommends the form of and number of shares to be awarded pursuant to long-term incentive compensation awards, including vesting terms, performance metrics, performance peer groups and other material provisions of such awards;

•	reviews executive officer compensation levels as compared to the Company’s peers;

•	reviews and recommends any employment agreement, severance agreement, change in control agreement or provision or separation agreement or amendment thereof; and

•	reviews and recommends any deferred compensation arrangement, retirement plan, other benefits and perquisites.

In addition, the Compensation Committee confirms at least annually that our compensation policies and practices do not encourage unnecessary risk taking and reviews the relationship between risk management, corporate strategy and executive compensation. The Compensation Committee considers, in establishing and reviewing our compensation program, whether the program encourages unnecessary or excessive risk taking and has

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concluded that it does not and is not reasonably likely to have a material adverse effect on us. Many features of our program reflect sound risk management practices. Base salaries are fixed in amount and thus do not encourage risk taking. While annual cash incentive payments are tied to management’s achievements during the previous fiscal year, they also take into account multiple performance criteria based on the executive’s individual performance and are within the discretion of the Independent Board, with payout limits for each participant. Thus, the Compensation Committee believes that our annual cash incentive awards appropriately balance risk and the desire to focus executives on specific short-term goals important to the Company’s success, and that they do not encourage unnecessary or excessive risk taking. In addition, the Compensation Committee believes that our equity compensation program provides an appropriate balance between the goals of increasing the price of our Common Stock and avoiding potential risks that could threaten our growth and stability due to the fact that the RSUs and PSUs vest over three years and the PSUs vest based on our relative total shareholder return, with an overall payout limit and a further limit if absolute total shareholder return is negative. We also maintain policies prohibiting hedging and pledging (except in limited circumstances) and stock ownership guidelines, which we believe further mitigate the potential for unnecessary or excessive risk taking.

In addition, pursuant to its charter, the Compensation Committee reviews and recommends to the Independent Board any proposals for the adoption, amendment, modification or termination of our incentive compensation, equity-based plans and non-equity based plans.

Role of the Independent Compensation Consultant

The Compensation Committee has engaged Meridian as its independent executive compensation advisory firm. Meridian provides assessments of the competitiveness of the Company’s executive compensation levels and practices relative to relevant executive labor markets and performs other tasks as requested by the Compensation Committee. For 2021, the Compensation Committee assessed the independence of Meridian pursuant to applicable SEC and NYSE rules and concluded that Meridian’s engagement by the Compensation Committee did not raise any conflicts of interest.

Use of Peer Group Market Data

Our independent compensation consultant benchmarks the pay levels of our officers against a group of competitor companies in the oil and natural gas exploration and production sector (the “Peer Group”). In connection with its annual review, the Compensation Committee and Independent Board adopted the following Peer Group in 2021, which was used in setting 2021 compensation levels:

Callon Petroleum Company Cimarex Energy Co. Devon Energy Corp. Diamondback Energy, Inc. Marathon Oil Corporation	Oasis Petroleum, Inc. Ovintiv Inc. PDC Energy Inc. Pioneer Natural Resources Company SM Energy Company

Centennial Resource Development, Inc. was removed from our Peer Group as compared to the 2020 peer group in light of its smaller market value. Following the May 2021 announcement of the merger of Cimarex Energy Co. with Cabot Oil and Gas Corporation, Cimarex Energy Co. ceased to be considered in determining any elements of executive compensation. In addition to considering companies in the oil and natural gas exploration and production sector, the Compensation Committee also considered company size characteristics such as assets, enterprise value and market value when approving the Peer Group. As of December 31, 2021, the Peer Group had a median market capitalization of $6.7 billion, compared to the Company’s market capitalization of $4.4 billion at such date, placing the Company at the 40th percentile of the Peer Group. The Peer Group also includes certain companies with operations in the Permian Basin that face similar opportunities and challenges that we face. The Peer Group is used by the Compensation Committee and the Independent Board in setting Named Executive Officer salaries, annual cash incentive award opportunities, long-term incentive awards and target total direct compensation levels. The Compensation Committee and Independent Board use this data to inform their pay

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decisions as one data point among many others, including Company performance, individual performance, experience and responsibilities, leadership and professional growth.

2021 Base Salaries

The Compensation Committee recommended, and the Independent Board approved effective March 1, 2021, the restoration of each Named Executive Officer’s base salary to its April 1, 2020 level, prior to the reductions implemented as a result of the sudden drop in oil prices. In addition, the Compensation Committee recommended, and the Independent Board approved, effective May 1, 2021, increases in the base salary for the Named Executive Officers as set forth below.

Executive Officer	Reduced 2020 Base Salary	Restored Base Salary	May 2021 Base Salary

Joseph Wm. Foran	$937,500	$1,250,000	$1,300,000

Matthew V. Hairford	$580,000	$725,000	$725,000

David E. Lancaster	$560,000	$700,000	$725,000

Craig N. Adams	$560,000	$700,000	$725,000

Billy E. Goodwin	$560,000	$700,000	$725,000

The Independent Board determined that the restoration of the 2020 base salaries effective March 1, 2021 and the raises for each Named Executive Officer effective May 1, 2021 were warranted based upon each Named Executive Officer’s individual contributions to, among other items:

•	the Company’s performance during a challenging 2020, including at that time record annual oil, natural gas and average daily oil equivalent production;

•	the Company’s financial performance during 2021 for the period prior to the restoration of the 2020 salaries effective March 1, 2021 and the raises effective May 1, 2021;

•	the increase in the Company’s stock price from a low of $1.11 in March 2020 to close at $22.04 on March 1, 2021 and $26.31 on April 30, 2021 (the last trading day prior to May 1, 2021);

•	the Company’s continued improvement in operational efficiencies;

•	the Company’s continued focus on improvement in its ESG initiatives and disclosure of such initiatives; and

•	the continued growth of the Company’s midstream business throughout 2020 and 2021.

2021 Annual Cash Incentive Compensation

The Company’s 2021 annual cash incentive compensation was awarded pursuant to the Cash Incentive Plan, which is designed to link executive decision making and performance with the Company’s goals, reinforce these goals and ensure the highest level of accountability for the success of the Company as a whole. The Cash Incentive Plan advances Company and shareholder interests by providing an additional means to (i) sustain and enhance the culture of personal commitment on the part of executives, select managers and key employees in the continued growth, development and financial success of the Company and (ii) encourage them to remain with, and devote their best efforts to, the Company. The Cash Incentive Plan provides for the granting of awards of incentive compensation that may be paid to a participant upon satisfaction of specified performance goals for a particular performance period. In addition, the Cash Incentive Plan provides that the Compensation Committee and Independent Board may make adjustments for individual executive officers for exceptional performance and attainment of certain strategic goals (the “Discretionary Adjustment”).

Performance Goals

For 2021, the chair of the Compensation Committee met with Meridian and management to discuss potential criteria for the performance goals. Based on these meetings, the chair of the Compensation Committee proposed

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certain preliminary performance goal categories for consideration for 2021. The Compensation Committee then met with management to review the proposed performance goal categories. In 2018, the Compensation Committee had implemented a strategic shift, which has continued through 2021, to focus on performance goals that incentivize capital efficiency and returns in addition to growth. As a result of these discussions, and upon the recommendation of the Compensation Committee, the Independent Board determined to use the following threshold, target and maximum performance goals for 2021, which, except for adjusted operating expenses per BOE, were each achieved at or above the maximum level, as shown below:

2021 Performance Goals	Threshold	Target	Maximum	Actual Results	Assessment

Net Debt/Adjusted EBITDA(1)(2)(3)	2.5x	2.2x	1.9x	1.1x	Exceeded maximum

Oil Production (millions of Bbls)	17.0	17.5	17.8	17.84	Exceeded maximum

Adjusted Free Cash Flow (millions)(4)	$0	$100	$150	$486.9	Exceeded maximum

San Mateo Adjusted EBITDA (millions)(1)	$125	$130	$135	$154.3	Exceeded maximum

Return on Average Capital Employed (ROACE)(5)	16.7%	20.0%	24.0%	34.5%	Exceeded maximum

Total 2021 Shareholder Return vs. Peer Group	—	Upper 50%	Upper 25%	Upper 25%	Achieved maximum

Adjusted Operating Expenses per BOE, Excluding Interest(6)	$11.50	$10.75	$10.00	$10.34(7)	Exceeded Target

Environmental, Social and Governance (ESG)(8)	—	—	—	—	—(9)

(1)

Adjusted EBITDA is a non-GAAP financial measure included herein solely as a reference point under the Cash Incentive Plan. It is commonly used by similar companies in our industry. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to Matador’s and San Mateo’s net income (loss) and net cash provided by operating activities, see Annex C to this Proxy Statement.

(2)

As a reference point under the Cash Incentive Plan, Net Debt as of December 31, 2021 is calculated as (i) $1.05 billion in senior notes outstanding, plus (ii) $146 million in debt under the Credit Agreement, including outstanding borrowings and letters of credit, less (iii) $48 million in available cash.

(3)	Attributable to Matador Resources Company shareholders after giving effect to those values attributable to third-party non-controlling interests, including in San Mateo.
(4)

Adjusted Free Cash Flow is a non-GAAP financial measure included herein solely as a reference point under the Cash Incentive Plan. It is commonly used by similar companies in our industry. For a definition of Adjusted Free Cash Flow and a reconciliation of Adjusted Free Cash Flow to our net cash provided by operating activities, see Annex C to this Proxy Statement.

(5)

ROACE is a non-GAAP financial measure included herein solely as a reference point under the Cash Incentive Plan. It is commonly used by similar companies in our industry. For a definition of ROACE and a reconciliation of ROACE to its most directly comparable GAAP financial measure, see Annex C to this Proxy Statement.

(6)

Adjusted operating costs per BOE, excluding interest and midstream operating costs, is a non-GAAP financial measure included herein solely as a reference point under the Cash Incentive Plan. It is commonly used by similar companies in our industry. The Compensation Committee and the Independent Board believe cash operating costs per BOE, excluding interest, is an appropriate performance metric because it allows them to compare and evaluate the efficiency of the Company’s operations and its impact on the Company’s unit cash flows and compare the Company’s cash operating costs to prior periods and to its peers’ results without regard to financing methods or capital structure. Adjusted operating costs per BOE, excluding interest, can be calculated from the Company’s audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2021 by adding the following expenses per BOE: (i) production taxes, transportation and processing; (ii) lease operating; and (iii) general and administrative.

(7)

Excludes approximately $1.87 per BOE of production taxes and general and administrative expenses associated with equity compensation attributable to higher commodity prices than forecasted in connection with the setting of metrics by the Independent Board. With such amounts per BOE added back in, adjusted operating expenses per BOE were $12.21 for the year ended December 31, 2021. Matador realized a weighted average oil price of $67.58 per Bbl for our oil production for the year ended December 31, 2021, as compared to $37.38 per Bbl for the year ended December 31, 2020.

(8)

Based on a qualitative assessment of the Company’s overall progress in its ESG-related efforts, including with respect to enhancements to public disclosures, and a review of the Company’s performance in the areas of environmental stewardship, safety processes and procedures, training of personnel, risk management, cybersecurity and diversity and inclusion.

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(9)

Among other items, the Compensation Committee and Independent Board noted the progress in enhancing ESG disclosure, including the publishing of the Company’s inaugural Sustainability Report, the reduction in surface footprint through the use of batch drilling and longer laterals, the number of training hours conducted by Company personnel, management’s focus on risk management and cybersecurity, including quarterly reports by executive management to the Audit Committee, and the absence of any recordable employee injuries.

2021 Incentive Opportunities

In making recommendations regarding potential 2021 annual cash incentive opportunities for our Named Executive Officers, the Compensation Committee reviewed Meridian’s recommendations and the recommendations of management regarding proposed target opportunities. Based on such review, which took into account the differing responsibilities of each Named Executive Officer and Peer Group data, where available, for bonus levels for comparable positions, the 2021 target annual incentive opportunities set forth below were approved.

Participant	2021 Target Annual Incentive Opportunity as % of 2021 Base Salary

Joseph Wm. Foran	100%

Matthew V. Hairford	80%

David E. Lancaster	80%

Craig N. Adams	80%

Billy E. Goodwin	80%

Our Independent Board also determined to cap the Discretionary Adjustment for each Named Executive Officer at 30% of each Named Executive Officer’s total 2021 annual cash incentive payment.

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2021 Performance Results

The Compensation Committee then assessed the Company’s 2021 results in light of the performance goals and the following individual performance milestones for each Named Executive Officer when determining appropriate annual cash incentive award amounts:

Executive Officer	Individual Performance Milestones
Joseph Wm. Foran Chairman and Chief Executive Officer

•  Collaborated with the Board and other executive officers to create and maintain an effective team culture throughout each level of Matador’s organization that has built value through (1) traditional oil and natural gas operations growing organically through the drill bit, (2) expanding midstream operations in Matador’s various asset areas and (3) selective acreage acquisitions

•  Provided direction and leadership throughout Matador in developing and executing Matador’s strategy and operational plan in 2021, including the recovery from a challenging 2020, which resulted in record operational and financial results and free cash flow during each quarter of 2021

•  Provided leadership to the Board, including with respect to declaring the Company’s first quarterly dividend in the first quarter of 2021 and doubling the dividend in the fourth quarter of 2021

•  Oversaw Matador’s continuing improvement in capital efficiency as demonstrated by our average drilling and completion costs for all operated horizontal wells completed and turned to sales of approximately $670 per completed lateral foot in 2021, a decrease of 21% as compared to average drilling and completion costs of $850 per completed lateral foot in 2020

•  Oversaw the collaborative management of the Company’s balance sheet and strong financial position, including entering into our fourth amended and restated credit agreement and the amendment to the San Mateo Credit Facility

•  Led firmwide focus on attracting, training and retaining talent, encouraging employee leadership development and director engagement and aligning our strategy and operational plan throughout the organization

•  Directed efforts to develop and maintain relationships with directors, shareholders, vendors and other key stakeholders with the assistance of other executive officers

•  Helped advance the Company’s ESG initiatives, including by recommending the hiring of an experienced individual to conduct a review of industry ESG reporting practices and to serve as a dedicated single-focal point for our various ESG efforts

Matthew V. Hairford President

•  Oversaw the team efforts that resulted in record total oil and natural gas production in 2021

•  Directed the work of the Company’s field personnel and the implementation of the Company’s health, safety and environmental initiatives and interacted with shareholders and directors on financial matters

•  Worked with other executive officers to limit costs, evidenced by record-low LOE of $3.46 per BOE for the year ended December 31, 2021, while maintaining and improving relationships with key vendors

•  As Chairman of the Board and President of San Mateo, led the Company’s midstream efforts to, among other items,

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Executive Officer	Individual Performance Milestones

¡  Achieve record throughput volumes for natural gas gathering and processing, oil gathering and transportation and water handling, as well as record net income and record Adjusted EBITDA

¡  Generate free cash flow by San Mateo during each of the four quarters of 2021

David E. Lancaster Executive Vice President and Chief Financial Officer

•  Led the collective effort to manage the Company’s balance sheet and improve the Company’s already strong financial position through

¡  Entering into the fourth amended and restated credit agreement, which, among other items, extended the maturity date by three years, increased the borrowing base by 50% to $1.35 billion, affirmed our elected commitment and added three new banks to our lending group

¡  Entering into the amendment to the San Mateo Credit Facility, which, among other items, increased the lender commitments under the revolving credit facility to $450.0 million from $375.0 million

¡  Achievement of free cash flow during each of the four quarters of 2021

•  Responsible for the Company’s financial modeling, guidance and relationships with financial institutions, shareholders, bondholders, equity and bond analysts and public markets

•  As a distinguished petroleum engineer, provided oversight and quality control to the Company’s exploration and development activities and its reserves studies

Craig N. Adams Executive Vice President and Chief Operating Officer— Land, Legal & Administration

•  Coordinated and oversaw the general legal matters of the Company through the management of the Company’s legal staff

•  Managed the Company’s legal and land efforts to convert approximately $4.2 million of non-core assets to cash

•  Responsible for coordinating administrative functions of the Company, including Board functions and interaction with management, office facilities and the oversight of the Company’s human resource activities and departmental efficiencies

•  Helped advance the Company’s ESG initiatives

•  Led the Company’s COVID-19 response with a focus on prioritizing employee health and safety while maintaining the Company’s operations in order to achieve its 2021 goals

Billy E. Goodwin Executive Vice President and Chief Operating Officer—Drilling, Completions & Production

•  Led the Company’s collaborative drilling, completions and production activities, managing approximately $513 million of capital expenditures in 2021 related to the Company’s operations in its primary operating areas, resulting in record total oil and natural gas production in 2021

•  Led Matador’s continuing improvement in capital efficiency as demonstrated by

¡  Our average drilling and completion costs for all operated horizontal wells completed and turned to sales of approximately $670 per completed lateral foot in 2021, a decrease of 21% as compared to average drilling and completion costs of $850 per completed lateral foot in 2020

¡  The realized transition to drilling longer laterals, whereby 98% of the operated horizontal wells we turned to sales in 2021 had lateral lengths of two miles or greater, as compared to 74% in 2020, 8% in 2019 and only one two-mile lateral in 2018

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Executive Officer	Individual Performance Milestones

•  Directed the MaxOps program to increase drilling, completions and production experience among our engineering staff and the MaxCom program to ensure coordination of drilling and completions operations

•  Worked with other executive officers and staff members to innovate and to reduce operating costs, evidenced by record-low LOE of $3.46 per BOE for the year ended December 31, 2021, while maintaining and improving relationships with key vendors

The Compensation Committee reviewed the individual performance milestones listed above as well as additional contributions to the achievement of Company-wide goals. Based on this review, the Compensation Committee determined that each of the Named Executive Officers performed at a high level in 2021 contributing to the Company’s success. However, the Compensation Committee did not recommend that the Independent Board make any Discretionary Adjustment to the annual cash awards for any Named Executive Officer for 2021.

Additionally, the Compensation Committee performed a qualitative assessment of the Company’s ESG record for the year. Among other items, the Compensation Committee noted the progress in enhancing ESG disclosure, including the publishing of the Company’s inaugural Sustainability Report, the reduction in surface footprint through the use of batch drilling and longer laterals, the number of training hours conducted by Company personnel, management’s focus on risk management and cybersecurity, including quarterly reports by executive management to the Audit Committee, and the absence of any recordable employee injuries.

Based on such assessment, the Compensation Committee recommended to the Independent Board the annual cash awards listed below for each Named Executive Officer under the Cash Incentive Plan, which were based upon the base salaries for such individuals as of December 31, 2021. The Independent Board approved such annual cash awards, which were paid to the Named Executive Officers in February 2022. Consistent with the recommendation of the Compensation Committee, the annual cash awards reflected no Discretionary Adjustment for individual Named Executive Officers for exceptional performance and attainment of certain strategic goals.

Executive Officer	Target Award Payable for 2021	Maximum Award Payable for 2021	Actual Award for 2021

Joseph Wm. Foran	$1,300,000	$2,600,000	$2,600,000

Matthew V. Hairford	$ 580,000	$1,160,000	$1,160,000

David E. Lancaster	$ 580,000	$1,160,000	$1,160,000

Craig N. Adams	$ 580,000	$1,160,000	$1,160,000

Billy E. Goodwin	$ 580,000	$1,160,000	$1,160,000

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2021 Long-Term Incentive Compensation

In June 2021, the Independent Board granted awards of 50% service-based cash-settled phantom units and 50% share-settled PSUs to our executive officers. These long-term equity awards facilitate retention of our Named Executive Officers, incentivize positive future results and further align the interests of our Named Executive Officers with those of the Company’s shareholders. The table below provides the key terms of the June 2021 equity awards:

Key Terms	Phantom Units	Performance Stock Units
Targeted percentage of total award value	50%	50%
Vesting terms	Three years ratably on each anniversary	Following three-year performance period ending December 31, 2023
Performance metric	N/A	Relative total shareholder return, with payout capped at target if absolute total shareholder return is negative

The number of shares underlying each grant and the target value and grant date fair value of the 2021 annual equity grants are set forth in the table below:

Participant	Phantom Units	Target Performance Stock Units	Targeted Value

Joseph Wm. Foran	62,000	62,000	$4,200,000

Matthew V. Hairford	30,000	30,000	$2,000,000

David E. Lancaster	30,000	30,000	$2,000,000

Craig N. Adams	28,000	28,000	$1,900,000

Billy E. Goodwin	28,000	28,000	$1,900,000

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The Independent Board approved the total targeted value for the year for each Named Executive Officer and then converted that value into an approximate aggregate number of units based on the closing price of our Common Stock on the date prior to the date of grant. The units were then granted 50% in the form of phantom units and 50% in the form of PSUs (at target). The PSU equity component provides for settlement of between 0% and 200% of the total target PSUs subject to the award based on our total shareholder return relative to the total shareholder return of the Peer Group over a three-year performance period from January 1, 2021 through December 31, 2023. If our absolute total shareholder return over such performance period is negative, no more than 100% of the PSUs may vest. The applicable percentage of vested units is shown below with respect to each percentile ranking.

Company’s Relative Total Shareholder Return Percentile Ranking	Percentage of Target Units That Will Vest

0	0%

10th	20%

20th	40%

30th	60%

40th	80%

50th	100%

60th	120%

70th	140%

80th	160%

90th	180%

100th	200%

In connection with its annual review, the Compensation Committee and Independent Board added the S&P Oil and Gas Exploration and Production Select Industry Index (XOP) as a peer for purposes of the 2021 PSU grants. The Peer Group used for determination of the Company’s relative total shareholder return is as follows, which is the same as the Company’s 2021 Peer Group (plus the XOP):

Callon Petroleum Company Cimarex Energy Co. Devon Energy Corp. Diamondback Energy, Inc. Marathon Oil Corporation Oasis Petroleum, Inc.	Ovintiv Inc. PDC Energy Inc. Pioneer Natural Resources Company SM Energy Company S&P Oil and Gas Exploration and Production Select Industry Index (XOP)

Benefits

We offer a variety of health and welfare programs to eligible employees, including the Named Executive Officers. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmacy, dental, disability and life insurance. We also have a 401(k) plan for eligible employees, including the Named Executive Officers, to which we contribute 3% of the employee’s eligible compensation, which is subject to limits established by the Code, and have the discretion to contribute up to an additional 4% of the employee’s eligible compensation as a dollar-for-dollar matching contribution with respect to his or her elective deferral contributions. The discretionary dollar-for-dollar match is subject to vesting based upon years of service to the Company and the limits on the compensation that may be considered under the Code. In addition, we provide long-term care insurance for certain of our executive officers.

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Severance and Separation Arrangements

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers. Under the employment agreements, if a termination of employment occurs pursuant to one of the following events:

•	the Named Executive Officer dies;

•	the Named Executive Officer is totally disabled;

•	we mutually agree to end the employment agreement;

•	we dissolve and liquidate; or

•	the term of the employment agreement ends,

we will pay the Named Executive Officer the average of his annual cash bonus, which includes non-equity incentive compensation, for the prior two years, pro-rated based on the number of complete or partial months completed during the year of termination.

Also, under the employment agreements, if one of the following occurs:

•	the Named Executive Officer’s employment is terminated other than (i) as set forth above, (ii) by us for just cause or (iii) in connection with a “change in control” as described below; or

•	the Named Executive Officer terminates his employment for “good reason,”

if the Named Executive Officer is Mr. Foran, we will pay him twice his base salary and twice the average of his annual cash bonus for the prior two years; if the Named Executive Officer is Messrs. Hairford, Lancaster, Adams or Goodwin, we will pay him 1.5 times his base salary and 1.5 times the average of his annual cash bonus for the prior two years.

Finally, under the employment agreements of Messrs. Foran, Hairford and Lancaster, which were entered into in 2011, if we terminate the Named Executive Officer within 30 days prior to the “change in control” or within 12 months after the “change in control” without just cause or the Named Executive Officer terminates his employment with or without “good reason” during such period, we will pay him three times his base salary and three times the average of his annual cash bonus for the prior two years. These agreements were entered into prior to our initial public offering. At that time, we believed a “modified single trigger” was appropriate given the Company’s size, early stage of development and strong growth aspirations. Since that time, however, we have ceased to use “modified single triggers” in executive employment agreements, and we intend to exclusively use “double triggers” going forward, as we have since 2014. The agreement entered into with Mr. Adams in March 2014 and the agreement entered into with Mr. Goodwin effective February 2016 each include a “double trigger” such that if we terminate either executive within 30 days prior to the “change in control” or within 12 months after the “change in control” without just cause or he terminates his employment with “good reason,” we will pay Mr. Adams or Mr. Goodwin three times his base salary and three times the average of his annual cash bonus for the prior two years. In addition, if any of our Named Executive Officers are terminated or terminate their employment as set forth above in connection with a “change in control,” all equity awards of such Named Executive Officer vest immediately prior to such termination.

For definitions of “change in control,” “good reason” and “just cause,” please see the employment agreement of each Named Executive Officer, each of which is included as an exhibit to the Company’s most recent Annual Report on Form 10-K.

Advisor Agreements

In connection with their transition to Special Advisor roles, Messrs. Hairford and Lancaster have each entered into an Advisor Agreement (the “Advisor Agreements”) with a subsidiary of the Company, which agreements were effective simultaneously with Messrs. Hairford’s and Lancaster’s retirements on March 31, 2022 and have terms expiring on December 31, 2023, subject to month-to-month extensions thereafter. Messrs. Hairford and Lancaster will each report to the Chief Executive Officer and the Board and provide certain services as outlined in their respective Advisor Agreement. Each of the Advisor Agreements provides for an annual fee of $250,000 and confirm the continued vesting of each of Messrs. Hairford’s and Lancaster’s outstanding equity awards during the consulting term.

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Equity Plans

For equity grants under the 2012 Plan and the 2019 Plan (together with the 2012 Plan, the “Long-Term Plans”), other than the PSUs, vesting upon a “change in control” for the Named Executive Officers mirrors the terms of their employment agreements. The PSUs vest upon a “change in control” based on performance achieved through the date of such change in control, as it is anticipated that a change in control would make achievement of relative total shareholder performance impractical to measure.

The “change in control” provisions in the employment agreements and the equity grants under the Long-Term Plans help prevent management from being distracted by rumored or actual changes in control. The “change in control” provisions provide:

•	incentives for those Named Executive Officers to remain with us despite the uncertainties of a potential or actual change in control;

•	assurance of severance payments for terminated Named Executive Officers; and

•	access to equity compensation after a change in control.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for the following officers in the following designated amounts:

•	Chairman and Chief Executive Officer—shares equal to five times base salary;

•	President—shares equal to five times base salary;

•	Executive Vice Presidents—shares equal to two and 1/2 times base salary;

•	Senior Vice Presidents—shares equal to two times base salary; and

•	Vice Presidents and Executive Directors—shares equal to one and 1/2 times base salary.

Newly appointed officers have until the fifth anniversary of his or her appointment as an officer of the Company within which to achieve the stock ownership position. Shares that count toward the stock ownership guidelines include time-based restricted shares. Shares that will not count toward the stock ownership guidelines include shares underlying unexercised stock options, unexercised stock appreciation rights, phantom units and performance-based awards for which the performance requirements have not been satisfied.

Until each of the above officers reaches the stock ownership level required of his or her position, such officer must hold at least 50% of all “net shares” received through restricted stock or RSU vesting or realized through stock option exercises. For this purpose, “net shares” means all shares retained after applicable withholding of any shares for tax purposes. Additionally, upon the vesting of restricted stock or RSUs or the exercise of stock options, each officer must hold the net shares for a minimum of 12 months following such vesting or exercise, or until his earlier retirement. As of December 31, 2021, each Named Executive Officer owned shares in excess of the applicable minimum requirement set forth in the stock ownership guidelines, and Mr. Foran held shares with a value equal to approximately 145 times his base salary then in effect.

Anti-Hedging and Anti-Pledging Policies

Pursuant to the Company’s insider trading policy, the Company prohibits hedging of its securities by directors, officers or employees. Specifically, no such person shall purchase or sell, or make any offer to purchase or offer to sell, derivative securities relating to the Company’s stock, whether or not issued by the Company, or financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s stock (including but not limited to prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company equity securities (a) granted to such person by the Company as part of the compensation of such person; or (b) held, directly or indirectly, by such person. The insider trading policy also restricts directors and executive officers from pledging more than 25% of his or her holdings of the Company’s stock without the prior written consent of the Environmental, Social and Corporate Governance Committee.

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Strategic Planning and Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Strategic Planning and Compensation Committee,

R. Gaines Baty, Chair

Reynald A. Baribault

Monika U. Ehrman

Timothy E. Parker

Kenneth L. Stewart

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Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to the Named Executive Officers for 2021, 2020 and 2019. This table and the accompanying narrative should be read in conjunction with the CD&A, which sets forth the objectives and other information regarding our executive compensation program:

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Joseph Wm. Foran	2021	$1,231,250	$5,203,040	$—	$2,600,000	$22,899	(4)	$9,057,189
Chairman of the Board and Chief Executive Officer	2020	$1,015,625	$651,373	$—	$—	$22,549		$1,689,547
	2019	$1,200,000	$4,293,663	$—	$2,510,000	$24,646		$8,028,309
Matthew V. Hairford	2021	$700,833	$2,517,600	$—	$1,160,000	$24,202	(5)	$4,402,635
President	2020	$616,250	$341,973	$—	$—	$23,852		$982,075
	2019	$700,000	$2,254,174	$—	$1,200,000	$23,502		$4,177,676
David E. Lancaster	2021	$693,333	$2,517,600	$—	$1,160,000	$20,300	(6)	$4,391,233
Executive Vice President and Chief Financial Officer	2020	$595,000	$309,404	$—	$—	$19,950		$924,354
	2019	$680,000	$2,039,489	$—	$1,100,000	$19,600		$3,839,089
Craig N. Adams	2021	$693,333	$2,349,760	$—	$1,160,000	$22,581	(7)	$4,225,674
Executive Vice President and Chief Operating Officer — Land, Legal & Administration	2020	$595,000	$276,836	$—	$—	$22,231		$894,067
	2019	$660,000	$1,824,804	$—	$1,005,000	$21,881		$3,511,685
Billy E. Goodwin	2021	$693,333	$2,349,760	$—	$1,160,000	$20,300	(6)	$4,223,393
Executive Vice President and Chief Operating Officer — Drilling, Completions & Production	2020	$595,000	$276,836	$—	$—	$19,950		$891,786
	2019	$660,000	$1,824,804	$—	$1,005,000	$19,600		$3,509,404

(1)

Reflects the grant date fair value of phantom units, PSUs or restricted stock awards, as applicable, computed in accordance with FASB ASC Topic 718. For 2021, the portion of the amount reflected in this column relating to the PSUs is calculated based on probable outcome as of the grant date and assumes achievement between target and maximum. The grant date value assuming achievement of maximum performance is $4,140,360 for Mr. Foran, $2,003,400 for Messrs. Hairford and Lancaster, and $1,869,840 for Messrs. Adams and Goodwin.

(2)

Reflects the grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Our policy and assumptions made in the valuation of the stock options are contained in Note 2 and Note 9 of the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)	Represents awards pursuant to the Cash Incentive Plan. See “—Compensation Discussion and Analysis—2021 Annual Cash Incentive Compensation” above.
(4)	Consists of $20,300 in 401(k) Company and matching contributions as described in “—Compensation Discussion and Analysis—Benefits” and $2,599 in long-term care insurance premiums.
(5)	Consists of $20,300 in 401(k) Company and matching contributions as described in “—Compensation Discussion and Analysis—Benefits” and $3,902 in long-term care insurance premiums.
(6)	Reflects 401(k) Company and matching contributions as described in “—Compensation Discussion and Analysis—Benefits.”
(7)	Consists of $20,300 in 401(k) Company and matching contributions as described in “—Compensation Discussion and Analysis—Benefits” and $2,281 in long-term care insurance premiums.

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Grants of Plan-Based Awards Table

The following table sets forth certain information regarding non-equity awards granted by the Independent Board pursuant to the Cash Incentive Plan and awards of share-settled PSUs and cash-settled phantom units granted by the Independent Board pursuant to the 2019 Plan during the year ended December 31, 2021 to the Named Executive Officers below:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(# shares)	($)

Joseph Wm. Foran	—	—	1,300,000	2,600,000	—	—	—	—	—

	6/4/21	—	—	—	—	62,000	124,000	—	3,132,860

	6/4/21	—	—	—	—	—	—	62,000	2,070,180

Matthew V. Hairford	—	—	580,000	1,160,000	—	—	—	—

	6/4/21	—	—	—	—	30,000	60,000	—	1,515,900

	6/4/21	—	—	—	—	—	—	30,000	1,001,700

David E. Lancaster	—	—	580,000	1,160,000	—	—	—	—	—

	6/4/21	—	—	—	—	30,000	60,000	—	1,515,900

	6/4/21	—	—	—	—	—	—	30,000	1,001,700

Craig N. Adams	—	—	580,000	1,160,000	—	—	—	—	—

	6/4/21	—	—	—	—	28,000	56,000	—	1,414,840

	6/4/21	—	—	—	—	—	—	28,000	934,920

Billy E. Goodwin	—	—	580,000	1,160,000	—	—	—	—	—

	6/4/21	—	—	—	—	28,000	56,000	—	1,414,840

	6/4/21	—	—	—	—	—	—	28,000	934,920

(1)

See “—Compensation Discussion and Analysis—2021 Annual Cash Incentive Compensation” and “—Summary Compensation Table— Non-Equity Incentive Plan Compensation” regarding the actual payments made to the Named Executive Officers pursuant to the Cash Incentive Plan. Amounts assume no application of the Discretionary Adjustment for individual Named Executive Officers for exceptional performance and attainment of certain strategic goals.

(2)

Represents PSUs that provide for settlement of between 0% and 200% of the total target shares subject to the award based on achievement of a relative total shareholder return performance metric over a three-year performance period from January 1, 2021 through December 31, 2023. If our total shareholder return over such performance period is negative, no more than 100%, the target level, of the PSUs may vest. See “—Compensation Discussion and Analysis—2021 Long-Term Incentive Compensation.” The PSUs do not provide for a threshold number of shares that may be earned.

(3)	Represents phantom units that provide for settlement in cash. See “—Compensation Discussion and Analysis—2021 Long-Term Incentive Compensation.”

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Outstanding Equity Awards at December 31, 2021

The following table summarizes the total outstanding option awards at December 31, 2021 for each Named Executive Officer:

Option Awards

Name	Number of Securities Underlying Unexercised Stock Options (#) Exercisable	Number of Securities Underlying Unexercised Stock Options (#) Unexercisable	Option Exercise Price	Option Expiration Date

Joseph Wm. Foran	108,003	—	$27.26	2/14/23

	105,485	—	$29.68	2/15/24

Matthew V. Hairford	—	—	—	—

David E. Lancaster	—	—	—	—

Craig N. Adams	—	—	—	—

Billy E. Goodwin	—	—	—	—

The following table summarizes the total outstanding cash-settled phantom units and share-settled PSUs at December 31, 2021 for each Named Executive Officer:

	Stock Awards

Name	Award Type	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)

Joseph Wm. Foran	Phantom units PSUs	205,967	7,604,302	—	—
		—	—	221,260	8,168,919

Matthew V. Hairford	Phantom units PSUs	105,584	3,898,161	—	—
		—	—	113,612	4,194,555

David E. Lancaster	Phantom units PSUs	98,385	3,632,374	—	—
		—	—	105,649	3,900,561

Craig N. Adams	Phantom units PSUs	89,186	3,292,747	—	—
		—	—	95,686	3,532,727

Billy E. Goodwin	Phantom units PSUs	89,186	3,292,747	—	—
		—	—	95,686	3,532,727

(1)	The market value is calculated based upon the closing price of our Common Stock on December 31, 2021 of $36.92 per share.
(2)

The number of unearned PSUs and market value presented are based upon achievement of the 100th percentile under the PSU award agreements with 200% of target units vesting, calculated based upon the closing price of our Common Stock on December 31, 2021 of $36.92 per share.

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The following table provides the vesting dates for cash-settled phantom units and PSUs outstanding as of December 31, 2021:

Vesting Date	Award Type		Joseph Wm. Foran	Matthew V. Hairford	David E. Lancaster	Craig N. Adams	Billy E. Goodwin

2/13/22	Phantom units		37,793	19,842	17,952	16,062	16,062

3/10/22	Phantom units		53,087	27,871	25,216	22,562	22,562

6/4/22	Phantom units		20,666	10,000	10,000	9,333	9,333

12/31/22	PSUs	(1)	318,520	167,224	151,298	135,372	135,372

3/10/23	Phantom units		53,087	27,871	25,217	22,562	22,562

6/4/23	Phantom units		20,667	10,000	10,000	9,334	9,334

12/31/23	PSUs	(1)	124,000	60,000	60,000	56,000	56,000

6/4/24	Phantom units		20,667	10,000	10,000	9,334	9,334

Total Unvested Shares and Units			648,487	332,808	309,683	280,558	280,558

(1)

The date shown reflects the end of the performance period established by the PSU award agreements. The PSUs vest upon the Compensation Committee’s certification of the achievement of the performance goal, which must occur within 60 days of completion of the performance period. The number of units shown assumes achievement of the 100th percentile under the PSU award agreements with 200% of target units vesting.

Option Exercises and Stock Vested

The following table provides information on the stock options exercised and stock awards (consisting of restricted stock and cash-settled phantom units) that vested for each Named Executive Officer during 2021:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting

Joseph Wm. Foran	36,683	$352,157	317,637	$10,427,634

Matthew V. Hairford	149,306	$1,643,332	182,482	$5,790,060

David E. Lancaster	132,316	$2,316,829	165,104	$5,238,650

Craig N. Adams	113,331	$1,055,819	147,725	$4,687,221

Billy E. Goodwin	95,295	$896,187	146,227	$4,657,156

(1)

Reflects the aggregate number of restricted shares or cash-settled phantom units that vested. Pursuant to the terms thereof, the phantom units were settled in cash, and the grantee did not acquire any shares upon vesting.

Potential Payments upon Termination or Change in Control

Long-Term Incentive Plans

Equity awards under the Long-Term Plans, other than the PSUs, vest upon a “change in control” for the Named Executive Officers according to the terms of their employment agreements described below.

Pursuant to the terms of the PSU award agreements, upon a “change in control,” the Named Executive Officer would vest in the number of PSUs that would have otherwise vested based on the Company’s performance through an abbreviated performance period that ends immediately prior to the effective date of such change in control.

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For definition of “change in control,” please see the 2012 Plan and 2019 Plan, as applicable, each of which is included as an exhibit to the Company’s most recent Annual Report on Form 10-K.

Employment Agreements

As described under “—Compensation Discussion and Analysis—Severance and Separation Arrangements— Employment Agreements,” in contemplation of our initial public offering, on August 9, 2011, we entered into employment agreements with Messrs. Foran, Hairford and Lancaster. In addition, in March 2014, we entered into an employment agreement with Mr. Adams, and effective February 2016, we entered into an employment agreement with Mr. Goodwin. We amended Mr. Goodwin’s employment agreement in August 2018. The principal difference in Mr. Adams’ and Mr. Goodwin’s employment agreements as compared to the employment agreements of Messrs. Foran, Hairford and Lancaster is that Mr. Adams’ and Mr. Goodwin’s agreements do not include a “modified single trigger” that would have allowed them to receive “change in control” severance if they terminated their agreements without “good reason” within 30 days prior to or 12 months after a change in control. Pursuant to the terms of the employment agreements, we may be required to make certain payments to one or more of our Named Executive Officers upon the occurrence of certain events resulting in such Named Executive Officer’s termination. The employment agreements do not provide for gross-ups for excise taxes on severance or other payments in connection with a change in control. For a detailed description of the events that may trigger such payments, see “—Compensation Discussion and Analysis—Severance and Separation Arrangements— Employment Agreements.”

The employment agreements each contain a non-disclosure of confidential information provision that requires each Named Executive Officer to maintain, both during and after employment, the confidentiality of information used by such Named Executive Officer in the performance of his job duties.

Additionally, each of the employment agreements contains a non-competition provision, pursuant to which each Named Executive Officer has agreed that: (i) for six months following termination by us for total disability, or by such Named Executive Officer for good reason, or (ii) for 12 months, or 24 months with respect to Mr. Goodwin, following termination (a) by us for just cause, (b) by such Named Executive Officer other than for good reason or (c) in connection with a change in control, such Named Executive Officer shall not, without our prior written consent (not to be unreasonably withheld if the Named Executive Officer’s employment is terminated by the Named Executive Officer other than for good reason), directly or indirectly: (x) invest in (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) a competing business with significant assets in the restricted area (each as defined below), or (y) participate in a competing business as a manager, employee, director, officer, consultant, independent contractor or other capacity or otherwise provide, directly or indirectly, services or assistance to a competing business in a position that involves input into or direction of such competing business’s decisions within the restricted area.

For purposes of the employment agreements:

•	“competing business” means any person or entity engaged in oil and natural gas exploration, development, production and acquisition activities;

•	“significant assets” means oil and natural gas reserves with an aggregate fair market value of $25 million or more; and

•

“restricted area” means a one-mile radius of any oil and natural gas reserves held by us as of the end of the Named Executive Officer’s employment, plus any county or parish where we have significant assets as of the end of the Named Executive Officer’s employment.

For definitions of “change in control,” “good reason” and “just cause,” please see the employment agreement of each Named Executive Officer, each of which is included as an exhibit to the Company’s most recent Annual Report on Form 10-K.

Furthermore, other than Mr. Foran’s employment agreement, each employment agreement contains a non-solicitation provision, pursuant to which, during the restricted periods described above, subject to certain

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exceptions, Messrs. Hairford, Lancaster, Adams and Goodwin shall not, without our prior written consent, solicit for employment or a contracting relationship, or employ or retain any person who is or has been, within six months prior to such time, employed by or engaged as an individual independent contractor by us or our affiliates or induce or attempt to induce any such person to leave his or her employment or independent contractor relationship with us or our affiliates.

For the Named Executive Officer to receive any severance payments described below for termination by us without just cause, by the Named Executive Officer for good reason or, following a change in control, by us without cause or by the Named Executive Officer with good reason, with respect to Mr. Adams and Mr. Goodwin, or with or without good reason, with respect to Messrs. Foran, Hairford and Lancaster, the Named Executive Officer must comply with the applicable non-disclosure, non-competition and non-solicitation provisions described above.

Finally, as a condition to receiving any severance payments and other payments under their respective employment agreements, each Named Executive Officer is required to execute a separation agreement and release in favor of us.

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To describe the payments and benefits that are triggered for each event of termination, we have created the following table estimating the payments and benefits that would be paid to each Named Executive Officer under each element of our compensation program assuming that such Named Executive Officer’s employment agreement terminated on December 31, 2021, the last day of our 2021 fiscal year. In all cases, the amounts were valued as of December 31, 2021, based upon, where applicable, $36.92 per share (the closing price of our Common Stock on such date). The amounts in the table below are calculated as of December 31, 2021 pursuant to SEC rules and are not intended to reflect actual payments that may be made. Actual payments that may be made would be based on the dates and circumstances of the applicable event.

	Payment Upon Change in Control or Termination
Executive Officer	Category of Payment	Upon Death or Total Disability(1)		Upon Mutual Agreement or Dissolution/ Liquidation(1)		Termination by Us Without Just Cause or by Named Executive Officer for Good Reason(1)		Termination Following a Change in Control Without Cause or by Named Executive Officer With or Without Good Reason(2)		Change in Control Without Termination(3)

Joseph Wm. Foran	Salary	$—		$—		$2,600,000	(4)	$3,900,000	(5)	$—

	Bonus	1,300,000	(6)	1,300,000	(6)	2,600,000	(7)	3,900,000	(8)	—

	Vesting equity:(9)

	Phantom Units	—		—		—		7,604,302		—

	PSUs	—		—		—		8,168,919		8,168,919

	Total	$1,300,000		$1,300,000		$5,200,000		$23,573,221		$8,168,919

Matthew V. Hairford	Salary	$—		$—		$1,087,500	(10)	$2,175,000	(5)	$—

	Bonus	580,000	(6)	580,000	(6)	870,000	(11)	1,740,000	(8)	—

	Vesting equity:(9)

	Phantom Units	—		—		—		3,898,161		—

	PSUs	—		—		—		4,194,555		4,194,555

	Total	$580,000		$580,000		$1,957,500		$12,007,716		$4,194,555

David E. Lancaster	Salary	$—		$—		$1,087,500	(10)	$2,175,000	(5)	$—

	Bonus	580,000	(6)	580,000	(6)	870,000	(11)	1,740,000	(8)	—

	Vesting equity:(9)

	Phantom Units	—		—		—		3,632,374		—

	PSUs	—		—		—		3,900,561		3,900,561

	Total	$580,000		$580,000		$1,957,500		$11,447,935		$3,900,561

Craig N. Adams	Salary	$—		$—		$1,087,500	(10)	$2,175,000	(5)	$—

	Bonus	580,000	(6)	580,000	(6)	870,000	(11)	1,740,000	(8)	—

	Vesting equity:(9)

	Phantom Units	—		—		—		3,292,747		—

	PSUs	—		—		—		3,532,727		3,532,727

	Total	$580,000		$580,000		$1,957,500		$10,740,474		$3,532,727

Billy E. Goodwin	Salary	$—		$—		$1,087,500	(10)	$2,175,000	(5)	$—

	Bonus	580,000	(6)	580,000	(6)	870,000	(11)	1,740,000	(8)	—

	Vesting equity:(9)

	Phantom Units	—		—		—		3,292,747		—

	PSUs	—		—		—		3,532,727		3,532,727

	Total	$580,000		$580,000		$1,957,500		$10,740,474		$3,532,727

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EXECUTIVE COMPENSATION

(1)

Amounts due upon death, total disability, mutual agreement, dissolution or liquidation, termination by us without cause or termination by a Named Executive Officer for good reason are payable in a lump sum on the 60th day following the date of termination unless otherwise required by Section 409A of the Code.

(2)

Amounts due following a change in control are payable in a lump sum on the date that immediately follows six months from the date of termination or, if earlier, within 30 days following such Named Executive Officer’s death.

(3)

Pursuant to the terms of the PSU award agreements, upon a “change in control,” the Named Executive Officer would vest in the number of PSUs that would have otherwise vested based on the Company’s performance through an abbreviated performance period that ends immediately prior to the effective date of such change in control. The amount shown assumes achievement of the 50th percentile with 100% of target units vesting.

(4)	Represents two times such Named Executive Officer’s base salary as of the termination date.
(5)	Represents three times such Named Executive Officer’s base salary as of the termination date.
(6)

Represents an amount equal to the average annual cash bonus pursuant to the Cash Incentive Plan paid to such Named Executive Officer for 2021 and 2020, respectively. Despite the Company meeting or exceeding the maximum level of each 2020 performance metric, the Named Executive Officers and the Board agreed that the Named Executive Officers would forego receiving any 2020 annual cash bonuses.

(7)

Represents two times an amount equal to the average annual cash bonus pursuant to the Cash Incentive Plan paid to such Named Executive Officer for 2021 and 2020, respectively. Despite the Company meeting or exceeding the maximum level of each 2020 performance metric, the Named Executive Officers and the Board agreed that the Named Executive Officers would forego receiving any 2020 annual cash bonuses.

(8)

Represents three times an amount equal to the average annual cash bonus pursuant to the Cash Incentive Plan paid to such Named Executive Officer for 2021 and 2020, respectively. Despite the Company meeting or exceeding the maximum level of each 2020 performance metric, the Named Executive Officers and the Board agreed that the Named Executive Officers would forego receiving any 2020 annual cash bonuses.

(9)

The employment agreements provide for accelerated and full vesting of unvested incentive awards held by the Named Executive Officers in the event that such Named Executive Officer is terminated without “Just Cause” or terminates his employment with or without “Good Reason,” with respect to Messrs. Foran, Hairford and Lancaster, within 30 days prior to, or 12 months following, a “change in control.” With respect to Messrs. Adams and Goodwin, the employment agreements provide for accelerated and full vesting of unvested incentive awards held by these Named Executive Officers in the event that such Named Executive Officer is terminated without “Just Cause” or terminates his employment with “Good Reason,” within 30 days prior to, or 12 months following, a “change in control.” The amounts disclosed reflect the closing price of our Common Stock on December 31, 2021 of $36.92 per share multiplied by the number of unvested phantom units or PSUs, as applicable, held by such Named Executive Officer on December 31, 2021. Pursuant to the terms of the PSU award agreements, upon a change in control, the Named Executive Officer would vest in the number of PSUs that would have otherwise vested based on the Company’s performance through an abbreviated performance period that ends immediately prior to the effective date of such event. With respect to PSUs, the amount shown assumes achievement of the 50th percentile with 100% of target units vesting.

(10)	Represents 1.5 times such Named Executive Officer’s base salary as of the termination date.
(11)

Represents 1.5 times an amount equal to the average annual cash bonus pursuant to the Cash Incentive Plan paid to such Named Executive Officer for 2021 and 2020, respectively. Despite the Company meeting or exceeding the maximum level of each 2020 performance metric, the Named Executive Officers and the Board agreed that the Named Executive Officers would forego receiving any 2020 annual cash bonuses.

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CHIEF EXECUTIVE OFFICER PAY RATIO

CHIEF EXECUTIVE OFFICER PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K (“Item 402(u)”), we are providing the following information regarding the ratio of the annual total compensation of our median-compensated employee (as described below) and that of our Chairman and Chief Executive Officer, Joseph Wm. Foran. We believe that the pay ratio reflected below is a reasonable estimate calculated in a manner consistent with Item 402(u).

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pursuant to Item 402(u), we identified the median-compensated employee of all our employees (other than Mr. Foran) using our employee population as of December 15, 2021, which consisted of 284 employees (all of which are located in the United States), and using a compensation measure of total cash compensation, consisting of total base pay and bonuses earned during the year ended December 31, 2021. The compensation measure was consistently applied to all employees. Compensation was annualized on a straight-line basis for employees who did not work all of 2021.

After identifying the median-compensated employee using the consistently applied compensation measure, we then calculated that employee’s 2021 annual total compensation in the same manner as the Named Executive Officers’ total compensation, as reported in the Summary Compensation Table.

For 2021, the annual total compensation of our median-compensated employee was $155,887, and the annual total compensation of Mr. Foran was $9,057,189, as reported in the Summary Compensation Table. Based on this information, for 2021, the ratio of Mr. Foran’s annual total compensation to the annual total compensation of our median-compensated employee was estimated to be 58 to 1.

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DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total

Reynald A. Baribault	$178,469	$134,996	$—	$313,465

R. Gaines Baty(2)	$169,719	$134,996	$—	$304,715

Craig T. Burkert(3)	$41,563	$134,996	$—	$176,559

William M. Byerley	$112,469	$134,996	$—	$247,465

Monika U. Ehrman	$86,219	$134,996	$—	$221,215

James M. Howard	$90,415	$134,996	$—	$225,411

Timothy E. Parker(4)	$194,469	$134,996	$—	$329,465

Julia P. Forrester Rogers	$91,469	$134,996	$—	$226,465

Kenneth L. Stewart	$87,219	$134,996	$—	$222,215

(1)

All stock awards represent RSUs with a value based on the fair market value of the RSUs on the date of grant. RSUs granted for 2021-2022 service vest immediately prior to the election of the nominees for director at the 2022 Annual Meeting. See “—Compensation for 2021-2022.” As of December 31, 2021, each individual who served as a director during 2021 held the following outstanding unvested stock awards, all of which were RSUs.

Name	Outstanding Stock Awards

Reynald A. Baribault	4,043

R. Gaines Baty	4,043

Craig T. Burkert	0

William M. Byerley	4,043

Monika U. Ehrman	4,043

James M. Howard	4,043

Timothy E. Parker	4,043

Julia P. Forrester Rogers	4,043

Kenneth L. Stewart	4,043

(2)	Mr. Baty serves as deputy lead independent director. The deputy lead independent director receives an additional cash retainer of $50,000 annually.
(3)	Mr. Burkert retired from the Board effective June 5, 2021.
(4)	Mr. Parker serves as lead independent director. The lead independent director receives an additional cash retainer of $100,000 annually.

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DIRECTOR COMPENSATION

Compensation for 2021-2022

For the period commencing at the 2021 Annual Meeting and until the 2022 Annual Meeting, our non-employee directors’ compensation program was as set forth below:

•	annual cash retainer of $60,000;

•	cash meeting fee of $1,000 per day for each day of Board and committee service;

•	the chair of each of the below committees received the following additional, annual cash retainer:

Committee	Retainer

Operations and Engineering	$50,000

Prospect	$50,000

Audit	$35,000

Strategic Planning and Compensation	$35,000

Environmental, Social and Corporate Governance	$15,000

Nominating	$15,000

Capital Markets and Finance	$15,000

Marketing and Midstream	$15,000

•	the lead independent director received an additional cash retainer of $100,000;

•	the deputy lead independent director received an additional cash retainer of $50,000; and

•

at the meeting of the Board immediately following the 2021 Annual Meeting, each non-employee director received a one-time annual grant of RSUs equal to approximately $135,000 in value with the restrictions lapsing immediately prior to the election of the nominees for director at the 2022 Annual Meeting (the “2021 RSU Award”).

If a director was appointed or elected to the Board at any time following the 2021 Annual Meeting but prior to the 2022 Annual Meeting, such director was granted the applicable percentage of the 2021 RSU Award detailed below, effective on the date of such director’s appointment: (i) if a director was appointed or elected to the Board within 90 days after the 2021 Annual Meeting, such director was entitled to receive 100% of the 2021 RSU Award; (ii) if a director was appointed or elected to the Board more than 90 days but 180 or fewer days after the 2021 Annual Meeting, such director was entitled to receive 75% of the 2021 RSU Award; (iii) if a director was appointed or elected to the Board more than 180 days but 270 or fewer days after the 2021 Annual Meeting, such director was entitled to receive 50% of the 2021 RSU Award; and (iv) if a director was appointed or elected to the Board more than 270 days after the 2021 Annual Meeting but prior to the 2022 Annual Meeting, such director was entitled to receive 25% of the 2021 RSU award.

In addition, we reimburse our directors for travel, lodging and related expenses incurred in attending Board and committee meetings.

Director Stock Ownership Guidelines

Our non-employee directors are expected to follow our voluntary stock ownership guidelines for non-employee directors. Within three years of becoming a director, each non-employee director is expected to own $250,000 of Common Stock and continue to hold such shares while serving as a director. As of December 31, 2021, all directors owned in excess of $250,000 of Common Stock. Shares that count toward the stock ownership guidelines include RSUs.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table presents the securities authorized for issuance under our equity compensation plans as of December 31, 2021:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by security holders(1)	2,248,984	$22.92	1,571,972

Equity compensation plans not approved by security holders	—	—	—

Total	2,248,984	$22.92	1,571,972

(1)	Includes shares authorized under the 2012 Plan and the 2019 Plan. No further awards may be made under the 2012 Plan, although awards remain outstanding thereunder.
(2)

Includes the number of PSUs granted under the 2012 Plan and the 2019 Plan based on the maximum level of achievement, which may be more than the number of shares issued in settlement of PSUs that are ultimately earned.

(3)	Reflects the weighted-average exercise price of stock options granted under the 2012 Plan and 2019 Plan. RSUs and PSUs are not reflected in this column as they do not have an exercise price.

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TRANSACTIONS WITH RELATED PERSONS

TRANSACTIONS WITH RELATED PERSONS

Except as disclosed below, during 2021, there was not, nor was there proposed as of December 31, 2021, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation—Compensation Discussion and Analysis” and “Director Compensation” above.

Working Interest and Overriding Royalty Interest Owners

Joseph Wm. Foran, Chairman and Chief Executive Officer, and certain of Mr. Foran’s affiliated entities (collectively, the “Foran Entities”) are working interest owners and/or overriding royalty interest owners in certain properties operated by the Company or in which the Company also holds a working interest. As working interest owners, the Foran Entities are required to pay their proportionate share of all costs and are entitled to receive their proportionate share of revenues in the normal course of business. As overriding royalty interest owners, the Foran Entities are entitled to receive their proportionate share of revenues from the wells in which they own an interest in the normal course of business. During 2021, revenues, net of costs, received by the Foran Entities in their capacity as working interest owners or overriding royalty interest owners were approximately $5.5 million (the “Related Net Revenue Payments”). The Related Net Revenue Payments represent less than 1% of our total third-party net revenue payments during 2021.

In our capacity as operator, we incur drilling and operating costs that are billed to our partners based on their respective working interests. During 2021, our joint interest billings to the Foran Entities attributable to their share of costs were approximately $2.1 million (the “Related Joint Interest Billings”). The Related Joint Interest Billings represent less than 1% of our total joint interest billings during 2021. As a result of this ownership by the Foran Entities, from time to time, we will be in a net receivable or net payable position with certain of the Foran Entities. We do not consider any net receivables from the Foran Entities to be uncollectible.

The Audit Committee reviewed the terms of the working interests and/or overriding royalty interests of the Foran Entities for potential conflicts of interest under the Related Person Transaction Policy, and, after being fully informed as to Mr. Foran’s relationships and interests in such transactions and all other material facts related to the Related Net Revenue Payments and Related Joint Interest Billings, determined that such transactions and the Related Net Revenue Payments and Related Joint Interest Billings were fair to the Company and recommended such transactions and the Related Net Revenue Payments and Related Joint Interest Billings to the full Board for approval and ratification. The Board subsequently approved and ratified the transactions and the Related Net Revenue Payments and Related Joint Interest Billings.

Joint Venture Relationship

The Company has entered into a joint venture (the “Joint Venture”) with Spearpoint Resources Company (“Spearpoint”) to generate value through a conventional vertical well development program in our Twin Lakes asset area. An adult child of Mr. Foran is the founder of Spearpoint and serves as an executive officer and director of Spearpoint. Mr. Foran’s child has a Bachelor of Arts degree in Economics from Princeton University, a Master’s of Science degree in Petroleum Engineering from Texas A&M University and a Master’s degree in Business Administration from Rice University. Mr. Foran’s child worked for a major oil and gas company as a petroleum petrophysicist and has served for over 10 years and achieved the rank of Major in the United States Marine Corp Reserve. Mr. Foran’s child may perform shared services to the Joint Venture, for which the Joint Venture would reimburse Spearpoint.

During 2021, the Company made capital contributions to the Joint Venture of seismic data and approximately $4.0 million (the “Capital Contributions”). The Company did not receive any distributions from the Joint Venture in 2021, and the Joint Venture did not pay Spearpoint for any shared services provided by Mr. Foran’s child,

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TRANSACTIONS WITH RELATED PERSONS

although such distributions may be received by the Company or such shared service amounts may be paid by Spearpoint in the future.

The Audit Committee reviewed the terms of the Joint Venture for potential conflicts of interest under the Related Person Transaction Policy, and, after being fully informed as to Mr. Foran’s relationships and interests in such transactions and all other material facts related to the Joint Venture, determined that such transactions, including the Capital Contributions, were fair to the Company and recommended such transactions to the full Board for approval and ratification. The Board subsequently approved and ratified the transactions, including the Capital Contributions.

Certain Employment Relationships

Billy E. Goodwin served as an executive officer during 2021 and currently serves as the Company’s President – Operations. During 2021, two of Mr. Goodwin’s adult children were employees of the Company and had been employees since 2014 and 2015, respectively. One of Mr. Goodwin’s children resigned in 2021. Each child earned in 2021, and the remaining child that is employed by the Company in 2022 is expected to be compensated in 2022, between $120,000 and $500,000. One of Mr. Goodwin’s children has a Bachelor of Science degree in Petroleum Engineering from the University of Tulsa and over 11 years of industry experience, including as a regional drilling supervisor for another publicly traded exploration and production company. Mr. Goodwin’s other child has a Bachelor of Science in Business Administration degree in Energy Management from the University of Tulsa and a Bachelor of Arts degree in General Business and Management from Oklahoma State University. He also has over 11 years of industry experience, including as a drilling fluids engineer for a publicly traded oilfield services company and as a landman for a publicly traded exploration and production company. The Audit Committee reviewed the terms of the employment arrangements for potential conflicts of interest under the Company’s Related Person Transaction Policy and, after being fully informed as to the employment arrangements and historical and anticipated compensation of Mr. Goodwin’s adult children, and all other material facts related to the relationship, determined that the employment arrangements were fair to the Company and recommended the employment arrangements to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangements.

Reynald A. Baribault is a member of the Board. Mr. Baribault’s sister-in-law has been an employee of the Company since 2016 and earned in 2021, and is expected to be compensated in 2022, between $120,000 and $250,000. Mr. Baribault’s sister-in-law has a diploma from the Executive Secretarial School and is a certified legal assistant, having completed the Southern Methodist University Legal Assistants Program. She has over 39 years of experience as a legal assistant. The Audit Committee reviewed the terms of the employment arrangement for potential conflicts of interest under the Company’s Related Person Transaction Policy and, after being fully informed as to the employment arrangement and historical and anticipated compensation of Mr. Baribault’s sister-in-law, and all other material facts related to the relationship, determined that the employment arrangement was fair to the Company and recommended the employment arrangement to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangement.

An adult child of Mr. Foran has been an employee of the Company since 2015 and earned in 2021, and is expected to be compensated in 2022, between $120,000 and $250,000. Mr. Foran’s child has a Bachelor of Science degree in Human Resource Development and a Master of Science degree in Human Resource Management, both from Texas A&M University. She has more than 10 years of industry experience, including with another publicly traded exploration and production company. Another adult child of Mr. Foran was employed as a consultant to the Company in 2021 and was compensated, and is expected to be compensated in 2022, between $120,000 and $250,000. Mr. Foran’s child has a degree from Yale University and a Master’s degree in Business Administration from the University of Chicago and also worked for a major oil and gas company for a number of years. The Audit Committee reviewed the terms of the employment arrangement and the consulting arrangement for potential conflicts of interest under the Company’s Related Person Transaction Policy and, after being fully informed as to the employment arrangement and the consulting arrangement and historical and anticipated compensation of Mr. Foran’s adult children, and all other material facts related to the relationship, determined that the employment arrangement and the consulting arrangement each was fair to the Company and

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TRANSACTIONS WITH RELATED PERSONS

recommended the employment arrangement and the consulting arrangement to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangement and such consulting arrangement.

Procedures for Approval of Related Person Transactions

Pursuant to the Related Person Transaction Policy as in effect as of December 31, 2021, a “Related Person Transaction” is defined as a transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or series of related transactions, or any material amendment to any such transaction, in which a Related Person (as defined below) has or will have a direct or indirect material interest and in which we are a participant, other than:

•	a transaction involving compensation of directors that is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements (“Item 402”);

•	any employment by us of an executive officer if:

¡	the related compensation is required to be reported in our proxy statement under Item 402; or

¡

the executive officer is not an “immediate family member” of another executive officer or director of the Company, the related compensation would be reported in our proxy statement under Item 402 if the executive officer was a “named executive officer” and the Compensation Committee approved (or recommended that the Board approve) such compensation;

•	a transaction with a Related Person involving less than $120,000;

•

a transaction in which the interest of the Related Person arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis;

•

a transaction in which a Related Person has an indirect interest solely as a result of being (a) a director or, together with all other Related Persons, a less than 10% beneficial owner of an equity interest in another entity, or both, or (b) a limited partner in a partnership in which the Related Person, together with all other Related Persons, has an interest of less than 10%;

•

a transaction in which the rates or charges involved therein are determined by competitive bids, or a transaction that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•

any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts; or

•

any transaction with another publicly traded company where the Related Person’s interest arises solely from beneficial ownership of more than 5% of our Common Stock and ownership of a non-controlling interest in the other publicly traded company.

“Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors or nominees for director;

•	any person who is known by us to be the beneficial owner of more than 5% of our Common Stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or person residing (other than a tenant or employee) in the home of a director, nominee for director, executive officer or a beneficial owner of more than 5% of our Common Stock; and

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TRANSACTIONS WITH RELATED PERSONS

•

any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons is a general partner or executive officer or in which such person, together with all other of the foregoing persons, owns 10% or more of the equity interests thereof.

Pursuant to the Related Person Transaction Policy, the Audit Committee must review all material facts of each Related Person Transaction and recommend either approval or disapproval of the Related Person Transaction to the full Board, subject to certain limited exceptions. In determining whether to recommend approval or disapproval of the Related Person Transaction, the Audit Committee must, after reviewing all material facts of the Related Person Transaction and the Related Person’s relationship and interest, determine whether the Related Person Transaction is fair to the Company. Further, the policy requires that all Related Person Transactions be disclosed in our filings with the SEC and/or our website in accordance with applicable laws, rules and regulations.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our Common Stock as of April 13, 2022 for (i) each person beneficially owning more than 5% of the outstanding shares of our Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares. The business address of each of our directors and executive officers is c/o Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The applicable percentage ownership is based on 118,129,981 shares of our Common Stock issued and outstanding as of April 13, 2022, plus, on an individual basis, the right of that individual to (i) obtain Common Stock upon exercise of stock options or (ii) obtain Common Stock upon the vesting or delivery of RSUs, in each case within 60 days of April 13, 2022. The information is based on Form 3s, Form 4s, Form 5s, Schedule 13Ds, Schedule 13Gs and Schedule 13G/As filed through April 13, 2022.

Name	Amount and Nature of Ownership of Common Stock	Percent of Class

Directors and Named Executive Officers

Joseph Wm. Foran(1)	5,101,200	4.3%

Craig N. Adams(2)	231,083	*

Reynald A. Baribault(3)	132,859	*

R. Gaines Baty(4)	59,173	*

William M. Byerley(5)	44,255	*

Monika U. Ehrman(6)	27,763	*

Julia P. Forrester Rogers(7)	62,567	*

Billy E. Goodwin(9)	218,351	*

James M. Howard(8)	118,174	*

Timothy E. Parker(10)	65,096	*

Kenneth L. Stewart(11)	79,232	*

Matthew V. Hairford(12)	460,114	*

David E. Lancaster(13)	565,337	*

All Directors and Executive Officers as a Group (15 persons)(14)	6,607,878	5.6%

Other 5% Owners

BlackRock, Inc.(15)	17,085,728	14.5%

The Vanguard Group(16)	11,855,358	10.0%

Dimensional Fund Advisors LP(17)	6,615,666	5.6%

*	Less than one percent (1%)
(1)

Includes (i) 1,105,913 shares of Common Stock held of record by Sage Resources, Ltd., a limited partnership owned by the Foran family, including Mr. Foran; (ii) 17,488 shares of Common Stock held of record by Mr. Foran’s spouse as her separate property; (iii) 105,000 shares and 40,000 shares of Common Stock held of record by The Joseph Donald Foran Family Trust 2008 and The Foran Family Special Needs Trust, respectively, for which Mr. Foran is the co-trustee and over which Mr. Foran has shared voting and investment power with other members of his family; (iv) 60,796 shares of Common Stock held of record by each of the JWF 2019-2 GRAT and the NNF 2019-2 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (v) 114,236 shares of Common Stock held of record by each of the JWF 2020-1 GRAT and the NNF 2020-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vi) 473,217 shares of Common Stock held of record by each of the JWF 2020-2 GRAT and the NNF 2020-2 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vii) 290,000 shares of Common Stock held of record by each of the JWF 2021-1 GRAT and the NNF 2021-1

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (viii) 389,634 shares of Common Stock held of record by the Foran 2012 Security Trust, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (ix) 435,566 shares of Common Stock held of record by the Foran 2012 Savings Trust, for which Mr. Foran’s spouse is a trustee; and (x) 1,177,568 shares held of record, collectively, by the LRF 2011 Non-GST Trust, WJF 2011 Non-GST Trust, JNF 2011 Non-GST Trust, SIF 2011 Non-GST Trust and MCF 2011 Non-GST Trust, for which trusts Mr. Foran and his spouse, as settlors of each of the Non-GST Trusts, retain the power of substitution with respect to the property of the Non-GST Trusts. Also includes 250,171 shares of Common Stock issuable to Mr. Foran upon the exercise of stock options.
(2)	Includes 113,331 shares of Common Stock issuable to Mr. Adams upon the exercise of stock options and 2,850 shares of Common Stock held of record by his 401(k) account.
(3)

Includes 6,500 shares of Common Stock held of record by the Individual Retirement Account of Mr. Baribault. Also includes 105,554 shares of Common Stock held of record by the Reynald A. Baribault Maritalized Revocable Living Trust and 7,500 shares of Common Stock held of record by the Sally K. Baribault Maritalized Revocable Living Trust, for which trusts both Mr. Baribault and his spouse are trustees and share voting and investment power. Also includes 8,262 shares of Common Stock issuable to Mr. Baribault upon the vesting and delivery of RSUs.

(4)	Includes 19,496 shares of Common Stock issuable to Mr. Baty upon the vesting and delivery of RSUs.
(5)	Includes 16,657 shares of Common Stock issuable to Mr. Byerley upon the vesting and delivery of RSUs.
(6)	Includes 8,262 shares of Common Stock issuable to Ms. Ehrman upon the vesting of RSUs.
(7)

Includes 19,785 shares of Common Stock held of record by the Individual Retirement Account of Ms. Rogers and 5,800 shares of Common Stock held of record by Ms. Rogers’ spouse. Also includes 8,262 shares of Common Stock issuable to Ms. Rogers upon the vesting of RSUs.

(8)

Includes 50,000 shares of Common Stock held of record by the Individual Retirement Account of Mr. Howard and 50,000 shares of Common Stock held by PBH Family Partners, Ltd., a family limited partnership owned by Mr. Howard’s family, including Mr. Howard, and over which Mr. Howard and his spouse share voting and investment authority. Also includes 4,131 shares of Common Stock issuable to Mr. Howard upon the vesting and delivery of RSUs.

(9)	Includes 95,295 shares of Common Stock issuable to Mr. Goodwin upon the exercise of stock options and 5,000 shares of Common Stock held of record by his 401(k) account.
(10)	Includes 8,262 shares of Common Stock issuable to Mr. Parker upon the vesting of RSUs.
(11)	Includes 20,794 shares of Common Stock issuable to Mr. Stewart upon the vesting and delivery of RSUs.
(12)	Information based solely on a Form 4 filing filed with the SEC on February 15, 2022. Mr. Hairford retired as the President of the Company on March 31, 2022.
(13)	Information based solely on a Form 4 filing filed with the SEC on January 4, 2022. Mr. Lancaster retired as the Executive Vice President and Chief Financial Officer of the Company on March 31, 2022.
(14)

Includes an aggregate of 18,772 shares of Common Stock, which our executive officers as a group have the right to acquire within 60 days of April 13, 2022 upon the exercise of stock options. Also includes 56,398 shares of restricted stock held by our executive officers. Pursuant to the terms of such restricted stock grants, the executive officers have the right to vote such shares but may only dispose of such shares to the extent they have vested. Also includes 120,282 shares of Common Stock issuable to directors upon the vesting and delivery of RSUs.

(15)

Information based solely on a Schedule 13G/A filed with the SEC on January 27, 2022. The Schedule 13G/A reports that BlackRock, Inc. (“BlackRock”) beneficially owns 17,085,728 shares, has sole voting power with respect to 16,774,950 shares and has sole dispositive power with respect to 17,085,728 shares. According to the Schedule 13G/A, BlackRock’s address is 55 East 52nd Street, New York, NY 10055.

(16)

Information based solely on a Schedule 13G/A filed with the SEC on February 10, 2022. The Schedule 13G/A reports that The Vanguard Group (“Vanguard”) beneficially owns 11,855,358 shares, has shared voting power with respect to 219,153 shares, has sole dispositive power with respect to 11,549,079 shares and has shared dispositive power with respect to 306,279 shares. According to the Schedule 13G/A, Vanguard’s address is 100 Vanguard Blvd, Malvern, PA 19355.

(17)

Information based solely on a Schedule 13G/A filed with the SEC on February 8, 2022. The Schedule 13G/A reports that Dimensional Fund Advisors LP (“Dimensional”) beneficially owns 6,615,666 shares, has sole voting power with respect to 6,521,264 shares and has sole dispositive power with respect to 6,615,666 shares. According to the Schedule 13G/A, Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (collectively, “Funds”). In certain cases, subsidiaries of Dimensional may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, according to the Schedule 13G/A, all such securities are owned by the Funds and Dimensional disclaims beneficial ownership of such securities. According to the Schedule 13G/A, Dimensional’s address is 6300 Bee Cave Road, Building One, Austin, TX 78746.

92        Matador Resources Company  |  2022 Proxy Statement

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Shareholder Proposals for the 2023 Proxy Statement

For shareholder proposals to be included in the Company’s proxy statement and form of proxy relating to the 2023 Annual Meeting, such proposals must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than December 29, 2022. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

Director Nominations or Other Business for Presentation at the 2023 Annual Meeting

Under the Bylaws, certain procedures are provided that a shareholder must follow in order to place in nomination persons for election as directors at an annual meeting of shareholders or to introduce an item of business at an annual meeting of shareholders. These procedures provide, generally, among other things, that shareholders desiring to place in nomination persons for election as directors, and/or bring a proper subject of business before an annual meeting, must do so by a written notice timely received (on or before March 14, 2023, but no earlier than February 12, 2023, for the 2023 Annual Meeting) to the Corporate Secretary of the Company containing the name and address of the shareholder and the number of shares of the Company’s Common Stock beneficially owned by the shareholder. If the notice relates to a nomination for director, it must also set forth the name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s written consent to be a director if selected by the Nominating Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director. Notice of an item of business shall include a brief description of the proposed business and any material interest of the shareholder in such business.

The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Bylaws are available from the Corporate Secretary of the Company and on the Company’s website at www.matadorresources.com under the heading “Investor Relations—Corporate Governance.”

See “Corporate Governance—Board Committees—Nominating Committee” for the process for shareholders to follow to suggest a director candidate to the Nominating Committee for nomination by the Board.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC, including financial statements, is being made available to our shareholders concurrently with this Proxy Statement at www.proxyvote.com and does not form part of the proxy solicitation material. Shareholders may obtain without charge another copy of the Annual Report on Form 10-K, excluding certain exhibits, by writing to Investor Relations, Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

2022 Proxy Statement  |  Matador Resources Company        93

OTHER BUSINESS

OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

By Order of the Board of Directors,

Joseph Wm. Foran
Chairman and Chief Executive Officer

April 28, 2022

94        Matador Resources Company  |  2022 Proxy Statement

ANNEX A

ANNEX A

MATADOR RESOURCES COMPANY 2019 LONG-TERM INCENTIVE PLAN (AS PROPOSED TO BE AMENDED)

The Matador Resources Company 2019 Long-Term Incentive Plan (as the same may be amended, the “Plan”) was adopted by the Board of Directors of Matador Resources Company, a Texas corporation (the “Company”), on April 22, 2019 (the “Board Approval Date”), to be effective as of the date the Plan is approved by the Company’s shareholders (the “Effective Date”).

ARTICLE 1

PURPOSE

The purpose of the Plan is to attract and retain the services of key Employees, key Contractors and Outside Directors and to provide such persons with a proprietary interest in the Company through the granting of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Dividend Equivalent Rights and Other Awards, whether granted singly, or in combination, or in tandem, that will:

(a) increase the interest of such persons in the Company’s welfare;

(b) furnish an incentive to such persons to continue their services for the Company or its Subsidiaries; and

(c) provide a means through which the Company may attract able persons as Employees, Contractors and Outside Directors.

With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.

ARTICLE 2

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1 “Applicable Law” means all legal requirements relating to the administration of equity incentive plans and the issuance and distribution of shares of Common Stock, if any, under applicable corporate laws, applicable securities laws, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, and any other applicable law, rule or restriction.

2.2 “Award” means the grant of any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, SAR, Restricted Stock Unit, Performance Award, Dividend Equivalent Right or Other Award, whether granted singly or in combination or in tandem.

2.3 “Award Agreement” means a written or electronic agreement between a Participant and the Company which sets out the terms of the grant of an Award.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Board Approval Date” is defined above in the introductory paragraph of the Plan.

2022 Proxy Statement  |  Matador Resources Company        A-1

ANNEX A

2.6 A “Change in Control” occurs upon a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets, as follows:

(a) Change in Ownership. A change in ownership of the Company occurs on the date that any “Person” (as defined in Section 2.6(d) below), other than (i) the Company or any Subsidiary, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding stock pursuant to an offering of such stock or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change in Control. In addition, if any Person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (b) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (a); or

(b) Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (a) above, a change in the effective control of the Company occurs on either of the following dates:

(i) the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock. However, if any Person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (b)(i); or

(ii) the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Change in Ownership of a Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (ii) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (iv) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

(d) Definitions. For purposes of subparagraphs (a), (b) and (c) above:

(i) “Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined under Section 409A of the Code.

(ii) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(e) Interpretation. The provisions of this Section 2.6 shall be interpreted in accordance with the requirements of Section 409A of the Code, it being the intent of the parties that this Section 2.6 shall be in compliance with the requirements of said Code Section.

2.7 “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan, or an Award Agreement.

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ANNEX A

2.8 “Code” means the United States Internal Revenue Code of 1986, as amended, together with the published rulings, regulations and interpretations duly promulgated thereunder.

2.9 “Committee” is defined below in Section 3.1.

2.10 “Common Stock” means the common stock, par value $0.01 per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan.

2.11 “Company” means Matador Resources Company, a Texas corporation, and any successor entity.

2.12 “Contractor” means any person, who is not an Employee, rendering bona fide services to the Company or a Subsidiary, for compensation, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.13 “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement.

2.14 “Dividend Equivalent Right” means the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the shares of Common Stock specified in the Award if such shares were held by the Participant to whom the Award is made.

2.15 “Effective Date” is defined above in the introductory paragraph of the Plan.

2.16 “Employee” means a common law employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Subsidiary of the Company.

2.17 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.18 “Executive Officer” means an executive officer of the Company as designated by the Board in accordance with Rule 405 promulgated under the Securities Act of 1933, as amended, and Rule 3b-7 promulgated under the Exchange Act.

2.19 “Exempt Shares” means shares of Common Stock subject to an Award for which the Committee has established or accelerated vesting in accordance with Article 7. No more than five percent (5%) of the shares of Common Stock that may be delivered pursuant to Awards may be shares designated as “Exempt Shares.”

2.20 “Exercise Date” is defined below in Section 8.3(b).

2.21 “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on the date prior to such date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the shares of Common Stock are not so listed, but are quoted on an automated quotation system, the closing sales price per share of Common Stock reported on an automated quotation system on the date prior to such date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on the date prior to such date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the OTC Bulletin Board operated by the Financial Industry Regulation Authority, Inc. or the OTC Markets Group Inc., formerly known as Pink OTC Markets Inc.; or (d) if none of the above is applicable, such amount as may be determined by the Committee, in good faith, to be the fair market value per share of Common Stock. The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.

2022 Proxy Statement  |  Matador Resources Company        A-3

ANNEX A

2.22 “Immediate Family” is defined below in Section 14.7.

2.23 “Incentive Stock Option” means a Stock Option that is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.24 “Nonqualified Stock Option” means a nonqualified stock option, granted pursuant to this Plan, which is not an Incentive Stock Option.

2.25 “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.26 “Other Award” means an Award issued pursuant to Section 6.9 hereof.

2.27 “Outside Director” means a director of the Company or any Subsidiary who is not an Employee.

2.28 “Participant” means an Employee, Contractor or Outside Director to whom an Award is granted under this Plan.

2.29 “Performance Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock pursuant to Section 6.7 hereof.

2.30 “Performance Criteria” is defined below in Section 6.10.

2.31 “Performance Goal” means any of the goals set forth in Section 6.10 hereof.

2.32 “Plan” is defined above in the introductory paragraph of the Plan.

2.33 “Prior Plan” means the Matador Resources Company Amended and Restated 2012 Long-Term Incentive Plan, as amended from time to time.

2.34 “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the Exchange Act.

2.35 “Restricted Stock” means one or more shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.36 “Restricted Stock Units” means one or more units awarded to a Participant pursuant to Section 6.6 hereof, which are convertible into Common Stock at such time as such units are no longer subject to restrictions as established by the Committee.

2.37 “SAR” or “Stock Appreciation Right” means the right to receive an amount, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock as of the date the SAR is exercised (or, as provided in the Award Agreement, converted) over the SAR Price for such shares.

2.38 “SAR Price” means the exercise price or conversion price of each share of Common Stock covered by a SAR, determined on the Date of Grant of the SAR.

2.39 “Spread” is defined below in Section 12.4(b).

2.40 “Stock Option” means a Nonqualified Stock Option or an Incentive Stock Option.

2.41 “Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of

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ANNEX A

the total combined voting power of all classes of stock in one of the other corporations in the chain, (b) any limited partnership, if the Company or any corporation described in item (a) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner and (c) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (a) above or any limited partnership listed in item (b) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.42 “Substitute Award” is defined below in Section 5.4.

2.43 “Tenure Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock that vests over time based upon the Participant’s continued employment with or service to the Company or its Subsidiaries.

2.44 “Termination of Service” occurs when a Participant who is (a) an Employee of the Company or any Subsidiary ceases to serve as an Employee of the Company and its Subsidiaries, for any reason; (b) an Outside Director of the Company or a Subsidiary ceases to serve as a director of the Company and its Subsidiaries for any reason; or (c) a Contractor of the Company or a Subsidiary ceases to serve as a Contractor of the Company and its Subsidiaries for any reason. Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Director or Contractor or when an Outside Director becomes a Contractor or, in each case, vice versa. If, however, a Participant who is an Employee and who has an Incentive Stock Option ceases to be an Employee but does not suffer a Termination of Service, and if that Participant does not exercise the Incentive Stock Option within the time required under Section 422 of the Code upon ceasing to be an Employee, the Incentive Stock Option shall thereafter become a Nonqualified Stock Option. Notwithstanding the foregoing provisions of this Section 2.44, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Termination of Service” for purposes of such Award shall be the definition of “separation from service” provided for under Section 409A of the Code.

2.45 “Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee; provided that, with respect to any Incentive Stock Option, Total and Permanent Disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code. Notwithstanding the foregoing provisions of this Section 2.45, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code.

ARTICLE 3

ADMINISTRATION

3.1 General Administration; Establishment of Committee. Subject to the terms of this Article 3, the Plan shall be administered by the Board or such committee of the Board as is designated by the Board to administer the Plan (the “Committee”). The Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.

Membership on the Committee shall be limited to those members of the Board who are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. A majority of the Committee shall constitute a

2022 Proxy Statement  |  Matador Resources Company        A-5

ANNEX A

quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.2 Designation of Participants and Awards.

(a) The Committee or the Board shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, where applicable, the term of such Award, the Date of Grant and such other terms, provisions, limitations and performance requirements, as are approved by the Committee, but not inconsistent with the Plan. Although the members of the Committee shall be eligible to receive Awards, all decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee, or if such member is the only member of the Committee, by the Board.

(b) Notwithstanding Section 3.2(a), to the extent permitted by Applicable Law, the Board or the Committee may, in its discretion and by a resolution adopted by the Board or Committee, authorize one or more officers of the Company to (i) designate one or more Employees as eligible persons to whom Awards will be granted under the Plan and (ii) determine the number of shares of Common Stock that will be subject to such Awards and the terms and conditions of such Awards; provided, however, that the resolution of the Board granting such authority shall (x) specify the total number of shares of Common Stock that may be made subject to the Awards, (y) set forth the price or prices (or a formula by which such price or prices may be determined) to be paid for the purchase of the Common Stock subject to such Awards and (z) not authorize an officer to designate himself or any Executive Officer as a recipient of any Award.

3.3 Authority of the Committee. The Committee, in its discretion, shall (a) interpret the Plan, (b) prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan, (c) establish performance goals for an Award and certify the extent of their achievement and (d) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding and conclusive on all interested parties. The Committee’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary.

The Committee may delegate to any subcommittee or, subject to the limitations set forth in Section 3.2(b) above, to officers of the Company the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such delegation of authority shall be deemed to have been taken by the Committee.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the Exchange Act, Section 422 of the Code, the rules of any exchange or interdealer quotation system upon which the Company’s securities are listed or quoted or any other Applicable Law, to the extent that any such restrictions are no longer required by Applicable Law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

ARTICLE 4

ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer), Contractor or Outside Director is eligible to be selected to participate in the Plan; provided that only Employees shall be eligible to receive Incentive Stock Options. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee, Contractor or Outside Director. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, Awards need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, Contractors or Outside Directors, if any, are to receive Awards, the

A-6        Matador Resources Company  |  2022 Proxy Statement

ANNEX A

form, amount and timing of such Awards and the terms and provisions of such Awards and Award Agreements) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan.

ARTICLE 5

SHARES SUBJECT TO PLAN; AWARD LIMITATIONS

5.1 Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is ~~3,225,000~~ 6,950,000 shares, of which 100% may be delivered pursuant to Incentive Stock Options, plus the number of shares of Common Stock remaining available for issuance under the Prior Plan on the Effective Date, plus the number of shares of Common Stock subject to any award outstanding under the Prior Plan as of the Effective Date that after the Effective Date is not issued because such award is forfeited, terminates, expires or otherwise lapses without being exercised (to the extent applicable), or is settled in cash. Subject to adjustment pursuant to Articles 11 and 12, the maximum number of shares of Common Stock with respect to which Stock Options or SARs may be granted to an Executive Officer during any calendar year is 500,000 shares of Common Stock. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

5.2 Restoration and Retention of Shares. If any shares of Common Stock subject to an Award shall not be issued or transferred to a Participant and shall cease to be issuable or transferable to a Participant because of the forfeiture, termination, expiration or cancellation, in whole or in part, of such Award or for any other reason, the shares not so issued or transferred, or the shares so reacquired by the Company, as the case may be, shall no longer be charged against the limitation provided for in Section 5.1 and may be used thereafter for additional Awards under the Plan. The following additional parameters shall apply:

(a) If an Award may be settled in shares of Common Stock or cash (in whole or in part), shares shall be deemed issued only when and to the extent that settlement or payment is actually made in shares of Common Stock. To the extent an Award is settled or paid in cash, and not shares of Common Stock, any shares previously reserved for issuance or transfer pursuant to such Award will again be deemed available for issuance or transfer under the Plan, and the maximum number of shares of Common Stock that may be issued or transferred under the Plan shall be reduced only by the number of shares actually issued and transferred to the Participant.

(b) Notwithstanding the foregoing, (i) shares withheld or tendered to pay withholding taxes or the exercise price of an Award shall not again be available for the grant of Awards under the Plan and (ii) the full number of shares subject to a Stock Option or SAR granted that are settled by the issuance of shares shall be counted against the shares authorized for issuance under this Plan, regardless of the number of shares actually issued upon the settlement of such Stock Option or SAR.

(c) Any shares repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for the future grant of Awards.

5.3 Outside Director Awards. The aggregate dollar value of equity-based (based on the grant date Fair Market Value of equity-based Awards) and cash compensation granted under this Plan or otherwise during any calendar year to any Outside Director shall not exceed $600,000; provided, however, that in the calendar year in which an Outside Director first joins the Board or serves as Chairman of the Board or Lead Director, the maximum aggregate dollar value of equity-based and cash compensation granted to the Outside Director may be up to two hundred percent (200%) of the foregoing limit.

5.4 Substitute Awards. Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines (“Substitute Awards”) shall not be charged against the limitation provided for in Section 5.1. The terms and

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conditions of the Substitute Awards may vary from the terms and conditions set forth in this Plan to such extent as the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees of such acquired or combined company before such acquisition or combination.

ARTICLE 6

GRANT OF AWARDS

6.1 In General. The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Award(s) being granted, the total number of shares of Common Stock subject to the Award(s), the Option Price (if applicable), the term of the Award, the Date of Grant and such other terms, provisions, limitations and performance objectives, as are approved by the Committee, but (i) not inconsistent with the Plan, and (ii) to the extent an Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code . The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award and the terms of Awards and Award Agreements need not be the same with respect to different Participants. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

6.2 Option Terms. The Option Price for any share of Common Stock which may be purchased under a Nonqualified Stock Option for any share of Common Stock must be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Option Price for any share of Common Stock which may be purchased under an Incentive Stock Option must be at least equal to the Fair Market Value of the share on the Date of Grant; if an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant. No Stock Option granted under this Plan may be exercised at any time after the expiration of ten (10) years from its Date of Grant or such shorter period as may be specified in the Award Agreement. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.

6.3 Maximum ISO Grants. The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option (or any such portion thereof) shall be a Nonqualified Stock Option.

6.4 Restricted Stock. Restricted Stock may be granted to or sold to any Participant under such terms and conditions as shall be established by the Committee (including service-based, performance-based conditions or otherwise), provided, however, that such terms and conditions are consistent with the Plan. Restricted Stock shall

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be subject to such restrictions as the Committee determines, including, without limitation, (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (b) a requirement that the holder forfeit such Award in the event of Termination of Service during the period of restriction.

Except as provided in the applicable Award Agreement, the Participant shall have, with respect to the Participant’s Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon; provided, however, that the Participant shall not have the right to receive dividends on any Restricted Stock that has not yet vested. Except as provided in the applicable Award Agreement, any dividends declared with respect to any portion of such Restricted Stock prior to the vesting of such portion shall be (i) accrued or (ii) reinvested in additional shares of Common Stock (which may thereafter accrue additional dividends). Any such reinvestment shall be at the Fair Market Value at the time thereof and subject to the same terms as the underlying Award. Accrued dividends shall be paid as soon as practicable following vesting of the Restricted Stock and may be settled in cash or shares of Common Stock, or a combination thereof, in a single payment or in installments.

6.5 SARs. The Committee may grant SARs to any Participant, either as a separate Award or in connection with a Stock Option. SARs shall be subject to such terms and conditions as the Committee shall impose (including service-based, performance-based conditions or otherwise), provided that such terms and conditions are consistent with the Plan. The grant of the SAR may provide that the holder may be paid for the value of the SAR either in cash or in shares of Common Stock, or a combination thereof. In the event of the exercise of a SAR payable in shares of Common Stock, the holder of the SAR shall receive that number of whole shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (a) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the SAR Price as set forth in such SAR (or other value specified in the agreement granting the SAR), by (b) the number of shares of Common Stock as to which the SAR is exercised, with a cash settlement to be made for any fractional shares of Common Stock. The SAR Price for any share of Common Stock subject to a SAR may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Committee, in its sole discretion, may place a ceiling on the amount payable upon exercise of a SAR, but any such limitation shall be specified at the time that the SAR is granted.

6.6 Restricted Stock Units. Restricted Stock Units may be awarded or sold to any Participant under such terms and conditions as shall be established by the Committee (including service-based, performance-based conditions or otherwise), provided, however, that such terms and conditions are consistent with the Plan. The grant of a Restricted Stock Unit may provide that the holder may be paid for the value of the Restricted Stock Unit either in cash or in shares of Common Stock, or a combination thereof. Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (b) a requirement that the holder forfeit (or in the case of shares of Common Stock or units sold to the Participant, resell to the Company at cost) such shares or units in the event of Termination of Service during the period of restriction.

6.7 Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right to any Participant, either as a component of another Award or as a separate Award. The terms and conditions of the Dividend Equivalent Right shall be specified by the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Common Stock (which may thereafter accrue additional dividend equivalents). Any such reinvestment shall be at the Fair Market Value at the time thereof. Dividend Equivalent Rights may be settled in cash or shares of Common Stock, or a combination thereof, in a single payment or in installments. A Dividend Equivalent Right granted as a component of an Award shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

6.8 Other Awards. The Committee may grant to any Participant other forms of Awards, based upon, payable in, or otherwise related to, in whole or in part, shares of Common Stock, if the Committee determines that such other

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form of Award is consistent with the purpose and restrictions of this Plan. The terms and conditions of such other form of Award shall be specified by the grant. Such Other Awards may be granted for no cash consideration, for such minimum consideration as may be required by Applicable Law, or for such other consideration as may be specified by the grant.

6.9 Performance Awards.

(a) The Committee may grant any of the Awards described in Sections 6.2 through 6.8 as Performance Awards. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the Performance Goals to be achieved during a performance period and the maximum or minimum settlement values, provided that such terms and conditions are consistent with the Plan. If the Performance Award is to be in shares of Common Stock, the Performance Awards may provide for the issuance of the shares of Common Stock at the time of the grant of the Performance Award or at the time of the certification by the Committee that the Performance Goals for the performance period have been met; provided, however, if shares of Common Stock are issued at the time of the grant of the Performance Award and if, at the end of the performance period, the Performance Goals are not certified by the Committee to have been fully satisfied, then, notwithstanding any other provisions of this Plan to the contrary, the Common Stock shall be forfeited in accordance with the terms of the grant to the extent the Committee determines that the Performance Goals were not met. The forfeiture of shares of Common Stock issued at the time of the grant of the Performance Award due to failure to achieve the established Performance Goals shall be separate from and in addition to any other restrictions provided for in this Plan that may be applicable to such shares of Common Stock. Each Performance Award granted to one or more Participants shall have its own terms and conditions.

If the Committee determines, in its sole discretion, that with respect to a Performance Award, the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

(b) Performance Awards may be paid in cash, shares of Common Stock, or other consideration, or any combination thereof. If payable in shares of Common Stock, the consideration for the issuance of such shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.

(c) Notwithstanding the foregoing, no Participant may receive in any calendar year Performance Awards which have an aggregate value of more than $10,000,000, and if such Performance Awards involve the issuance of shares of Common Stock, said aggregate value shall be based on the Fair Market Value of such shares on the time of the grant of the Performance Award.

(d) Performance Awards may be made subject to the attainment of Performance Goals relating to one or more factors determined in the sole discretion of the Committee, which may consist of one or more or any combination of the following criteria in either absolute or relative terms (as compared to an external benchmark or performance of a designated peer group of companies), for either any individual Participant, the Company or any of its Subsidiary organizations or divisions (the “Performance Criteria”):

(i) Earnings (either in the aggregate or on a per-share basis) or adjusted earnings;

(ii) Net income or adjusted net income;

(iii) Operating income;

(iv) Operating profit;

(v) Cash flow;

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(vi) Return measures (including cash return on cash invested (CROCI), return on average capital employed (ROACE) or other return on assets, investments, equity or invested capital);

(vii) Total shareholder return (change in share price plus reinvestment of dividends into shares when declared, if any, from period to period) and other measures of shareholder return (including income applicable to common shareholders or other class of shareholders);

(viii) Earnings before or after either, or any combination of, interest, taxes, depletion, depreciation, amortization or other non-cash items;

(ix) Adjusted EBITDA;

(x) Acreage;

(xi) Reserves;

(xii) Present value of estimated future oil and gas revenues, net of estimated direct expenses, discounted at an annual discount rate of 10% (or PV 10);

(xiii) Gross revenues;

(xiv) Reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof;

(xv) Economic value or economic value added;

(xvi) Market share or market share added;

(xvii) Annual net income to common stock;

(xviii) Earnings per share or growth in earnings per share;

(xix) Annual cash flow provided by operations;

(xx) Changes in annual revenues;

(xxi) Strategic and operational business criteria, consisting of one or more objectives based on specified revenue, market penetration, geographic business expansion goals, execution of new midstream third-party agreements, identified project milestones, completion of significant projects, production, gathering, processing or disposal volume levels (on an absolute or debt-adjusted basis), cost targets, lease operating expenses, G&A expenses, leverage ratio, finding and development costs, reserves or reserves added, reserve replacement ratio and goals relating to acquisitions or divestitures;

(xxii) Goals relating to specific environmental compliance measures and safety and accident rates;

(xxiii) Individual management objectives;

(xxiv) Certain strategic goals, such as consummation of transactions or events, or other qualitative matters, that improve operational efficiencies or results, preserve the Company’s balance sheet, create additional value through acquisitions, divestitures, joint ventures or other value creating transactions, expand or increase the per share value of the Company’s midstream business, represent an assumption of additional duties beyond those within an executive’s responsibilities, assist in staff development, retention and training or serve to maintain the Company’s culture and working conditions; and/or

(xxv) Any other Performance Goal that the Committee deems appropriate.

The Committee may designate, in its sole discretion, whether a particular Performance Criteria is to be measured on a pre-tax basis or post-tax basis. In addition, certain Performance Criteria may be stated in reference to a production volume of measurement such as in per cubic feet equivalents or barrels of oil equivalents (e.g., per Mcfe, MMcfe, Bcfe, BOE, MBOE or MMBOE), including such production volume on a daily basis. Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases or (v) other similar occurrences.

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6.10 Tandem Awards. The Committee may grant two or more Award types in the form of a “tandem Award,” so that the right of the Participant to exercise one shall be canceled if, and to the extent, the other is exercised. For example, if a Stock Option and a SAR are issued in a tandem Award, and the Participant exercises the SAR with respect to one hundred (100) shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of one hundred (100) shares of Common Stock.

6.11 No Repricing of Stock Options or SARs. Unless approved by the Company’s shareholders, the Committee may not “reprice” any Stock Option or SAR. For purposes of this Section 6.12, “reprice” means any of the following or any other action that has the same effect: (a) amending a Stock Option or SAR to reduce its exercise price or base price, (b) canceling a Stock Option or SAR at a time when its exercise price or base price exceeds the Fair Market Value of a share of Common Stock in exchange for cash or a Stock Option, SAR, award of Restricted Stock or other equity award or (c) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing in this Section 6.12 shall prevent the Committee from substituting Awards in accordance with Section 5.4, making adjustments pursuant to Article 11 or from exchanging or cancelling Awards pursuant to Article 12.

6.12 Recoupment. Notwithstanding any other language in this Plan to the contrary, the Company may recoup all or any portion of any shares or cash paid to a Participant in connection with an Award, to the extent provided for under the Company’s clawback policy, if any, approved by the Company’s Board from time to time.

ARTICLE 7

VESTING

The Committee, in its sole discretion, shall establish the vesting terms applicable to an Award, including whether all or any portion will not be vested until a date or dates subsequent to its Date of Grant, or until the occurrence of one or more specified events, provided that any such vesting terms shall not be inconsistent with the terms of the Plan, including, without limitation, this Article 7. If the Committee imposes conditions upon vesting, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or a portion of the Award may be vested, provided that any such acceleration must comply with the terms of the Plan, including, without, limitation, this Article 7. Except as otherwise provided herein, the Committee must grant all Awards in accordance with the following provisions: (a) all Awards granted to Participants other than Outside Directors must vest no earlier than one (1) year after the Date of Grant; (b) all Awards granted to Outside Directors must vest no earlier than the earlier of one (1) year after the Date of Grant or the next annual meeting of shareholders (provided that such annual meetings are at least fifty (50) weeks apart); and (c) the Committee may not accelerate the date on which all or any portion of an Award may be vested or waive the period of restriction on an Award except (i) upon the Participant’s death or Total and Permanent Disability; (ii) upon a Change in Control or (iii) upon a Termination of Service on or following a Change in Control. Notwithstanding the foregoing, the Committee may, in its sole discretion, grant Awards with more favorable vesting provisions than set forth in this Article 7, provided that the shares of Common Stock subject to such Awards shall be Exempt Shares.

ARTICLE 8

EXERCISE OR CONVERSION OF AWARD

8.1 In General. A vested Award may be exercised or converted, during its term, subject to limitations and restrictions set forth in the Award Agreement.

8.2 Securities Law and Exchange Restrictions. In no event may an Award be exercised or shares of Common Stock be issued pursuant to an Award if the Company determines in its sole discretion that a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system, any registration under state or federal securities laws required under the circumstances, or the necessary consent or approval of any governmental regulatory body has not been obtained or accomplished.

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8.3 Exercise of Stock Option.

(a) In General. If a Stock Option is exercisable prior to the time it is vested, the Common Stock obtained on the exercise of the Stock Option shall be Restricted Stock which is subject to the applicable provisions of the Plan and the Award Agreement. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Stock Option may be exercised subject to the vesting requirements set forth in Article 7. No Stock Option may be exercised for a fractional share of Common Stock. The granting of a Stock Option shall impose no obligation upon the Participant to exercise that Stock Option.

(b) Notice and Payment. Subject to such administrative conditions as the Company may from time to time adopt, a Stock Option may be exercised by the delivery of written notice in the form specified by the Company setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised and the date of exercise thereof (the “Exercise Date”). On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as provided in the Award Agreement, which may provide for payment in any one or more of the following ways: (i) cash or check, bank draft or money order payable to the order of the Company, (ii) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (iii) by delivery (including electronic delivery) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, (iv) by the Company withholding a number of shares of Common Stock, valued at its Fair Market Value on the Exercise Date, otherwise issuable upon exercise of the Stock Option and/or (v) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered.

Except as otherwise provided in the applicable Award Agreement, upon payment of all amounts due from the Participant, the Company shall cause the Common Stock then being purchased to be registered in the Participant’s name (or the person exercising the Participant’s Stock Option in the event of his or her death).

(c) Failure to Pay. Except as may otherwise be provided in an Award Agreement, if the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, that portion of the Participant’s Stock Option and right to purchase such Common Stock may be forfeited by the Participant.

8.4 SARs. Subject to the conditions of this Section 8.4 and such conditions as the Company may from time to time adopt, a SAR may be exercised by the delivery (including by electronic delivery) of written notice to the Company, in the form specified by the Company, setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. Subject to the terms of the Award Agreement and only if permissible under Section 409A of the Code (or, if not so permissible, at such time as permitted by Section 409A of the Code), the Participant shall receive from the Company in exchange therefor in the discretion of the Committee, and subject to the terms of the Award Agreement:

(a) cash in an amount equal to the excess (if any) of the Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered;

(b) that number of shares of Common Stock having an aggregate Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests; or

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(c) the Company may settle such obligation in part with shares of Common Stock and in part with cash.

The distribution of any cash or Common Stock pursuant to the foregoing sentence shall be made at such time as set forth in the Award Agreement.

8.5 Disqualifying Disposition of Incentive Stock Option. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

ARTICLE 9

AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 9, the Committee may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment for which shareholder approval is required either (a) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (b) in order for the Plan and Awards to continue to comply with Sections 421 and 422 of the Code, including any successors to such Sections, or other Applicable Law, shall be effective unless such amendment shall be approved by the requisite vote of the shareholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Awards theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Award outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 9 shall materially adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Award theretofore granted under the Plan without the consent of the affected Participant.

ARTICLE 10

TERM

The Plan shall be effective from the Effective Date. Unless sooner terminated by action of the Board, the Plan will terminate on the tenth anniversary of the Board Approval Date, but Awards granted before that date will continue to be effective in accordance with their terms and conditions.

ARTICLE 11

CAPITAL ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Award, then the Committee shall adjust any or all of the following so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event: (a) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Awards, (b) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Awards, (c) the Option Price of each outstanding Award, and (d) the number of or SAR Price of shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each

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instance shall remain subject to exercise at the same aggregate SAR Price; provided however, that the number of shares of Common Stock (or other securities or property) subject to any Award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Stock Option to violate Section 422 of the Code or Section 409A of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market or stock quotation system to which the Company is subject.

Upon the occurrence of any such adjustment, the Company shall provide notice to each affected Participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

ARTICLE 12

RECAPITALIZATION, MERGER AND CONSOLIDATION

12.1 No Effect on Company’s Authority. The existence of this Plan and Awards granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure and its business, or any Change in Control, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2 Conversion of Awards Where Company Survives. Subject to any required action by the shareholders and except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Award granted hereunder shall pertain to and apply to the securities or rights (including cash, property or assets) to which a holder of the number of shares of Common Stock subject to the Award would have been entitled.

12.3 Exchange or Cancellation of Awards Where Company Does Not Survive. Except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code, in the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of outstanding Awards, that number of shares of each class of stock or other securities or that amount of cash, property or assets of the surviving, resulting or consolidated company which were distributed or distributable to the shareholders of the Company in respect to each share of Common Stock held by them, such outstanding Awards to be thereafter exercisable for such stock, securities, cash or property in accordance with their terms.

12.4 Cancellation of Awards. Notwithstanding the provisions of Sections 12.2 and 12.3 hereof, and except as may be required to comply with Section 409A of the Code, in the event the acquiror or the surviving or resulting corporation does not agree to assume the Awards, all Awards granted hereunder may be canceled by the Company, in its sole discretion, as of the effective date of any Change in Control, merger, consolidation or share exchange, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options or warrants to purchase same), or of any dissolution or liquidation of the Company, by either:

(a) giving notice to each holder thereof or the holder’s representative of its intention to cancel those Awards for which the issuance of shares of Common Stock involved payment by the Participant for such shares, and permitting the purchase of any or all of the shares of Common Stock subject to such outstanding Awards including, as determined by the Board, unvested Awards, to occur during the thirty (30) day period preceding such effective date of cancelation; or

(b) in the case of Awards that are either (i) settled only in shares of Common Stock or (ii) at the election of the Participant, settled in shares of Common Stock, paying the holder thereof an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such

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transaction, and the price per share of such Award to be paid by the Participant (hereinafter the “Spread”), multiplied by the number of shares subject to the Award. In estimating the Spread, appropriate adjustments to give effect to the existence of the Awards shall be made, such as deeming the Awards to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Awards as being outstanding in determining the net amount per share. In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before such liquidation could be completed.

An Award that by its terms would be fully vested or exercisable upon a Change in Control will be considered vested or exercisable for purposes of Section 12.4(a) hereof.

ARTICLE 13

LIQUIDATION OR DISSOLUTION

Subject to Section 12.4 hereof, in case the Company shall, at any time while any Award under this Plan shall be in force and remain unexpired, (a) sell all or substantially all of its property, or (b) dissolve, liquidate or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Award, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Award, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Article 11 hereof.

ARTICLE 14

MISCELLANEOUS PROVISIONS

14.1 Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Awards granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

14.2 No Right to Continued Employment. Neither the Plan nor any Award granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

14.3 Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation to the fullest extent provided by Applicable Law. Except to the extent required by any unwaiveable requirement under Applicable Law, no member of the Board or the Committee (and no Subsidiary) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award or any Claim arising hereunder and, to the fullest extent permitted under Applicable Law, each Participant (as consideration for receiving and accepting an Award) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee and any Subsidiary of the Company arising out of this Plan.

A-16        Matador Resources Company  |  2022 Proxy Statement

ANNEX A

14.4 Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

14.5 Compliance With Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Award if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Exchange Act); and, as a condition of any sale or issuance of shares of Common Stock under an Award, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Awards hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

14.6 Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 14.6, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any Federal, state, local or other taxes permitted by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is permitted to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made (a) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the applicable tax withholding obligations of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, vesting or conversion of the Award, as applicable, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the applicable tax withholding payment; (c) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise, vesting or conversion of the Award, which shares so withheld have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares) the applicable tax withholding payment; or (d) any combination of (a), (b) or (c) or any other method consented to by the Company in writing. The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

14.7 Assignability. Incentive Stock Options may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 14.7 that is not required for compliance with Section 422 of the Code.

Except as otherwise provided herein, Awards may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution. Notwithstanding the foregoing, unless otherwise provided in an Award Agreement, all or a portion of any Award may be transferred, for no consideration, by a Participant to (a) one or more members of the Participant’s Immediate Family, (b) a trust in which the Participant or members of his or her Immediate Family have more than fifty percent of the beneficial interest, (c) a foundation in which the Participant or members of his or her Immediate Family control the

2022 Proxy Statement  |  Matador Resources Company        A-17

ANNEX A

management of assets or (d) any other entity in which the Participant or members of his or her Immediate Family own more than fifty percent of the voting interests. As used herein, “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships.

Following any transfer, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 8, 9, 11, 13 and 14 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which, the Award shall be exercisable or convertible by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of an Award of any expiration, termination, lapse or acceleration of such Award. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under an Award that has been transferred by a Participant under this Section 14.7.

14.8 Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Awards granted under this Plan shall constitute general funds of the Company.

14.9 Governing Law. The Plan shall be governed by, construed and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws, rule or principle of Texas law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary of the Company or any shareholder or existing or former director, officer or Employee of the Company or any Subsidiary of the Company. Each Award Agreement shall require the Participant to release and covenant not to sue any Person other than the Company over any Claims. The individuals and entities described above in this Section 14.9 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 14.9.

14.10 Electronic Delivery. Awards granted under the Plan and/or communications regarding the Plan and any Award under the Plan may be sent, accepted, executed, or exercised, as applicable, via electronic means through an online or electronic system established and maintained by the Company or a third party designated by the Company.

14.11 Dividends and Dividend Equivalent Rights. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, dividends and Dividend Equivalent Rights may accrue, but shall not be paid out or settled unless and until, and then only to the extent that, the applicable underlying Award vests.

A copy of this Plan shall be kept on file in the principal office of the Company in Dallas, Texas

***************

A-18        Matador Resources Company  |  2022 Proxy Statement

ANNEX A

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of                     , 2019, by its Chief Executive Officer and Secretary pursuant to prior action taken by the Board.

MATADOR RESOURCES COMPANY

By:
Name:
Title:

Attest:

2022 Proxy Statement  |  Matador Resources Company        A-19

ANNEX B

ANNEX B

Matador Resources Company 2022 Employee Stock Purchase Plan

1. Purpose

The purpose of this Matador Resources Company 2022 Employee Stock Purchase Plan (the “Plan”) is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock through accumulated Contributions. The Company’s intention is to have Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

2. Definitions.

(a) “Administrator” means the Strategic Planning and Compensation Committee of the Board (or any successor committee) or such other committee as designated by the Board to administer the Plan under Section 14.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(e) “Common Stock” means the common stock of the Company, par value $0.01 per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan.

(f) “Company” means Matador Resources Company, a Texas corporation, and any successor corporation.

(g) “Compensation” means an Eligible Employee’s base salary or base hourly rate of pay before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan, together with any commissions, overtime, incentive compensation, bonuses and other forms of compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for an Offering Period.

(h) “Contributions” means the payroll deductions and any other additional payments that the Administrator may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.

(i) “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. As of the date of adoption of the Plan, the Designated Subsidiary consists exclusively of: MRC Energy Company.

(j) “Eligible Employee” means any person, including an officer, who is employed by the Company or a Designated Subsidiary (i) for more than 20 hours per week and (ii) for more than five months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave

2022 Proxy Statement  |  Matador Resources Company        B-1

ANNEX B

exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave. “Eligible Employee” shall not include any person who is a citizen or resident of a foreign jurisdiction if granting them an option under the Plan would violate the law of such jurisdiction, or if compliance with the laws of the jurisdiction would cause the Plan to violate Section 423 of the Code.

(k) “Employer” means the Company and each Designated Subsidiary.

(l) “Enrollment Date” means the first Trading Day of each Offering Period.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(n) “Exercise Date” means the last Trading Day of each Offering Period.

(o) “Fair Market Value” means as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, system or market, its Fair Market Value shall be the closing price for the Common Stock as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Administrator deems reliable (or, if no sale of Common Stock is reported for such date, on the next preceding date on which any sale shall have been reported); and (ii) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(p) “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

(q) “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy Treasury Regulation Sections 1.423-2(a)(2) and (a)(3).

(r) “Offering Periods” means the periods established by the Administrator (not to exceed 27 months) during which an option granted pursuant to the Plan may be exercised. The duration and timing of Offering Periods may be changed pursuant to Sections 4, 18 and 19. The first Offering Period shall commence on the first day of the third month the Common Stock is publicly traded following stockholder approval of the Plan and end on the last day of the Company’s first full fiscal quarter that follows the date on which such event occurs, and subsequent Offering Periods shall be each six-month period (two full fiscal quarters) commencing after the first Offering Period ends.

(s) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(t) “Participant” means an Eligible Employee who elects to participate in the Plan.

(u) “Purchase Period” means the period during an Offering Period which shares of Common Stock may be purchased on a Participant’s behalf in accordance with the terms of the Plan. Unless the Administrator determines otherwise, each Purchase Period will be a six-month period (two full fiscal quarters).

(v) “Purchase Price” means an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any other Applicable Law) or pursuant to Section 18.

B-2        Matador Resources Company  |  2022 Proxy Statement

ANNEX B

(w) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(x) “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on an national stock exchange, a business day as determined by the Administrator in good faith.

(y) “Treasury Regulations” means the Treasury regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3. Eligibility

(a) Offering Periods. Any Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan if he or she was employed by the Company for at least 30 days immediately preceding the Enrollment Date, subject to the requirements of Section 5.

(b) Non-U.S. Employees. Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In addition, as provided in Section 14, the Administrator may establish one or more sub-plans of the Plan (which may, but are not required to, comply with the requirements of Section 423 of the Code) to provide benefits to employees of Designated Subsidiaries located outside the United States in a manner that complies with local law. Any such sub-plan will be a component of the Plan and will not be a separate plan.

(c) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds $25,000 worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4. Offering Periods

The Plan will be implemented by consecutive Offering Periods with new Offering Periods commencing at such times as determined by the Administrator. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) without stockholder approval.

5. Participation

An Eligible Employee may participate in the Plan by (i) submitting to the Company’s Human Resources department (or its delegate), on or before a date determined by the Administrator prior to an applicable Enrollment Date, a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator.

2022 Proxy Statement  |  Matador Resources Company        B-3

ANNEX B

6. Contributions

(a) At the time a Participant enrolls in the Plan pursuant to Section 5, such Participant will elect to have payroll deductions made on each pay day or other Contributions (to the extent permitted by the Administrator) made during the Offering Period in an amount not exceeding 30% of the Compensation (or such other whole percentage of Compensation as determined by the Administrator in its sole discretion), which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a Participant will have any payroll deductions made on such day applied to his or her notional account under the subsequent Purchase Period or Offering Period. The minimum permissible projected Contribution by any Participant for an Offering Period shall be $200. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10.

(b) Payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day prior to the Exercise Date of such Purchase Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10; provided, however, that with respect to the first Offering Period, payroll deduction for a Participant will not commence until such time as determined by the Administrator.

(c) All Contributions made for a Participant will be credited to his or her notional account under the Plan and payroll deductions will be made in whole percentages only. Except to the extent permitted by the Administrator pursuant to Section 6(a), a Participant may not make any additional payments into such notional account.

(d) A Participant may discontinue his or her participation in the Plan as provided in Section 10. Participants shall not be permitted to increase or to otherwise decrease their rates of Contributions during an Offering Period unless otherwise determined by the Administrator in its sole discretion.

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, a Participant’s Contributions may be decreased to 0% at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

(f) At the time the option under the Plan is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the United States, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by Treasury Regulation Section 1.423-2(f).

7. Grant of Option

On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s notional account as of the

B-4        Matador Resources Company  |  2022 Proxy Statement

ANNEX B

Exercise Date by the applicable Purchase Price; provided, however, that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than 2,500 shares of Common Stock (subject to any adjustment pursuant to Section 18); provided, further, that such purchase will be subject to the limitations set forth in Sections 3(c) and 13. The Eligible Employee may accept the grant of such option by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period of an Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8. Exercise of Option

(a) Unless a Participant withdraws from the Plan as provided in Section 10, such Participant’s option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her notional account. No fractional shares of Common Stock will be purchased; unless determined by the Administrator, any Contributions accumulated in a Participant’s notional account that are not sufficient to purchase a full share will be retained in the Participant’s notional account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant’s notional account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company will make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 19. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

9. Delivery

As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.

2022 Proxy Statement  |  Matador Resources Company        B-5

ANNEX B

10. Withdrawal

A Participant may withdraw all, but not less than all, the Contributions credited to his or her notional account and not yet used to exercise his or her option under the Plan at any time by (a) submitting to the Company’s Human Resources department (or its delegate) a written notice of withdrawal in the form determined by the Administrator for such purpose, or (b) following an electronic or other withdrawal procedure determined by the Administrator. All of the Participant’s Contributions credited to his or her notional account will be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

11. Termination of Employment

Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s notional account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated.

12. Interest

No interest will accrue on the Contributions of a Participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, shall apply to all Participants in the relevant Offering except to the extent otherwise permitted by Treasury Regulation Section 1.423-2(f).

13. Stock

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 4,000,000 shares of Common Stock.

(b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c) Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or the Participant and his or her spouse.

14. Administration

The Plan shall be administered by the Administrator. The Board shall fill vacancies on, and from time to time may remove or add members to, the Administrator. Any power of the Administrator may also be exercised by the Board. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the United States, the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan). Unless otherwise determined by the Administrator, the employees eligible to participate in each sub-plan will participate in a separate Offering. Without limiting the

B-6        Matador Resources Company  |  2022 Proxy Statement

ANNEX B

generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the United States. The Administrator may also delegate some or all of its responsibilities, including the authority to assist the Administrator in the day-to-day administration of the Plan, to one or more other officers of the Company or a subcommittee and, to the extent there has been any such delegation, any reference in the Plan to the Administrator shall include the delegate of the Administrator. Every finding, decision and determination made by the Administrator will, to the full extent permitted by Applicable Laws, be final and binding upon all parties.

15. Designation of Beneficiary

(a) If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s notional account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s notional account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and 15(b), the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by Treasury Regulation Section 1.423-2(f).

16. Transferability

Neither Contributions credited to a Participant’s notional account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds

The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings in which applicable local law requires that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party for Participants in non-U.S. jurisdictions. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.

2022 Proxy Statement  |  Matador Resources Company        B-7

ANNEX B

18. Adjustments, Dissolution, Liquidation, Merger or Other Corporate Transaction

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.

(c) Merger or Other Corporate Transaction. In the event of a merger, sale or other similar corporate transaction involving the Company, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period shall end. The New Exercise Date will occur before the date of the Company’s proposed merger, sale or other similar corporate transaction. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.

19. Amendment or Termination

(a) The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 18). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ notional accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under local laws, as further set forth in Section 12) as soon as administratively practicable.

(b) Without stockholder consent and without limiting Section 19(a), the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent

B-8        Matador Resources Company  |  2022 Proxy Statement

ANNEX B

necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(ii) altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;

(iii) shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;

(iv) reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(v) reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Participants.

20. Notices

All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares

(a) Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of Applicable Law.

22. Term of Plan

The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It will continue in effect until terminated pursuant to Section 19.

23. Stockholder Approval

The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

24. Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Texas and applicable federal law. Any reference in this Plan or in any agreements or other documents hereunder to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

2022 Proxy Statement  |  Matador Resources Company        B-9

ANNEX B

25. Severability

If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

26. Interpretation

Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference and shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

B-10        Matador Resources Company  |  2022 Proxy Statement

ANNEX C

ANNEX C

Non-GAAP Financial Measures

Adjusted EBITDA

We define, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA is not a measure of net income (loss) or cash flows as determined by GAAP. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.

Management believes Adjusted EBITDA is necessary because it allows us to evaluate our operating performance and compare the results of operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in calculating Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which certain assets were acquired.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as a primary indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

The following table presents our calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively:

Adjusted EBITDA—Matador Resources Company

Year Ended December 31, 2021

(In thousands)

Unaudited Adjusted EBITDA Reconciliation to Net Income:

Net income attributable to Matador Resources Company shareholders	$584,968

Net income attributable to non-controlling interest in subsidiaries	55,668

Net income	640,636

Interest expense	74,687

Total income tax provision	74,710

Depletion, depreciation and amortization	344,905

Accretion of asset retirement obligations	2,068

Unrealized gain on derivatives	(21,011)

Non-cash stock-based compensation expense	9,039

Net loss on asset sales and impairment	331

Expense related to contingent consideration	1,485

Consolidated Adjusted EBITDA	1,126,850

Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(74,877)

Adjusted EBITDA attributable to Matador Resources Company shareholders	$1,051,973

2022 Proxy Statement  |  Matador Resources Company        C-1

ANNEX C

Year Ended December 31, 2021

(In thousands)

Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:

Net cash provided by operating activities	$1,053,355

Net change in operating assets and liabilities	982

Interest expense, net of non-cash portion	71,028

Expense related to contingent consideration	1,485

Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(74,877)

Adjusted EBITDA attributable to Matador Resources Company shareholders	$1,051,973

Adjusted EBITDA—San Mateo (100%)

Year Ended December 31, 2021

(In thousands)

Unaudited Adjusted EBITDA Reconciliation to Net Income:

Net income	$113,607

Depletion, depreciation and amortization	30,522

Interest expense	8,434

Accretion of asset retirement obligations	247

One-time plant payment	1,500

Adjusted EBITDA	$154,310

Year Ended December 31, 2021

(In thousands)

Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:

Net cash provided by operating activities	$143,744

Net change in operating assets and liabilities	1,689

Interest expense, net of non-cash portion	7,377

One-time plant payment	1,500

Adjusted EBITDA	$154,310

Adjusted Free Cash Flow

Adjusted free cash flow is measured, on a consolidated basis for the Company, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as

C-2        Matador Resources Company  |  2022 Proxy Statement

ANNEX C

determined in accordance with GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its drilling, completion and equipping capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo.

Adjusted Free Cash Flow—Matador Resources Company

Year Ended December 31, 2021

(In thousands)

Net cash provided by operating activities	$1,053,355

Net change in operating assets and liabilities	982

San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(71,262)

Performance incentives received from Five Point	48,626

Total discretionary cash flow	$1,031,701

Drilling, completion and equipping capital expenditures	431,136

Midstream capital expenditures	63,359

Expenditures for other property and equipment	376

Net change in capital accruals	78,515

San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(28,614)

Total accrual-based capital expenditures(3)	544,772

Adjusted free cash flow	$486,929

(1)	Represents Five Point’s 49% interest in San Mateo discretionary cash flow.
(2)	Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures.
(3)	Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other immaterial midstream capital expenditures not associated with San Mateo.

Return on Average Capital Employed

Return on Average Capital Employed (ROACE) is defined as Adjusted EBITDA (defined above) attributable to Matador Resources Company shareholders, plus or minus (x) a discretionary adjustment for the estimated change in the value of the Company’s Delaware Basin acreage plus (y) cash inflows from (i) asset sales and other transactions and (ii) strategic midstream transactions divided by total capitalization (defined as total assets less total current liabilities). ROACE is not a measure of net income (loss) or cash flows as determined by GAAP. ROACE is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies.

2022 Proxy Statement  |  Matador Resources Company        C-3

ANNEX C

The following table presents our calculation of ROACE and the reconciliation of ROACE to the GAAP financial measure of net income.

	For the Years Ended
	December 31, 2021	December 31, 2020

($ in thousands)
Return on Average Capital Employed
Net income	$640,636
Adjustments to net income (see Adjusted EBITDA reconciliation)	411,337
(a) Adjusted EBITDA attributable to Matador Resources Company shareholders	$1,051,973
Cash inflows from midstream transactions	48,626
(b) Total cash inflows from midstream transactions and Adjusted EBITDA	$1,100,599
(c) Total assets	$4,262,153	$3,687,280
(d) Total assets – non-guarantor subsidiaries	894,062	836,925
(e) Total assets attributable to Matador Resources Company shareholders = [(c) – 49%*(d)]	$3,824,063	$3,277,187
(f) Total current liabilities	464,837	290,936
(g) Total current liabilities – non-guarantor subsidiaries	35,531	24,212
(h) Total current liabilities attributable to Matador Resources Company shareholders = [(f) – 49%*(g)]	447,427	279,072
Total Capitalization = [(e)-(h)]	$3,376,636	$2,998,115
(i) Average total capitalization for 2021 and 2020	$3,187,375
Return on average capital employed = [(b) / (i)]	34.5%

C-4        Matador Resources Company  |  2022 Proxy Statement

MATADOR RESOURCES COMPANY 5400 LBJ FREEWAY, SUITE 1500 DALLAS, TX 75240

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D79796-P70680                    KEEP THIS  PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MATADOR RESOURCES COMPANY
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
Nominees:

	1a. R. Gaines Baty	☐	☐	☐

	1d. James M. Howard	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain

2.	Approval of the First Amendment to the Matador Resources Company 2019 Long-Term Incentive Plan.				☐	☐	☐

3.	Approval of the Matador Resources Company 2022 Employee Stock Purchase Plan.				☐	☐	☐

4.	Advisory vote to approve the compensation of the Company’s named executive officers.				☐	☐	☐

5.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.				☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.
			Yes	No

Please indicate if you plan to attend this meeting.			☐	☐

    Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report for the year ended December 31, 2021, Notice of Annual Meeting and Proxy Statement are available at www.proxyvote.com

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

D79797-P70680

MATADOR RESOURCES COMPANY

Annual Meeting of Shareholders

June 10, 2022 9:30 A.M.

This proxy is solicited by the Board of Directors

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the internet at www.proxyvote.com. Have your proxy card in hand and follow the instructions.

Depending on concerns about the novel coronavirus, or COVID-19, we might hold a virtual Annual Meeting instead of holding an in-person meeting. We would publicly announce a determination to hold a virtual Annual Meeting in a press release available at our website, www.matadorresources.com, as soon as practicable before the meeting. In that event, the Annual Meeting would be conducted solely virtually, on the above date and time, via live audio webcast. You or your proxyholder could participate, vote and examine our shareholder list at the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/MTDR2022 and using your control number, but only if we decide to hold a virtual Annual Meeting.

The shareholder hereby appoints Joseph Wm. Foran and Timothy E. Parker, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MATADOR RESOURCES COMPANY that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 A.M., CDT on June 10, 2022, at the Hilton Dallas Lincoln Centre, Lakeside Ballroom, 5410 LBJ Freeway, Dallas, Texas 75240, and any adjournment or postponement thereof. The shareholder hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side